     As filed with the Securities and Exchange Commission on July 22, 1996
                                                      Registration No. 333-_____
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         COMMERCIAL FEDERAL CORPORATION
  (Exact name of the registrant as specified in its articles of incorporation)

              Nebraska                                   6120                               47-0658852
  (State or other jurisdiction of           (Primary Standard Industrial         (IRS Employer Identification No.)
   incorporation or organization)            Classification Code Number)

                             2120 South 72nd Street
                             Omaha, Nebraska  68124
                                 (402) 554-9200
         (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                              Mr. James A. Laphen
                                   President
                         Commercial Federal Corporation
                             2120 South 72nd Street
                             Omaha, Nebraska  68124
                                 (402) 390-5361
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

   Gary R. Bronstein, Esquire                       Paul M. Aguggia, Esquire
   Cynthia R. Cross, Esquire                            Breyer & Aguggia
Housley Kantarian & Bronstein, P.C.     AND            1300 I Street, N.W.
 1220 19th Street, N.W., Suite 700                        Suite 470 East
    Washington, D.C.  20036                          Washington, D.C.  20005

       Approximate date of commencement of proposed sale of the securities to the public: At the Acquisition Merger Effective Time, as defined in the Reorganization and Merger Agreement dated as of May 16, 1996 by and among the Registrant, Commercial Federal Bank, a Federal Savings Bank, Heritage Financial, Ltd. and Hawkeye Federal Savings Bank, attached as Annex A to the Prospectus/Proxy Statement.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                        Calculation of Registration Fee

=======================================================================================================================
                                                          Proposed maximum     Proposed maximum           Amount
    Title of each class of                Amount to         offering price     aggregate offering            of
  securities to be registered           be registered         per unit               price           registration fee
- -----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value (and
associated stock purchase rights) (1)  554,129 shares (2)         N/A            $39,681,178 (3)        13,685.00 (3)
=======================================================================================================================

(1) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.
(2) Represents the estimated maximum number of shares of common stock, par value $.01 per share, of Commercial Federal Corporation ("Commercial"), expected to be issued in exchange for up to 203,799 shares of common stock, par value $1.00 per share, of Heritage Financial, Ltd. ("Heritage"), upon consummation of the merger of Heritage with and into Commercial, described herein.
(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the book value ($71.61) of shares of Heritage common stock on June 30, 1996.
================================================================================

  Page 1 of ____  pages                             Exhibit Index on page ____

                            HERITAGE FINANCIAL, LTD.
                                 715 8th Street
                               Boone, Iowa  50036
                                 (515) 432-1220


                                                           _______   _____, 1996



  Dear Stockholder:

       You are invited to attend a special meeting of stockholders (the "Special Meeting") of Heritage Financial, Ltd. ("Heritage") to be held at __________________, ____________________, Boone, Iowa, on _________, _______
  __, 1996 at __:__ .m., local time. Notice of the Special Meeting, a Prospectus/Proxy Statement and a Proxy Card are enclosed.

       The Special Meeting has been called in connection with the proposed acquisition of Heritage and its principal subsidiary, Hawkeye Federal Savings Bank ("Hawkeye"), by Commercial Federal Corporation ("Commercial") and its principal subsidiary, Commercial Federal Bank, a Federal Savings Bank (the "Bank"), respectively, in accordance with the Reorganization and Merger Agreement dated as of May 16, 1996 by and among Commercial, the Bank, Heritage and Hawkeye (the "Merger Agreement"). Pursuant to the Merger Agreement (1) Heritage will merge into Commercial and the outstanding shares of Heritage's common stock will be converted into cash and shares of Commercial common stock as set forth below and in the accompanying Prospectus/Proxy Statement (the "Acquisition Merger") and (2) Hawkeye will, following the Acquisition Merger, merge into the Bank (collectively, the "Merger"). Pursuant to the Merger Agreement, each share of Heritage common stock outstanding at the time of the Acquisition Merger (except for (i) shares held by Heritage stockholders who have properly perfected dissenters' rights of appraisal ("Dissenting Shares"); and (ii) shares held by Heritage or any of its subsidiaries (other than shares held in any 401(k) plan or in a fiduciary capacity) will be converted into the right to receive (a) $18.73 in cash (subject to increase, as discussed below) and (b) a number of shares of Commercial common stock (such number of shares referred to as the "Exchange Ratio") based upon the "Average NYSE Closing Price" of Commercial common stock (i.e., the arithmetic mean of the per share closing price of the Commercial common stock as reported on the New York Stock Exchange ("NYSE") for the twenty-fifth through the sixth trading day inclusive immediately preceding the business day prior to the later of the date on which all requisite federal and state regulatory approvals are obtained (including the passage of any requisite waiting periods in respect thereof) or the date of the Special Meeting) (the "Determination Period") as follows: (i) if the Average NYSE Closing Price is equal to or greater than $33.50 but equal to or less than $36.00, the Exchange Ratio shall be 2.719 shares of Commercial common stock; (ii) if the Average NYSE Closing Price is less than $41.00 but greater than $36.00, the Exchange Ratio shall be that number of shares of Commercial common stock equal to the quotient that results by dividing 97.88 by the Average NYSE Closing Price; (iii) if the Average NYSE Closing Price is equal to or greater than $41.00 but equal to or less than $45.00, the Exchange Ratio shall be 2.387 shares of Commercial common stock; (iv) if the Average NYSE Closing Price is greater than $45.00 but less than $47.50, the Exchange Ratio shall be that number of shares of Commercial common stock equal to the quotient that results by dividing 107.43 by the Average NYSE Closing Price;
  (v) if the Average NYSE Closing Price is equal to or greater than $47.50 but less than or equal to $50.00, then the Exchange Ratio shall be 2.262 shares of Commercial common stock; and (vi) if the Average NYSE Closing Price is greater than $50.00, then the Exchange Ratio shall be equal to the quotient that results by dividing 113.08 by the Average NYSE Closing Price.

       The cash consideration to be received by Heritage stockholders in the Merger may be increased depending on the extent to which a currently impaired asset of Heritage recovers value prior to or for a certain period of time following the Merger. As of June 30, 1996, Heritage had approximately
  $1.8 million invested in assets secured by equipment leases (the "Bennett Funding Asset") sold by Bennett Funding Group and certain of its affiliates ("Bennett"). Pursuant to the Merger Agreement, Heritage has agreed that prior to the Merger it will either (i) sell the Bennett Funding Asset in its entirety or (ii) establish a specific loan loss reserve equal to the carrying value of the Bennett Funding Asset on the accounting records of Heritage. As of the date of this Prospectus/Proxy Statement, the Bennett Funding Asset has not been sold. However, as of June 30, 1996, Heritage established a specific loan loss reserve of $1.8 million for the entire amount of the Bennett Funding Asset. If the Bennett Funding Asset is sold prior to the effective time of the Merger, the cash portion of the Merger Consideration will be increased by the proceeds from such sale plus the tax benefit (expected to be calculated at a 36% rate) associated with any loss recognized on such sale. Commercial and Heritage have also agreed that, following the Merger and until the earlier of September 30, 1999 or the full collection of the Bennett Funding Asset, any cash proceeds (net of certain expenses) received from the sale or collection of the Bennett Funding Asset will be distributed to those individuals who were stockholders of Heritage immediately prior to the Merger, in the manner set forth in the Merger Agreement and a related agreement. See "The Merger -- Bennett Funding Asset" in the enclosed Prospectus/Proxy Statement for detailed information on the Bennett Funding Asset and the manner of its administration following consummation of the Merger in the event it is not sold prior thereto.

       Based on the closing price of Commercial common stock on the NYSE on ___________, 1996 of $_____ per share and assuming no value is recovered in connection with the Bennett Funding Asset, each share of Heritage common stock would be exchanged for $18.73 in cash and _____ shares of Commercial common stock. Such Exchange Ratio may increase or decrease depending on the Average NYSE Closing Price of Commercial common stock. Cash will be paid in lieu of fractional shares.

       Following the Merger, Commercial will be the resulting holding company, and the Bank will be the resulting subsidiary savings institution. Consummation of the Merger is conditioned upon, among other things, receipt of all required regulatory approvals and approval by Heritage's stockholders.

       At the Special Meeting, stockholders of Heritage will consider and vote upon approval of the Acquisition Merger and the Merger Agreement. In addition, the stockholders of Heritage may be asked to approve adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement. Your Board of Directors has approved the Merger Agreement, including the Acquisition Merger, and believes that the Acquisition Merger and the Merger Agreement are in the best interests of Heritage and its stockholders. Accordingly, your Board of Directors unanimously recommends that you vote FOR approval of the Acquisition Merger and the Merger Agreement and FOR adjournment of the Special Meeting, if necessary.

       Heritage's Board of Directors has received the opinion of its financial advisor, Hovde Financial, Inc., that the consideration to be received by Heritage's stockholders (without including any consideration resulting from the Bennett Funding Asset) in the Acquisition Merger is fair from a financial point of view.

       You are urged to read the accompanying Prospectus/Proxy Statement, which provides detailed information concerning the Merger and related matters.

       Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special Meeting.

                       Sincerely,

                       [SIGNATURE]

                       John F. Peterson
                       President and Chief Executive Officer

                            HERITAGE FINANCIAL, LTD.
                                 715 8th Street
                               Boone, Iowa  50036
                                 (515) 432-1220
                         ______________________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ___________, 1996
                         ______________________________

       NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Heritage Financial, Ltd. ("Heritage") will be held on ______________, ______________ __, 1996 at __:__ _.m. at
  ______________________, ______________, Boone, Iowa, for the following purposes:

       (1) To approve the merger of Heritage into Commercial Federal Corporation ("Commercial"), with Commercial as the surviving corporation, pursuant to which the outstanding shares of Heritage's common stock will be converted into cash and shares of Commercial common stock as set forth in the accompanying Prospectus/Proxy Statement (the "Acquisition Merger"), and to adopt the Reorganization and Merger Agreement by and between Commercial, Commercial Federal Bank, a Federal Savings Bank, Heritage and Hawkeye Federal Savings Bank dated as of May 16, 1996 (the "Merger Agreement"), which sets forth the terms and conditions of the Acquisition Merger and also provides for the subsequent merger of Hawkeye into the Bank, with the Bank as the surviving savings institution.

       (2) Adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement.

       (3) Such other business as may properly come before the Special Meeting or any adjournments thereof.

  NOTE: The Board of Directors of Heritage is not aware of any other business to come before the Special Meeting.

       The stockholders of Heritage have the statutory right to dissent from the Acquisition Merger and, if the Acquisition Merger is consummated, to receive payment in cash for the "fair value" of their shares of Heritage common stock upon strict compliance with the provisions of the Iowa Business Corporation Act ("IBCA"). A copy of Division XIII of the IBCA is attached to the Prospectus/Proxy Statement as Annex C.

       The Board of Directors of Heritage has fixed the close of business on ____________, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

                                 By Order of the Board of Directors,

                                 [SIGNATURE]

                                 John F. Peterson
                                 President and Chief Executive Officer
  Boone, Iowa
  _______________, 1996

  ------------------------------------------------------------------------------
  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
  -----------------------------------------------------------------------------

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

  Prospectus/Proxy Statement

                    ----------------------------------------
                         COMMERCIAL FEDERAL CORPORATION
                                   Prospectus
                      Up to 554,129 Shares of Common Stock
                           par value $0.01 per share
                    ----------------------------------------
                    ----------------------------------------
                           HERITAGE FINANCIAL, LTD.
                                Proxy Statement
                      For Special Meeting of Stockholders
                        To be held on ___________, 1996

                    ----------------------------------------

       This Prospectus/Proxy Statement is being furnished to the holders of the common stock, par value $1.00 per share ("Heritage Common Stock"), of Heritage Financial, Ltd. ("Heritage") in connection with the solicitation of proxies by Heritage's Board of Directors for use at a special meeting of stockholders (the "Special Meeting") to be held at __________________, ____________________, Boone, Iowa, on ______________, ______________ __, 1996
  at __:__ _.m., local time.

       The purposes of the Special Meeting and the matters to be acted upon are:
  (i) to consider and vote upon the proposed merger of Heritage into Commercial Federal Corporation ("Commercial"), with Commercial as the surviving corporation (the "Acquisition Merger"), in accordance with a Reorganization and Merger Agreement by and between Commercial; Commercial Federal Bank, a Federal Savings Bank (the "Bank"), the wholly-owned savings institution subsidiary of Commercial; Heritage; and Hawkeye Federal Savings Bank ("Hawkeye"), the wholly-owned savings institution subsidiary of Heritage, dated as of May 16, 1996 (the "Merger Agreement"), which sets forth the terms and conditions of the Acquisition Merger and also provides for the subsequent merger of Hawkeye into the Bank; (ii) to consider and vote upon adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement; and (iii) to consider and vote upon such other business as may properly come before the Special Meeting or any adjournments thereof.

       Pursuant to the Merger Agreement, each share of Heritage Common Stock outstanding at the time of the Acquisition Merger (except for (i) shares held by Heritage stockholders who have properly perfected dissenters' rights of appraisal ("Dissenting Shares"); and (ii) shares held by Heritage or any of its subsidiaries, other than shares held in any 401(k) plan or in a fiduciary capacity) will be converted into the right to receive (a) $18.73 in cash (subject to increase, as discussed below) and (b) a number of shares of common stock, par value $0.01 per share (the "Commercial Common Stock") of Commercial (such number of shares referred to as the "Exchange Ratio") based upon the "Average NYSE Closing Price" of Commercial Common Stock (i.e., the arithmetic mean of the per share closing price of the Commercial Common Stock as reported on the New York Stock Exchange ("NYSE") for the twenty-fifth through the sixth trading day immediately preceding the business day prior to the later of the date on which all requisite federal and state regulatory approvals are obtained (including the passage of any requisite waiting periods in respect thereof) or the date of the Special Meeting (the "Determination Period")) as follows: (i) if the Average NYSE Closing Price is equal to or greater than $33.50 but equal to or less than $36.00, the Exchange Ratio shall be 2.719 shares of Commercial Common Stock; (ii) if the Average NYSE Closing Price is less than $41.00 but greater than $36.00, the Exchange Ratio shall be that number of shares of Commercial Common Stock equal to the quotient that results by dividing 97.88 by the Average NYSE Closing Price; (iii) if the Average NYSE Closing Price is equal to or greater than $41.00 but equal to or less than $45.00, the Exchange Ratio shall be 2.387 shares of Commercial Common Stock;
  (iv) if the Average NYSE Closing Price is greater than $45.00 but less than $47.50, the Exchange Ratio shall be that number of shares of Commercial Common Stock equal to the quotient that results by dividing 107.43 by the Average NYSE Closing Price; (v) if the Average NYSE Closing Price is equal to or greater than $47.50 but less than or equal to $50.00, then the Exchange Ratio shall be 2.262 shares of Commercial Common Stock; and (vi) if the Average NYSE Closing Price is greater than $50.00, then the Exchange Ratio shall be equal to the quotient that results by dividing 113.08 by the Average NYSE Closing Price (the cash consideration, including any increase as described below, and shares of Commercial Common Stock to be received by holders of the Heritage Common Stock pursuant to the Merger Agreement are collectively referred to herein, as the context requires, as the "Merger Consideration").

       The cash consideration to be received by Heritage stockholders in the Merger may be increased depending on the extent to which a currently impaired asset of Heritage recovers value prior to or for a certain period of time following the Merger. As of June 30, 1996, Heritage had approximately $1.8 million invested in assets secured by equipment leases sold by Bennett Funding Group and certain of its affiliates (the "Bennett Funding Asset"). Pursuant to the Merger Agreement, Heritage has agreed that prior to the Merger, it will either (i) sell the Bennett Funding Asset in its entirety or (ii) establish a specific loan loss reserve equal to the carrying value of the Bennett Funding Asset on the accounting records of Heritage. As of the date of this Prospectus/Proxy Statement, the Bennett Funding Asset has not yet been sold. However, as of June 30, 1996, Heritage established a specific loan loss reserve of $1.8 million for the entire amount of the Bennett Funding Asset.
  If the Bennett Funding Asset is subsequently sold prior to the effective time of the Merger, the cash portion of the Merger Consideration will be increased by the proceeds from such sale plus the tax benefit (expected to be calculated at a 36% rate) associated with any loss recognized on such sale. Commercial and Heritage have also agreed that, following the Merger and until the earlier of September 30, 1999 or the full collection of the Bennett Funding Asset, any cash proceeds (net of certain expenses) received from the sale or collection of the Bennett Funding Asset will be distributed to those individuals who were stockholders of Heritage immediately prior to the Merger in the manner set forth in the Merger Agreement and a related agreement. For additional information, see "The Merger -- Bennett Funding Asset."

       Based on the closing price of Commercial Common Stock on the NYSE on ___________, 1996 of $_____ per share and assuming no value is recovered in connection with the Bennett Funding Asset, each share of Heritage Common Stock would be exchanged for $18.73 in cash and _____ shares of Commercial Common Stock. Cash will be paid in lieu of fractional shares.

       Commercial has filed a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Commercial Common Stock to be issued upon consummation of the Acquisition Merger. See "Available Information." This Prospectus/Proxy Statement constitutes a prospectus of Commercial with respect to the issuance of shares of Commercial Common Stock to the stockholders of Heritage upon consummation of the Acquisition Merger.

       THE BOARD OF DIRECTORS OF HERITAGE BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF HERITAGE'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ACQUISITION MERGER, INCLUDING THE MERGER AGREEMENT.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE AGENCY, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

       This Prospectus/Proxy Statement and the accompanying proxy card are first being sent to the stockholders of Heritage on or about __________, 1996.

       This Prospectus/Proxy Statement does not cover any resales of the Commercial Common Stock offered hereby to be received by the stockholders deemed to be affiliates of Commercial or Heritage upon consummation of the Merger. No person is authorized to make use of this Prospectus/Proxy Statement in connection with such resales, although such securities may be traded without the use of this Prospectus/Proxy Statement by those stockholders of Heritage not deemed to be affiliates of Commercial or Heritage.

       The date of this Prospectus/Proxy Statement is ___________, 1996.

                          PROSPECTUS/PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION........................................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  1

SUMMARY......................................................................  3
The Special Meeting of Heritage Stockholders.................................  3
Commercial Federal Corporation and Commercial Federal Bank,
a Federal Savings Bank.......................................................  3
Heritage Financial, Ltd. and Hawkeye Federal Savings Bank....................  4
The Merger...................................................................  4
Comparison of Stockholder Rights.............................................  8
Adjournment of Special Meeting...............................................  9

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
COMMERCIAL FEDERAL CORPORATION............................................... 10
Financial Condition Data and Capital Ratios.................................. 10
Operating Data............................................................... 11
Operating Ratios and Other Data.............................................. 12

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
OF HERITAGE FINANCIAL, LTD................................................... 13
Financial Condition Data and Capital Ratios.................................. 13
Operating Data............................................................... 14
Operating Ratios and Other Data.............................................. 14

INFORMATION CONCERNING THE SPECIAL MEETING................................... 15
General...................................................................... 15
Recent Events................................................................ 15
Solicitation, Voting and Revocability of Proxies............................. 16

THE MERGER................................................................... 17
General...................................................................... 17
Background of the Merger..................................................... 18
Reasons for the Merger and Recommendation of the
Heritage Board of Directors.................................................. 21
Financial Advisor and Opinion of Financial Advisor........................... 22
Conversion of Heritage Common Stock.......................................... 26
Treatment of Heritage Stock Options.......................................... 28
Bennett Funding Asset........................................................ 28
Dissenters' Rights of Appraisal.............................................. 29
Voting Agreements............................................................ 30
The Bank Merger.............................................................. 31
Management after the Merger.................................................. 31
Representations and Warranties............................................... 31
Covenants Pending the Acquisition Merger..................................... 31
No Solicitation.............................................................. 34
Conditions to Consummation of the Merger..................................... 34
Amendment or Termination of the Merger Agreement............................. 36

TABLE OF CONTENTS (continued)                                               Page
                                                                            ----

Termination Fee.............................................................. 36
Required Regulatory Approvals................................................ 37
Expenses..................................................................... 37
Closing; Merger Effective Times.............................................. 37
Employee Benefits after the Merger........................................... 37
Interests of Certain Persons in the Merger................................... 38
Federal Income Tax Consequences.............................................. 39
Accounting Treatment......................................................... 41
Resale of Commercial Common Stock; Restrictions on Transfer.................. 41
New York Stock Exchange Listing.............................................. 42
Vote Required................................................................ 42

COMMERCIAL FEDERAL CORPORATION AND
COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK.............................. 42

HERITAGE FINANCIAL, LTD...................................................... 43

BUSINESS OF HERITAGE FINANCIAL, LTD.......................................... 43

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.................................................... 62

REGULATION................................................................... 71

BENEFICIAL OWNERSHIP OF HERITAGE COMMON STOCK................................ 79

COMMON STOCK PRICES AND DIVIDENDS............................................ 81
Common Stock Prices.......................................................... 81
Dividends.................................................................... 82

COMPARISON OF STOCKHOLDER RIGHTS............................................. 82

ADJOURNMENT OF SPECIAL MEETING............................................... 86

LEGAL MATTERS................................................................ 86

EXPERTS...................................................................... 86

INDEPENDENT ACCOUNTANTS...................................................... 87

OTHER MATTERS................................................................ 87

INDEX TO FINANCIAL STATEMENTS OF HERITAGE FINANCIAL, LTD..................... 88

ANNEX:

    Annex A -- Reorganization and Merger Agreement (excluding exhibits);
               Asset Management Agreement.................................. A-1
    Annex B -- Opinion of Hovde Financial, Inc............................. B-1
    Annex C -- Division XIII of the Iowa Business Corporation Act.......... C-1

       No person is authorized to give any information or make any representation other than as contained or incorporated in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this Prospectus/Proxy Statement, or the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation. The information contained in this Prospectus/Proxy Statement speaks as of the date hereof unless otherwise specifically indicated. Information contained in this Prospectus/Proxy Statement regarding Commercial has been furnished by Commercial, and information herein regarding Heritage has been furnished by Heritage. Neither Commercial nor Heritage warrants the accuracy or completeness of information relating to the other party.


                             AVAILABLE INFORMATION

       Commercial has filed with the Commission the Registration Statement under the Securities Act relating to the shares of Commercial Common Stock to be issued in connection with the Acquisition Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal or regional offices of the Commission at the addresses listed below.

       Commercial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601, and World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents previously filed with the Commission by Commercial are hereby incorporated by reference in this Prospectus/Proxy
  Statement:

       (i) Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1995;

       (ii) Commercial's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996;

       (iii) Commercial's Current Reports on Form 8-K dated August 8, 1995, August 18, 1995, October 17, 1995, December 20, 1995, March 19,
             1996 and May 16, 1996 and Form 8-K/A dated December 18, 1995; and

       (iv) the description of the Commercial Common Stock set forth at Item 1 of Commercial's registration statement on Form 8-A dated July 3, 1985 (File No. 0-13082).

       All documents subsequently filed by Commercial with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be part hereof from the date of filing of such documents.

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded.

       This Prospectus/Proxy Statement incorporates by reference other documents relating to Commercial which are not presented herein or delivered herewith. These documents are available, without charge, upon request directed to Mr. Gary L. Matter, Commercial's Corporate Secretary, 2120 South 72nd Street, Omaha, Nebraska 68124, telephone (402) 390-5176. In order to ensure timely delivery of any requested documents, the request should be made no later than the close of business on ___________, 1996.

                                    SUMMARY

       This summary does not purport to be complete and is qualified in its entirety by the more detailed information and definitions appearing elsewhere herein, the annexes hereto and documents incorporated by reference herein and the consolidated financial statements of Heritage, including the notes thereto, included in this Prospectus/Proxy Statement.

  The Special Meeting of Heritage Stockholders

       The Special Meeting will be held on ______________, ______________ __,
  1996 at __:__ _.m. at the ______________, ____________________, Boone, Iowa.
  At the Special Meeting, stockholders of Heritage will consider and vote upon proposals (1) to approve the Acquisition Merger and the Merger Agreement; (2) to adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement; and (3) to vote upon any other business which may be properly brought before the Special Meeting. Stockholders of record at the close of business on ____________, 1996 (the "Record Date") will be entitled to one vote for each share then so held. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Heritage Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Heritage Common Stock is required to approve the Acquisition Merger and the Merger Agreement. The affirmative vote of a majority of the shares of Heritage Common Stock represented and voting at the Special Meeting is required to approve an adjournment of the Special Meeting. Heritage's directors and executive officers, and their affiliates, are expected to vote substantially all of the ________ shares of Heritage Common Stock (excluding stock options), beneficially owned by them as of the Record Date for approval of the Acquisition Merger and the Merger Agreement. See "The Merger --Voting Agreements."

       For additional information, see "Information Concerning the Special Meeting" herein.

  Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank

       Commercial is a unitary non-diversified savings and loan holding company whose primary asset is the Bank, the largest depository institution headquartered in Nebraska. At March 31, 1996, Commercial had assets of $6.6 billion and stockholders' equity of $400.4 million. Based upon total assets at that date, Commercial was the 18th largest publicly held thrift holding company in the United States. The Bank is a consumer-oriented financial institution that emphasizes traditional savings and loan operations, including single-family residential real estate lending, retail deposit activities and mortgage banking. At March 31, 1996, the Bank operated 38 branch offices in Nebraska, 20 branch offices in greater metropolitan Denver, Colorado, 18 branch offices in Oklahoma, 24 branch offices in Kansas and one branch office in Iowa. Subsequent to March 31, 1996, the Bank consolidated four branches in Nebraska due to market overlap resulting from the acquisition of Conservative Savings Corporation ("Conservative") and opened an additional branch in Oklahoma. Accordingly, at June 30, 1996, the Bank operated a 98 branch network. Throughout its 109 year history, the Bank has emphasized customer service. To serve its customers, the Bank conducts loan origination activities through its branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network consisting of approximately 400 mortgage loan originators. The Bank also provides insurance and securities brokerage and other retail financial services.

       On October 2, 1995, Commercial completed the acquisition of Railroad Financial Corporation ("Railroad"), headquartered in Wichita, Kansas, the holding company for Railroad Savings Bank, FSB. Railroad operated 18 full-service branch offices and 71 agency offices throughout the State of Kansas and, at acquisition date, had $602.9 million in total assets, $421.4 million in deposits and $27.7 million in stockholders' equity. On February 1, 1996, Commercial completed the acquisition of Conservative, headquartered in Omaha, Nebraska, the holding company for Conservative Savings Bank, FSB. Conservative operated seven offices in Nebraska, one office in Iowa and one office in Kansas, and at February 1, 1996 had $302.9 million in total assets, $197.9 million in deposits and $35.1 million in stockholders' equity.

       Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans) and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

       Complementing its strategy of internal growth, Commercial will continue to grow its five-state franchise through an ongoing program of selective acquisitions of other financial institutions. Acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

       Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

       For additional information, see "Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank" herein.

  Heritage Financial, Ltd. and Hawkeye Federal Savings Bank

       Heritage is a savings and loan holding company for Hawkeye. Heritage became the holding company for Hawkeye effective February 23, 1990. In 1992, Heritage acquired First Federal Savings Bank ("First Federal") of Carroll, Iowa in a voluntary supervisory conversion. First Federal was merged with Hawkeye in March 1995. Hawkeye's primary business is the solicitation of savings deposits from the general public and the origination of loans secured by residential real estate through its main office and six branch offices. Hawkeye participates in the secondary mortgage market through the purchase of mortgage-backed securities and through correspondent relationships which involve the origination of residential real estate loans. It also invests funds in securities approved for investment by federal regulations, including obligations of the United States and its agencies. Hawkeye has expanded its operations to include consumer and commercial lending, demand and commercial checking, and money market deposit accounts. Hawkeye's income is derived largely from interest and fees in connection with lending activities. Its principal expenses are interest paid on savings deposits and operating expenses. At March 31, 1996, Heritage had total consolidated assets of $185.4 million, total deposits of $160.1 million and total stockholders' equity of $14.0 million.

       Heritage's principal executive offices are located at 715 8th Street, Boone, Iowa 50036, and its telephone number at that address is (515) 432-1220.

       For additional information, see "Heritage Financial, Ltd.," "Business of Heritage Financial, Ltd." and the Consolidated Financial Statements of Heritage included elsewhere herein.

  The Merger

       General. The Merger Agreement provides for the acquisition of Heritage by Commercial, and the subsequent merger of Hawkeye into the Bank, as follows:
  (i) Heritage will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of Heritage Common Stock (except for (a) Dissenting Shares and (b) shares of Heritage Common Stock held by Heritage or any of its subsidiaries (other than shares held in any 401(k) plan or in a fiduciary capacity)) will be converted into cash and shares of Commercial Common Stock as set forth below under " -- Conversion of Heritage Common Stock" (the "Acquisition Merger"); and (ii) Hawkeye will, following the Acquisition Merger, merge into the Bank, with the Bank as the surviving savings institution (the "Bank Merger") (collectively, the "Merger"). Upon consummation of the Acquisition Merger (the "Acquisition Merger Effective Time"), Heritage will have merged into Commercial. Upon consummation of the Bank Merger (the "Bank Merger Effective Time"), Hawkeye will have merged into the Bank. Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution.
  It is anticipated that the Bank Merger Effective Time will occur immediately following the Acquisition Merger Effective Time.

       At a meeting held on May 16, 1996, the Board of Directors of Heritage (the "Heritage Board") unanimously adopted the Merger Agreement and approved the transactions contemplated thereby. The Heritage Board considered the Merger and the terms of the Merger Agreement, including the Merger Consideration, in light of economic, financial, legal, market and other factors and concluded that the Merger is in the best interests of Heritage and its stockholders.

       The Heritage Board believes that the Merger is in the best interests of Heritage and its stockholders and recommends that Heritage's stockholders vote FOR approval of the Merger Agreement and the Acquisition Merger. For additional information, see "The Merger -- General," "-- Background of the Merger" and "-- Reasons for the Merger and Recommendation of the Heritage Board of Directors" herein and the Merger Agreement attached as Annex A hereto.

       Financial Advisor and Opinion of Financial Advisor. The Board of Directors of Heritage has received the written opinion of its financial advisor Hovde Financial, Inc. ("Hovde") that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by holders of Heritage Common Stock in the Acquisition Merger (without including any consideration which may result from the sale or recovery of the Bennett Funding Asset) is fair from a financial point of view. A copy of the Hovde opinion dated ___________, 1996 is attached as Annex B hereto, and the description set forth herein is qualified in its entirety by reference to this opinion.

       Conversion of Heritage Common Stock. Pursuant to the Merger Agreement, each share of Heritage Common Stock outstanding at the Acquisition Merger Effective Time (other than Dissenting Shares and shares of Heritage Common Stock held by Heritage or any of its subsidiaries (other than shares held in any 401(k) plan or in a fiduciary capacity) will be converted into the right to receive (a) $18.73 in cash (subject to increase in the event of the sale or recovery of the Bennett Funding Asset) and (b) a number of shares of Commercial Common Stock (such number of shares referred to as the "Exchange Ratio") based upon the Average NYSE Closing Price of Commercial Common Stock (i.e., the arithmetic mean of the per share closing price of the Commercial Common Stock as reported on the NYSE for the twenty-fifth through the sixth trading day immediately preceding the business day prior to the later of the date on which all requisite federal and state regulatory approvals are obtained (including the passage of any requisite waiting periods in respect thereof) or the date of the Special Meeting) as follows: (i) if the Average NYSE Closing Price is equal to or greater than $33.50 but equal to or less than $36.00, the Exchange Ratio shall be 2.719 shares of Commercial Common Stock; (ii) if the Average NYSE Closing Price is less than $41.00 but greater than $36.00, the Exchange Ratio shall be that number of shares of Commercial Common Stock equal to the quotient that results by dividing 97.88 by the Average NYSE Closing Price; (iii) if the Average NYSE Closing Price is equal to or greater than $41.00 but equal to or less than $45.00, the Exchange Ratio shall be 2.387 shares of Commercial Common Stock; (iv) if the Average NYSE Closing Price is greater than $45.00 but less than $47.50, the Exchange Ratio shall be that number of shares of Commercial Common Stock equal to the quotient that results by dividing 107.43 by the Average NYSE Closing Price and
  (v) if the Average NYSE Closing Price is equal to or greater than $47.50 but less than or equal to $50.00, then the Exchange Ratio shall be 2.262 shares of Commercial Common Stock; and (vi) if the Average NYSE Closing Price is greater than $50.00, then the Exchange Ratio shall be equal to the quotient that results by dividing 113.08 by the Average NYSE Closing Price.

       The cash consideration to be received by Heritage stockholders in the Merger may be increased depending on the extent to which Heritage recovers value on the Bennett Funding Asset prior to or following the Merger. As of May 16, 1996, Heritage had approximately $1.8 million invested in the Bennett Funding Asset. Pursuant to the Merger Agreement, Heritage has agreed that prior to the Merger, it will either (i) sell the Bennett Funding Asset in its entirety, or (ii) establish a specific loan loss reserve equal to the carrying value of the Bennett Funding Asset on the accounting records of Heritage. As of the date of this Prospectus/Proxy Statement, the Bennett Funding Asset has not yet been sold. However, as of June 30, 1996, Heritage established a specific loan loss reserve of $1.8 million for the entire amount of the Bennett Funding Asset. If the Bennett Funding Asset is subsequently sold prior to the effective time of the Merger, the cash portion of the Merger Consideration will be increased by the proceeds from such sale plus the tax benefit (expected to be calculated at a 36% rate) associated with any loss recognized on such sale. Commercial and Heritage have agreed that, following the Merger and until the earlier to occur of September 30, 1999 or the full collection of the Bennett Funding Asset, any cash proceeds received (net of expenses) from the sale or collection of the Bennett Funding Asset will be distributed to those individuals who were stockholders of Heritage immediately prior to the Merger. For additional information see "The Merger--Bennett Funding Asset."

       Treatment of Heritage Stock Options. Immediately prior to the Acquisition Merger Effective Time, each holder of an option outstanding under the Heritage Financial, Ltd. 1994 Stock Option Plan (the "Heritage Option Plan"), whether or not the option is then exercisable, shall receive in cancellation of such option, for each share of Heritage Common Stock subject to such option, a cash payment in an amount equal to the Merger Consideration less the exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements. For additional information, see "The Merger -- Treatment of Heritage Stock Options" and "-- Interests of Certain Persons in the Merger" herein.

       Dissenters' Appraisal Rights. Under the provisions of Iowa law, stockholders of Heritage who object to the Acquisition Merger will have a statutory right to demand payment of the "fair value" of their Heritage Common Stock in cash. To perfect this right, a Heritage stockholder must (i) not vote his or her shares in favor of the Merger Agreement and the Acquisition Merger at the Special Meeting and (ii) must take such action as is required by the provisions of Part B of Division XIII of the Iowa Business Corporation Act ("IBCA"), including delivering written notice of objection to Heritage prior to the vote on the Merger Agreement and the Acquisition Merger at the Special Meeting. See "The Merger -- Dissenters' Rights of Appraisal" and Annex C hereto.

       Voting Agreements. Concurrent with the execution of the Merger Agreement, the directors and executive officers of Heritage entered into agreements with Commercial (the "Voting Agreements") to vote their shares of Heritage Common Stock in favor of the Merger Agreement and the Acquisition Merger. Such Voting Agreements cover the shares of Heritage Common Stock beneficially owned by the directors and executive officers of Heritage as of May 16, 1996 as well as any shares subsequently acquired. A total of _____ shares of Heritage Common Stock (a total of ___% of the shares outstanding as of the Record Date) are covered by the Voting Agreements. See "The Merger -- Voting Agreements."

       Conditions to the Merger. The obligations of Commercial and Heritage to effect the Merger are jointly subject to a number of conditions including, among other things, the receipt of Heritage stockholder and regulatory approval of the Merger and receipt of an opinion with respect to the tax effects of the Merger. The obligations of Commercial and the Bank to effect the Merger are subject to a number of additional conditions including, among other things, (i) receipt of a customary legal opinion from Heritage's legal counsel; (ii) receipt by Heritage and Hawkeye of certain third party consents and approvals; (iii) receipt of a letter from Heritage's independent public accountants regarding certain financial information included in this Prospectus/Proxy Statement and other matters; (iv) the accuracy of Heritage's and Hawkeye's representations and their performance of obligations and compliance with covenants and conditions under the Merger Agreement; (v) the receipt of all required governmental approvals without the imposition of any conditions which Commercial and the Bank determine to be unduly burdensome on the conduct of the business of Commercial or the Bank; (vi) the absence of a material adverse change (as defined in the Merger Agreement) in the financial condition, business and results of operations of Heritage and its subsidiaries taken as a whole; (vii) the holders of no more than 10% of Heritage Common Stock having perfected dissenters' rights of appraisal; and
  (viii) Heritage having charged off or sold the Bennett Funding Asset or established a specific loan loss therefor. The obligations of Heritage and Hawkeye to effect the Acquisition Merger and the transactions contemplated in the Merger Agreement are subject to a number of additional conditions regarding, among other things, (i) receipt of a customary legal opinion from Commercial's legal counsel; (ii) the accuracy of Commercial's and the Bank's representations and warranties and their performance of obligations and compliance with covenants and conditions under the Merger Agreement; (iii) the deposit by Commercial of the Merger Consideration with the Exchange Agent;
  (iv) the holders of no more than 10% of Heritage Common Stock having perfected dissenters' rights of appraisal; (v) the approval by the NYSE for listing of the shares of Commercial Common Stock to be issued in the Acquisition Merger; and (vi) receipt by Commercial and the Bank of certain third party consents and approvals. For additional information, see "The Merger -- Conditions to Consummation of the Merger" herein.

       Required Regulatory Approvals. The Merger is subject to the approval of the Office of Thrift Supervision (the "OTS"). Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. For additional information, see "The Merger -- Required Regulatory Approvals" herein.

       Termination of the Merger. The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval by Heritage stockholders, in a number of circumstances, including:
  (i) by mutual consent of the parties; (ii) at the election of either party, if the closing of the Merger shall not have occurred on or before January 31, 1997; (iii) by either party upon the occurrence of an event which renders satisfaction of one or more of the conditions to the obligations of the other party impossible; (iv) by Heritage at any time during the two business days commencing on the business day immediately following the end of the Determination Period if the Average NYSE Closing Price of Commercial Common Stock is less than $33.50; provided, however, that Heritage shall not be entitled to terminate the Merger Agreement on this basis if Commercial exercises its option to adjust the Merger Consideration so that it equals cash in the amount of $18.73 (subject to increase in the event of the sale or recovery of the Bennett Funding Asset) and that number of shares of Commercial Common Stock arrived at by dividing 91.08 by the Average NYSE Closing Price of Commercial Common Stock; or (v) by Heritage, in the event the fiduciary duties of the Heritage Board of Directors require such termination in connection with entering into an agreement with a third party. In the event the Merger Agreement is terminated by Heritage and, prior to such termination, a "Termination Event" (as such term is defined herein) has occurred (except if such termination is due to the noncompliance of Commercial or the Bank with their conditions under the Merger Agreement), Heritage will be obligated to pay a termination fee in the amount of $1.0 million. For additional information, see "The Merger -- Amendment or Termination of the Merger Agreement" and " -- Termination Fee".

       No Solicitation. The Merger Agreement provides that Heritage will not authorize or permit any representative of Heritage or any subsidiary to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "takeover proposal" (generally, any bona fide proposal other than as contemplated by the Merger Agreement, for a merger or other business combination involving Heritage or Hawkeye, for the acquisition of a 10.0% or greater equity interest in Heritage or Hawkeye or for the acquisition of a substantial portion of the assets of Heritage or Hawkeye). In addition, except as the fiduciary duties of Heritage's Board of Directors may otherwise require (as determined in consultation with legal counsel), Heritage may not (or authorize any representative to): (i) cooperate with, or furnish, or cause to be furnished, any non-public information concerning Heritage's business, properties or assets to any person or entity in connection with any takeover proposal; (ii) negotiate any takeover proposal with any person or entity; or
  (iii) enter into any agreement, letter of intent or agreement in principle as to any takeover proposal.

       Interests of Certain Persons in the Merger. Shares of Heritage Common Stock held by directors, officers and employees of Heritage will be converted into cash and Commercial Common Stock under the Merger Agreement on the same basis as shares held by other Heritage stockholders. Directors, officers and employees of Heritage who hold unexercised options to purchase Heritage Common Stock under the Heritage Option Plan at the Acquisition Merger Effective Time will have their stock options converted into cash under the terms of the Merger Agreement. At the Record Date, officers, directors and the estate of a former director of Heritage held options to purchase 23,037 shares of Heritage Common Stock at an exercise price of $56.00 per share.

       It is also currently anticipated that, as a result of the Merger, three executive officers and four other officers of Heritage will become entitled to severance payments and benefits under their current employment or severance agreements with Heritage and Hawkeye. The severance payments due such officers in connection with their termination of employment following the Merger have an approximate aggregate value of $892,000.

       Commercial has also agreed to indemnify the employees, agents, directors and officers of Heritage and its subsidiary to the same extent they are indemnified under Heritage's Articles of Incorporation or Bylaws in effect at the date of the Merger Agreement or arising by operation of law. In addition, with respect to persons serving as officers or directors of Heritage and Hawkeye immediately prior to the Acquisition Merger Effective Time, Commercial has further agreed to purchase individual directors' and officers' liability coverage with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time at an individual cost of not more than $3,500 per person and an aggregate cost of $55,000.

       For additional information, see "The Merger -- Management after the Merger," "-- Employee Benefits after the Merger" and "-- Interests of Certain Persons in the Merger" herein.

       Federal Income Tax Consequences. Commercial and Heritage will rely upon an opinion of Deloitte & Touche LLP, tax advisor to Commercial, to the effect that, among other things, (i) the Acquisition Merger should be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the gain, if any, to be realized by a Heritage stockholder who receives Commercial Common Stock and cash in exchange for Heritage Common Stock should be recognized, but not in excess of the amount of cash received; (iii) if the exchange has the effect of the distribution of a dividend (which determination is made on a stockholder-by-stockholder basis), then the amount of gain recognized that is not in excess of each stockholder's ratable share of undistributed earnings and profits should be treated as a dividend; and (iv) cash received by Heritage stockholders in lieu of fractional share interests in Commercial Common Stock should be treated as having been received as distributions in full payment in exchange for the fractional share interests in Commercial Common Stock which they would otherwise be entitled to receive and should qualify as capital gain or loss if the stockholders held the Heritage Common Stock as a capital asset at the Acquisition Merger Effective Time. For additional information, see "The Merger -- Federal Income Tax Consequences" herein.

       Accounting Treatment. The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, resulting in adjustments to Heritage's assets and liabilities to reflect their fair values at the date of the Acquisition Merger.

  Comparison of Stockholder Rights

       Upon consummation of the Merger, holders of Heritage Common Stock, whose rights are presently governed by Iowa law and Heritage's Articles of Incorporation and Bylaws, and indirectly Hawkeye's Charter and Bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by Nebraska law and by the Articles of Incorporation and Bylaws of Commercial, and indirectly by the Bank's Charter and Bylaws. Certain differences arise from the differences between Iowa and Nebraska corporate law, between the Articles of Incorporation and Bylaws of Heritage and the Articles of Incorporation and Bylaws of Commercial and between the Charter and Bylaws of Hawkeye and the Bank, including, among other things, the number of authorized shares of capital stock, the calling of special meetings of stockholders, cumulative voting in the election of directors, the number and term of directors, advance notice requirements for nominations of directors and presentation of new business at annual or special meetings of stockholders, limitations on acquisitions of capital stock, approval requirements for mergers, consolidations, sales of substantially all assets and dissolutions, limitations on directors' liability and amendment of corporate governing documents. In addition, Commercial has in effect a shareholder rights plans. For additional information, see "Comparison of Stockholder Rights" herein.

  Adjournment of Special Meeting

       In the event that there are not sufficient votes to approve the Acquisition Merger and the Merger Agreement at the time of the Special Meeting, stockholders of Heritage will consider and vote upon a proposal to adjourn the Special Meeting for the solicitation of additional votes in favor of the Acquisition Merger and the Merger Agreement. A majority of the shares of Heritage Common Stock represented and voting at the Special Meeting is required in order to approve any such adjournment. Heritage's Board of Directors unanimously recommends that stockholders vote FOR the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies.

       For additional information, see "Adjournment of Special Meeting" herein.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
                         COMMERCIAL FEDERAL CORPORATION

       The following summary consolidated financial data of Commercial as of and for the years ended June 30, 1995, 1994, 1993, 1992 and 1991 has been derived from and should be read in conjunction with Commercial's consolidated financial statements and the notes thereto, as restated to include the accounts and results of operation of Railroad. The following summary consolidated interim financial data for the nine months ended March 31, 1996 and 1995 has been derived from unaudited consolidated interim financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments except for the restatement of all prior periods as a result of the pooling of Railroad and the accelerated amortization of goodwill recorded during the nine months ended March 31,
  1995), considered necessary for a fair presentation. The summary consolidated financial data should be read in conjunction with Commercial's audited Consolidated Financial Statements and related Notes, which have been restated to include the accounts and results of operations of Railroad, as reflected on the Company's Current Report on Form 8-K dated March 19, 1996, which is incorporated herein by reference. The consolidated financial data for the nine months ended March 31, 1996 is not necessarily indicative of the operating results to be expected for the entire fiscal year.

Financial Condition Data and Capital Ratios:


                                                     At                                  At June 30,
                                                  March 31,   --------------------------------------------------------------
                                                    1996         1995         1994         1993         1992         1991
                                                 ----------      ----         ----         ----         ----         ----
                                                         (Dollars in thousands, except per share data)
  Total assets...............................    $6,617,488   $6,569,579   $5,982,307   $5,262,336   $5,035,913   $5,457,741
  Investment securities (1)..................       261,286      300,481      290,807      254,889      316,366      248,554
  Mortgage-backed securities (2).............     1,185,824    1,364,907    1,350,402      952,539      779,969    1,017,359
  Loans receivable, net (3)..................     4,792,918    4,540,692    3,970,626    3,655,740    3,460,294    2,962,688
  Goodwill and core value of deposits........        40,717       37,263       67,661       87,946       98,490      109,879
  Deposits...................................     4,334,125    4,011,323    3,675,825    2,731,127    2,660,489    2,608,811
  Advances from Federal Home Loan Bank.......     1,508,089    1,787,352    1,625,456    1,868,779    1,465,062    1,326,103
  Other borrowings...........................       220,090      273,676      224,072      231,828      499,790    1,192,371
  Stockholders' equity.......................       400,399      337,614      304,568      297,848      253,528      178,542
  Book value per common share................         26.57        23.65        21.51        21.28        20.95        20.97
  Tangible book value per common share (4)...         23.87        21.04        16.73        15.00        12.81         8.07
  Regulatory capital ratios of the Bank:
    Tangible capital.........................          5.97%        5.16%        4.69%        4.62%        2.95%        1.30%
    Core capital (Tier 1 capital)............          6.21%        5.47%        5.53%        5.93%        4.63%        3.19%
    Risk-based capital (Total capital).......         13.39%       13.12%       13.16%       12.81%        8.87%        6.66%

- --------------------
  (1) Includes investment securities available for sale totaling $9.8 million, $3.0 million, $5.4 million and $1.3 million, respectively, at March 31, 1996, June 30, 1995, 1994 and 1993. No investment securities were available for sale at June 30, 1992 and 1991.
  (2) Includes mortgage-backed securities available for sale totaling $288.8 million, $37.0 million, $45.0 million, $41.3 million, $20.8 million and $500.9 million, respectively, at March 31, 1996 and June 30, 1995, 1994, 1993, 1992 and 1991.
  (3) Includes loans held for sale amounting to $102.9 million, $113.4 million, $187.7 million, $171.8 million, $158.4 million and $154.4 million, respectively, at March 31, 1996 and June 30, 1995, 1994, 1993, 1992 and
       1991.
  (4) Calculated by dividing stockholders' equity, reduced by the amount of goodwill and core value of deposits, by the number of shares of Commercial Common Stock outstanding at the respective dates.

                        COMMERCIAL FEDERAL CORPORATION

Operating Data:

                                                  Nine Months Ended
                                                      March 31,                        Year Ended June 30,
                                                 -------------------   ----------------------------------------------------
                                                   1996       1995       1995       1994       1993       1992       1991
                                                 --------   --------   --------   --------   --------   --------   --------
                                                                           (Dollars in thousands, except per share data)
Interest income.................................  $367,958   $334,038   $454,368   $393,854   $404,628   $447,883   $520,153
Interest expense................................   248,673    221,709    304,526    256,102    276,584    352,527    456,651
                                                  --------   --------   --------   --------   --------   --------   --------
Net interest income.............................   119,285    112,329    149,842    137,752    128,044     95,356     63,502
Provision for loan losses.......................    (4,599)    (4,825)    (6,408)    (6,248)    (6,185)    (7,981)    (9,937)
                                                  --------   --------   --------   --------   --------   --------   --------
Net interest income after provision
  for loan losses...............................   114,686    107,504    143,434    131,504    121,859     87,375     53,565
Noninterest income..............................    35,939     33,779     45,066     44,693     34,442     77,817     57,349
General and administrative expenses.............    84,860     76,088    102,554     94,115     89,560     80,314     71,283
Amortization of goodwill and core value
  of deposits...................................     6,891      8,008     10,262     14,131     10,544     11,389     12,502
Accelerated amortization of goodwill............        --     21,357     21,357         --         --         --         --
Intangible assets valuation adjustment..........        --         --         --     52,703         --         --         --
                                                  --------   --------   --------   --------   --------   --------   --------
Income before income taxes, extraordinary
  items and cumulative effects of changes
  in accounting principles......................    58,874     35,830     54,327     15,248     56,197     73,489     27,129
Provision for income taxes......................    19,412     17,348     23,146     16,875     22,081     27,652     16,279
                                                  --------   --------   --------   --------   --------   --------   --------
Income (loss) before extraordinary items
  and cumulative effects of changes
  in accounting principles......................    39,462     18,482     31,181     (1,627)    34,116     45,837     10,850
Extraordinary items (1).........................        --         --         --         --         --     (5,046)    11,699
Cumulative effects of changes in
  accounting principles (2).....................        --         --         --      6,597         --         --         --
                                                  --------   --------   --------   --------   --------   --------   --------
Net income......................................  $ 39,462   $ 18,482   $ 31,181   $  4,970   $ 34,116   $ 40,791   $ 22,549
                                                  ========   ========   ========   ========   ========   ========   ========


                      (Table continued on following page)

                            COMMERCIAL FEDERAL CORPORATION

                                                Nine Months Ended
                                                    March 31,               Year Ended June 30,
                                                 ---------------   ----------------------------------------
                                                  1996     1995    1995    1994    1993     1992     1991
                                                 -------  ------  ------  ------  -------  -------  -------
                                                       (Dollars in thousands, except per share data)
  Operating Data, Continued:
  Earnings per share (fully diluted):
    Income (loss) before extraordinary
      items and cumulative effects of
      changes in accounting principles.........  $ 2.68   $1.28   $2.16   $(.11)  $ 2.42   $ 4.68   $ 1.24
    Extraordinary items (1)....................      --      --      --      --       --     (.52)    1.33
    Cumulative effects of changes in
       accounting principles (2)...............      --      --      --     .46       --       --       --
                                                 ------   -----   -----   -----   ------   ------   ------
    Net income.................................  $ 2.68   $1.28   $2.16   $ .35   $ 2.42   $ 4.16   $ 2.57
                                                 ======   =====   =====   =====   ======   ======   ======

  Cash dividends per common share (5)..........  $  .30     N/A     N/A     N/A      N/A      N/A      N/A
                                                 ======   =====   =====   =====   ======   ======   ======

  Operating Ratios and Other Data (3):
    Net interest rate spread during period.....    2.31%   2.30%   2.26%   2.43%    2.57%    2.03%    1.45%
    Net yield on interest-earning assets.......    2.52%   2.48%   2.46%   2.59%    2.65%    2.01%    1.18%
    Interest rate spread at end of period......    2.52%   2.17%   2.21%   2.33%    2.59%    2.25%    1.80%
    Return on average assets (4)...............     .80%    .39%    .49%    .09%     .67%     .79%     .39%
    Return on average equity (4)...............   14.45%   7.91%   9.98%   1.54%   12.39%   20.12%   14.29%
    Total number of branches at end of period..     101      78      89      73       55       54       55
- --------------------

  (1) For fiscal year 1992, represents the loss on early extinguishment of debt, net of income tax benefits, less the effect of the utilization of net operating losses carried forward; and for fiscal year 1991, represents the utilization of net operating losses carried forward that were not previously recognized for financial reporting purposes.
  (2) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the change in accounting for postretirement benefits, net of income tax benefit.
  (3) Ratios for the nine months ended March 31, 1996 and 1995 are annualized. Such annualized data does include nonrecurring items and is not necessarily indicative of results for the entire fiscal years.
  (4) Based on daily average balances during fiscal years 1995 and 1994 and on average monthly balances for fiscal years 1993, 1992 and 1991. Return on average assets and return on average stockholders' equity for the nine months ended March 31, 1996 are .87% and 15.69%, respectively, excluding the after-tax effect of the nonrecurring expenses associated with the Railroad merger ($2.8 million) and Commercial's 1995 proxy contest ($582,000). Return on average assets and return on average stockholders' equity for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million. Return on average assets and return on average stockholders' equity for fiscal year 1994 are .75% and 13.11%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43.9 million and $6.6 million, respectively.
  (5) Commercial established a quarterly dividend policy, and paid its first dividend thereunder, on October 31, 1995. See "Common Stock Prices and Dividends -- Dividends."

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                          OF HERITAGE FINANCIAL, LTD.

       The following table sets forth certain information concerning the consolidated financial data of Heritage Financial, Ltd. and subsidiaries as of and for the years ended June 30, 1995, 1994, 1993, 1992 and 1991 and is derived in part from, and should be read in conjunction with Heritage's consolidated financial statements and the notes thereto included in this Prospectus/Proxy Statement. With respect to the information for the nine month periods ended March 31, 1996 and 1995, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included (consisting solely of normal recurring accruals). The results for the nine months ended March 31, 1996, are not necessarily indicative of the results of the Company that may be expected for the entire year.


  Financial Condition Data and Capital Ratios:

                                                     At                        At June 30,
                                                  March 31,  ----------------------------------------------------
                                                    1996       1995       1994       1993       1992       1991
                                                 ----------  ---------  ---------  ---------  ---------  --------
                                                          (Dollars in thousands, except per share data)

  Total assets.................................   $185,399   $177,671   $172,459   $175,563   $178,802   $95,597
  Loans and mortgage-backed securities (1)(2)..    147,151    136,094    131,472    132,169    133,884    76,523
  Investments, including interest-bearing
    deposits (3)...............................     31,931     35,357     34,761     37,638     40,120    16,066
  Deposits.....................................    160,082    157,148    157,698    160,697    164,842    87,057
  Borrowed funds...............................     10,000      5,000         --        800      2,450        --
  Stockholders' equity.........................     14,046     13,654     12,975     11,457      9,132     7,755
  Book value per common share..................      77.71      76.26      73.23      65.78      52.78     49.33

  Regulatory capital ratios of Hawkeye:
    Tangible capital (4).......................       7.16%      7.17%      7.38%      6.66%      6.18%     7.02%
    Core capital (Tier 1 capital) (4)..........       7.16%      7.17%      7.38%      6.66%      6.18%     7.02%
    Risk-based capital (Total capital) (4).....      14.63%     16.82%     18.54%     18.08%     17.60%    16.15%

- --------------------

  (1) Includes mortgage-backed securities held for sale totaling $16.1 million, $18.2 million and $18.6 million, respectively, at June 30, 1993, 1992 and 1991. No mortgage-backed securities were available for sale at March 31, 1996, June 30, 1995 and 1994.
  (2) Includes loans held for sale amounting to $523,000, $7.9 million, and $1.9 million, respectively, at March 31, 1996, June 30, 1994 and 1993.
       No loans were held for sale at June 30, 1995, 1992 and 1991.
  (3) Includes investment securities available for sale totaling $19.6 million, $15.5 million, $18.4 million, $12.4 million, $5.1 million and $10,000, respectively, at March 31, 1996, June 30, 1995, 1994, 1993, 1992 and
       1991.
  (4) Ratios at June 30, 1994, 1993 and 1992 are combined average capital ratios of Hawkeye and First Federal Savings Bank of Carroll, Iowa. Each institution independently met minimum capital requirements for each respective period.

                           HERITAGE FINANCIAL, LTD.

                                              Nine Months Ended
                                                  March 31,                             Years Ended June 30,
                                              ------------------     ------------------------------------------------------------
                                                1996      1995              1995      1994         1993        1992      1991
                                                ----      ----              ----      ----         ----        ----      ----
                                                                     (Dollars in thousands, except per share)
Operating Data:
 Interest income............................   $10,598   $8,918           $12,107   $11,021      $12,935     $9,467   $8,891
 Interest expense...........................     5,993    4,929             6,734     5,704        6,845      5,671    5,796
                                               -------   ------           -------   -------      -------     ------   ------
  Net interest income.......................     4,605    3,989             5,373     5,317        6,090      3,796    3,095
 Provision for (reduction in allowance
  for) loans losses.........................        --       40                40      (130)        (130)       150      180
                                               -------   ------           -------   -------      -------     ------   ------
 Net interest income after provision
  for (reduction in) allowance for
  loan losses...............................     4,605    3,949             5,333     5,447        6,220      3,646    2,915
 Noninterest income.........................       652      189               329       902          858        460      354
 Noninterest expense........................     3,324    3,290             4,447     4,657        3,778      2,495    2,082
                                               -------   ------           -------   -------      -------     ------   ------
 Income before income taxes and
  cumulative effect of change
  in accounting principles..................     1,933      848             1,215     1,692        3,300      1,611    1,187
 Income tax expense.........................       757      282               389       205          887        560      468
                                               -------   ------           -------   -------      -------     ------   ------
 Income before cumulative effects of
  changes in accounting principles..........     1,176      566               826     1,487        2,413      1,051      719
 Cumulative effects of change in
  accounting principle......................        --       --                --       418           --         --       --
                                               -------   ------           -------   -------      -------     ------   ------
 Net income.................................   $ 1,176   $  566           $   826   $ 1,905      $ 2,413     $1,051   $  719
                                               =======   ======           =======   =======      =======     ======   ======

Earnings per share (fully diluted):
 Income before cumulative effect of
  change in accounting principle............   $  6.09   $ 3.20           $  4.64   $  8.46      $ 13.89     $ 6.57   $ 4.57
 Cumulative effect of change in
  accounting principle......................        --       --                --      2.38           --         --       --
                                               -------   ------           -------   -------      -------     ------   ------
 Net income.................................   $  6.09   $ 3.20           $  4.64   $ 10.84      $ 13.89     $ 6.57   $ 4.57
                                               =======   ======           =======   =======      =======     ======   ======

Cash dividends per common share.............   $  3.00   $ 2.51           $  3.50   $  2.46      $   .56     $  .39   $  .40
                                               =======   ======           =======   =======      =======     ======   ======

Operating Ratios and Other Data (1):
 Net interest rate spread during period.....      3.12%    2.93%             2.93%     2.93%        3.28%      3.37%    2.80%
 Net yield on average interest-earning
  assets....................................      3.46%    3.23%             3.24%     3.16%        3.52%      3.60%    3.30%
 Return on average assets (2)...............       .86%     .44%              .48%     1.09%        1.35%       .96%     .77%
 Return on average equity (2)...............     11.28%    5.70%             6.30%    15.67%       23.55%     14.41%   10.09%
 Total number of branches at end of period..         6        6                 6         6            6          6        3

- --------------------
  (1) Ratios for the nine months ended March 31, 1996 and 1995 are annualized. Such annualized data does include nonrecurring items and is not necessarily indicative of results for the entire fiscal years.
  (2)  Based on average monthly balances.

                  INFORMATION CONCERNING THE SPECIAL MEETING

  General

       This Prospectus/Proxy Statement is being furnished as part of the solicitation of proxies by the Board of Directors of Heritage from holders of the outstanding shares of Heritage Common Stock as of the Record Date for use at the Special Meeting to be held on __________, 1996, and any adjournments thereof. This Prospectus/Proxy Statement, and the accompanying proxy card, are first being mailed to stockholders of Heritage on or about __________, 1996.

       The principal purpose of the Special Meeting is to consider and vote upon the approval of the Acquisition Merger, pursuant to which Heritage will merge into Commercial, and the Merger Agreement among Commercial, the Bank, Heritage and Hawkeye, which sets forth the terms and conditions of the Acquisition Merger and also provides for the Bank Merger. See "The Merger -- Conversion of Heritage Common Stock." The Merger is subject to certain conditions, including regulatory approval of the OTS.

       In addition to approval of the Acquisition Merger and the Merger Agreement, the stockholders of Heritage may be asked to approve a proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement.

       In this Prospectus/Proxy Statement, the terms "Commercial" and "Heritage" refer to the parent corporation only or to both the parent corporation and its subsidiaries, depending on the context.

  Recent Events

       Deposit Insurance Premiums. The Bank's and Hawkeye's savings deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions to 0.31% of deposits for undercapitalized institutions.

       The FDIC also administers the Bank Insurance Fund ("BIF"), which has the same designated reserve ratio as the SAIF. On August 8, 1995, the FDIC adopted an amendment to the BIF risk-based assessment schedule which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. The FDIC amendment became effective September 30, 1995. Subsequently, the FDIC reduced the premium rate for the most highly rated BIF-insured institutions to the statutory minimum of $1,000 per semi-annual period. The FDIC amendment creates a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and places SAIF-insured savings institutions at a significant competitive disadvantage to BIF-insured institutions.

       A number of proposals have been considered to recapitalize the SAIF in order to eliminate the premium disparity. The U.S. Senate and the U.S. House of Representatives have both, as part of a budget reconciliation package to balance the federal budget, approved legislation requiring a one time assessment of an amount sufficient to bring the SAIF to a level equal to 1.25% of insured deposits (estimated to be approximately 0.85% of insured deposits) to be imposed on all SAIF-insured deposits held as of March 31, 1995. This assessment was originally scheduled to be payable during the first quarter of 1996. However, on April 25, 1996, this measure was dropped in order to pass the 1996 budget reconciliation bill. It is anticipated that this measure may be offered again this year but details are unclear. Assuming a 0.85% assessment on a $4.2 billion deposit base, the assessment would result, on a pro forma basis as of March 31, 1996, in a one-time after-tax charge of approximately $22.9 million to Commercial. Such assessment would have the effect of reducing the Bank's tangible capital to $371.7 million, or

  5.64% of adjusted total assets (historical - $394.6 million, or 5.97%), core capital to $389.2 million, or 5.89% of adjusted total assets (historical - $412.1 million or 6.21%), and risk-based capital to $425.1 million, or 12.70% of risk-weighted assets (historical - $448.0 million or 13.39%). The Bank would, on a pro forma basis as of March 31, 1996, continue to exceed the minimum requirements to be classified as a "well capitalized" institution under applicable regulations. If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Bank's deposit insurance premiums to the SAIF, thereby increasing net income in future periods.

       Also under consideration by Congress are proposals relating to merger of the BIF and SAIF funds, the elimination of the thrift charter and the federal tax implications of conversion to a national bank, including proposals that would require a recapture of a thrift institution's post-1987 tax bad debt reserve. Management of Commercial is unable to predict accurately at this time whether any of these proposals will be adopted in their current form or the impact of these proposals on Commercial.

       Management cannot predict at this time whether any of the above-described proposals will be enacted and, if enacted, what form the proposals will take.

       Payment of Accrued Tax Liabilities. As a result of the final disposition of a subsidiary's interest in a nuclear generating facility in Palo Verde, Arizona in February 1996, Commercial will pay accrued federal and state tax liabilities which were previously deferred for financial reporting purposes totalling approximately $51.8 million. These tax payments were paid in June 1996 for the federal tax liability and will be paid in September and October 1996 for the state tax liability. While these payments affect Commercial's cash flow position, they are not expected to have a material adverse impact on its financial condition and results of operations.

       Bennett Funding Asset. At June 30, 1996, Heritage had approximately $1.8 million in loans outstanding to Bennett and certain of its affiliates secured by equipment leases. Management of Heritage understands that approximately 10,000 individual investors and 200 financial institutions nationwide had similar investments or lending relationships with Bennett. Bennett filed for Chapter 11 bankruptcy protection on March 29, 1996, after the principals of the company were charged with various criminal offenses relating to the leasing transactions. Upon the filing of the Bennett bankruptcy case, the Bennett Funding Asset became nonperforming.

       Heritage management has retained legal counsel to assist Heritage in the bankruptcy proceedings and collection efforts. The reports from the bankruptcy trustee and legal counsel allege that significant fraudulent activity took place at Bennett. Based on this and other pertinent information, at June 30, 1996, Heritage management decided to fully reserve the entire Bennett Funding Asset which had the effect of reducing June 30, 1996 fourth quarter earnings by $1.8 million less the tax benefit of $600,000 for a net effect of $1.2 million. See "The Merger -- Bennett Funding Asset."

  Solicitation, Voting and Revocability of Proxies

       The Board of Directors of Heritage has fixed the close of business on the Record Date for the determination of the Heritage stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of Heritage Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Special Meeting. On the Record Date, there were approximately ____ holders of record of the _____ shares of Heritage Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Heritage Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. The affirmative vote of at least a majority of the outstanding shares of Heritage Common Stock is required to approve the Acquisition Merger and the Merger Agreement. The affirmative vote of a majority of the shares of Heritage Common Stock represented and voting at the Special Meeting is required to approve an adjournment of the Special Meeting. It is expected that substantially all of the ______ shares of outstanding Heritage Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of Heritage and their affiliates as of the Record Date will be voted FOR approval of the Acquisition Merger and the Merger Agreement. See also "The Merger -- Voting Agreements."

       If the accompanying proxy card is properly executed and returned to Heritage in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR approval of the Acquisition Merger and the Merger Agreement and FOR the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies. Except for procedural matters incident to the conduct of the Special Meeting, the Board of Directors of Heritage does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the Heritage proxy will vote the shares represented by such proxy on such matters as determined by a majority of Heritage's Board of Directors. Abstentions and broker non-votes will not be voted and, therefore, with respect to the proposal to approve the Acquisition Merger and the Merger Agreement, abstentions and broker non-votes will have the same effect as votes against approval of that proposal.

       The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Heritage at its headquarters address or by attending the Special Meeting and voting in person.

       The cost of soliciting proxies for the Special Meeting will be borne by Heritage. In addition to use of the postal system, proxies may be solicited personally or by telephone or telecopy by directors, officers and employees of Heritage, who will not be specially compensated for such activities. Heritage will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses incurred in that connection.



                                   THE MERGER

    (Proposal 1 -- Approval of the Acquisition Merger and Merger Agreement)

       The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, including the exhibits thereto, is qualified in its entirety by reference to the full text of such Merger Agreement, which is attached as Annex A to this Prospectus/Proxy Statement and is incorporated by reference herein.

  General

       The Merger Agreement provides for the acquisition of Heritage by Commercial, and the subsequent merger of Hawkeye into the Bank, as follows:
  (i) Heritage will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of Heritage Common Stock would be converted into cash and shares of Commercial Common Stock as set forth below (the Acquisition Merger); and (ii) Hawkeye will then merge into the Bank, with the Bank as the surviving savings institution (the Bank Merger) (collectively, the Merger). At the Acquisition Merger Effective Time, Heritage will have merged into Commercial. At the Bank Merger Effective Time, Hawkeye will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger

  Effective Time will occur immediately following the Acquisition Merger Effective Time. For additional information regarding the Merger, see the Merger Agreement, which is attached as Annex A hereto.

       Stockholders of Heritage are being asked to approve the Merger Agreement and the Acquisition Merger. The affirmative vote of at least a majority of the outstanding shares of Heritage Common Stock is required for Heritage's stockholders to approve the Merger Agreement and the Acquisition Merger.

  Background of the Merger

       Hawkeye converted from a federal mutual savings and loan association to a federal stock savings bank in 1984 and was later acquired by Heritage in 1990 as part of a holding company reorganization. In 1992, Hawkeye acquired First Federal in a voluntary supervisory conversion. First Federal was merged with Hawkeye in March 1995.

       Hawkeye's primary business has been the solicitation of deposits from the public and the origination of one-to four- family mortgage loans. However, over the period 1984-1996, Hawkeye has expanded its operations to include consumer and commercial lending, placed a greater emphasis on the development of retail banking products and initiated measures, such as the acquisition of First Federal, to expand market share in several Iowa communities. Heritage has also pursued the objective of controlling operating expenses as a means of improving overall profitability.

       Throughout the period following the conversion, Heritage considered its strategic alternatives, taking into account its market area and size, in light of the increased rate of consolidation in the financial services industry. In addition, consistent with the overall objective of enhancing the long-term value of stockholders' interests, management and the Board of Directors of Heritage considered unsolicited business combination proposals from various parties, including stockholders.

       Enhancing shareholder value has always been a priority for the Heritage Board. From time to time, Heritage has received expressions of interest from parties, usually another financial institution, seeking to acquire Heritage. Because a properly structured sale of Heritage could generally have the effect of maximizing shareholder value, such expressions of interest have been carefully evaluated by the Board. The Board has also periodically consulted with financial advisors regarding the value of Heritage and to obtain an overview of the market for community financial institutions.

       During 1993 and 1994, Heritage received acquisition proposals from three parties, including two Midwest-based community financial institutions. The Board responded to these proposals and authorized the potential acquirors to initiate a due diligence review of Heritage and Hawkeye. However, discussions with these parties either failed to lead to a firm and serious proposal or contemplated an inadequate level of consideration.

       At a regular board meeting in August 1995, the Board discussed the effects of the rapid consolidation that had been occurring among the providers of banking and financial services in Hawkeye's market. The Board considered the fact that the larger financial institutions that emerge from such consolidations may acquire substantial competitive advantages, including greater diversity in their loan portfolios, cost savings through the integration of redundant operations and support functions, improved access to capital and funding and the ability to spread the costs of developing new products and services over a wider customer base. The Board also reviewed other developments, such as the uncertainty surrounding the thrift industry due to the deposit insurance premium differential between institutions insured by the SAIF and those insured by the BIF, the anticipated effects on the thrift industry of regulatory agency consolidation and the attractiveness of thrift acquisition premiums.

       The Board concluded that, in light of current market conditions for thrift acquisitions, management should develop strategic options to enhance shareholder value, including the possible sale of Heritage. Further, the Board authorized the engagement of Hovde to assist in the development of strategic options and to assist the Board in determining whether a business combination would result in a return of value to Heritage stockholders that could not be achieved through Heritage's continued operation as an independent entity with continued emphasis on building shareholder value through expansion of operations, increasing earnings and enhancing operating efficiencies. Finally, the Board established an informal threshold of $22 million in total consideration for evaluation of the aggregate value of any proposal to acquire Heritage.

       In October 1995, Heritage entered into an agreement relating to financial advisory services with Hovde. During December 1995 and January 1996, Hovde contacted a number of financial institutions to determine whether they might be interested in a business combination with Heritage. Hovde also advised the Board of Directors throughout this period regarding the relative merits of remaining an independent entity.

       In early February 1996, Hovde reported to the Board that expressions of interest had been received from six potential acquirors, four of whom had submitted specific proposals in excess of the Board's threshold level and each of whom had commenced or completed a preliminary due diligence review of Heritage. The potential acquirors, which included Commercial, ranged from community financial institutions similar in business and geographic profile to Heritage to a large commercial bank headquartered in the Midwest. The proposals contemplated various forms of consideration ranging from (i) all cash, (ii) a combination of cash and/or common or preferred stock, or (iii) all common stock, or (iv) all preferred stock.

       After extensive review and discussion of the relative merits of each of the proposals obtained through Hovde, the Board concluded that the Commercial proposal, which at that point in time contemplated convertible preferred stock as consideration, was the most attractive based on the level and form of consideration offered by Commercial and the anticipated return to Heritage stockholders. The Board authorized management to enter into discussions with Commercial in order to refine certain issues relating to its proposal. The initial discussions with Commercial in mid-February 1996 focused on the acquisition of Heritage in a merger in which each outstanding share of Heritage Common Stock would be converted into shares of a new issue of Commercial convertible preferred stock valued at $125 per share or an aggregate purchase price of $24.2 million. However, those negotiations were discontinued after a brief period when concerns arose about the illiquidity and certain other features of the preferred stock, concerns which the Board believed could not be satisfactorily resolved with Commercial prior to the execution of a definitive agreement.

       Following the termination of discussions with Commercial, the Board concluded that it would be in the best interest of Heritage stockholders to continue the ongoing process of evaluation of the three remaining acquisition proposals obtained through Hovde. Based on further analysis of the these proposals, the Board eliminated two potential acquirors based on concerns about the illiquidity of the consideration being offered, the financial strength of the acquirors and the acquirors' ability to consummate the transaction in an timely manner. Consequently, the Board directed management to enter into discussions with the remaining possible acquiror, the large Midwestern commercial bank. Over a three-week period, management of Heritage, with the assistance of special legal counsel, Breyer & Aguggia, and its financial advisor, Hovde, attempted to negotiate the key terms of a definitive agreement with this potential acquiror. However, the negotiations were terminated in early March 1996 after a substantial disagreement emerged among the parties regarding the level of consideration as well as certain other terms of the proposed definitive agreement.

       After the termination of these discussions, the Board met on March 20, 1996 to review Heritage's strategic options, including consideration of Hawkeye's continued operation on a stand-alone basis and the prospects for continuing to pursue a business combination. The Board determined that, notwithstanding the fact that earlier discussions with Commercial has reached an impasse, significant shareholder value could be realized through a business combination with Commercial at the level of aggregate consideration previously discussed if the parties could resolve the Board's earlier concerns regarding the terms of the Commercial preferred stock. Accordingly, the Board authorized management to resume discussions with Commercial to determine if agreement could be reached on the earlier points of disagreement among the parties.

       Discussions with Commercial resumed following the Board's March 20, 1996 meeting. Management of Heritage reported to the Board on March 27, 1996 that significant progress had been made regarding the structure of the preferred stock issue proposed by Commercial. However, management further indicated that, as the discussions developed, new concerns had arisen regarding the possible impact of proposed federal income tax law changes on the tax-free status of the transaction if the form of consideration received by Heritage stockholders was Commercial preferred stock. Under certain congressional and Clinton Administration proposals then pending, which included a retroactive effective date, the receipt of preferred stock by the stockholders of a corporation that was a party to an otherwise tax-free reorganization would result in immediate recognition of taxable gain for the recipients if, under the proposed rules, the preferred stock was deemed to be functionally equivalent to a debt, rather than an equity, security. Although the parties believed that it might be possible to structure a transaction that would not be adversely affected by the enactment of this proposed legislation, as a consequence of the uncertainty regarding the effects of these proposals on the proposed transaction, as well as some continuing concern among Board members regarding the lack of liquidity in the proposed preferred stock, the Heritage Board concluded that it would be advisable to discuss with Commercial the possibility of an exchange of Heritage Common Stock for Commercial Common Stock.

       Following additional discussions, the parties reached a tentative agreement on an exchange of Heritage Common Stock for consideration of $122.35 per share with 80% of this amount payable in Commercial Common Stock and the balance in cash. The aggregate value of the proposed exchange was $23.6 million. However, immediately thereafter, as the parties proceeded to negotiate other terms of the definitive agreement, an issue arose, as described below, with respect to certain transactions involving Hawkeye and Bennett.

       During the period of negotiations with Commercial in late March 1996, Hawkeye had approximately $1.8 million invested in the Bennett Funding Asset. Approximately 10,000 investors and 200 financial institutions nationwide had similar investments or lending relationships with Bennett. Bennett filed for Chapter 11 bankruptcy protection on March 29, 1996 after the principals of the company were charged with various criminal offenses relating to the leasing transactions. Upon the filing of the Bennett bankruptcy case, Hawkeye's Bennett Funding Asset became nonperforming.

       Based on available information regarding the status of Hawkeye's interest in the Bennett Funding Asset, management of Heritage believed that it had a reasonable expectation of recovery with respect to some or all of the projected value of the Bennett Funding Asset. However, Commercial sought a downward price adjustment in light of the pending Bennett bankruptcy proceeding and questions regarding the adequacy of Hawkeye's lien priority to the leases collateralizing the Bennett Funding Asset.

       Over the course of negotiations, which continued through April and May 1996, the parties considered several alternative structures whereby Heritage stockholders would have the opportunity to realize the value of the Bennett Funding Asset. Ultimately, the parties agreed to structure the Merger Consideration in the manner detailed in this Prospectus/Proxy Statement. Over the same period, the parties continued to negotiate the other key terms and conditions of the definitive agreement. Throughout the negotiations, the Heritage Board periodically reviewed with management the status of the negotiations and provided its views on key issues. In addition, representatives of Heritage conducted a due diligence examination of Commercial since Commercial Common Stock would be issued as consideration to Heritage stockholders under the terms of the proposed transaction.

       On May 14, 1996, the Heritage Board met to consider the proposed definitive agreement with Commercial, including the proposed resolution of issues related to the Bennett Funding Asset. At the meeting, Breyer & Aguggia reviewed the Board's fiduciary obligations and Hovde reviewed the proposed Merger Consideration and the collar and price adjustments relative to the Merger Consideration in the event of potential movements in the price of Commercial Common Stock. Hovde also specifically reviewed the relationship between the Bennett Funding Asset and the Merger Consideration. The Board also extensively reviewed with legal counsel and with its financial advisor the proposed terms of the transaction compared to other comparable transactions; financial information regarding Commercial; the results of a due diligence analysis of Commercial; the proposed treatment of Hawkeye employees;

  and alternative valuations of Heritage. The Board also reviewed the prospects for realizing comparable stockholder returns by remaining an independent entity. Finally, the Board reviewed and discussed the text of Hovde's proposed opinion to the effect that the Merger Consideration (without any value attributed to the Bennett Funding Asset), as of such date, was fair, from a financial point of view, to the holders of Heritage Common Stock. The Board also reviewed the anticipated tax consequences of the transaction.

       On May 16, 1996, the Heritage Board met again, discussed the proposed transaction in detail, reviewed the text of Hovde's opinion dated May 16, 1996 and unanimously approved the Merger Agreement. The Board authorized management, in consultation with legal counsel, to enter into and carry out the Merger Agreement.

  Reasons for the Merger and Recommendation of the Heritage Board of Directors

       Heritage's Board of Directors believes that the terms of the Merger Agreement, which are the product of arm's length negotiations between representatives of Heritage and Commercial, are fair and in the best interests of Heritage and its stockholders. In the course of reaching its determination, the Heritage Board consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters. It should be noted that there is no affiliation between any of the directors and officers of the respective companies.

       In reaching its determination to approve the Merger Agreement, the Heritage Board considered all factors it deemed material, which included the following:

       (a) The Heritage Board analyzed information with respect to the financial condition, results of operations, cash flow, business and prospects of Heritage. In this regard, the Heritage Board analyzed the options of selling Heritage or continuing on a stand-alone basis. The range of values on a sale of control basis were determined generally to exceed the present value of Heritage shares on a stand-alone basis under business strategies that could be reasonably implemented by Heritage.

       (b) The Heritage Board considered the written opinion of Hovde that, as of May 16, 1996, the Merger Consideration (without any value attributed to the Bennett Funding Asset) to be received by holders of Heritage Common Stock pursuant to the Merger Agreement was fair to Heritage stockholders from a financial point of view. See "-- Financial Advisor and Opinion of Financial Advisor."

       (c) The Heritage Board considered the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, the controversy pertaining to the BIF/SAIF deposit insurance premium differential and federal regulatory agency consolidation and the importance of being able to capitalize on developing opportunities in these industries.

       (d) The Heritage Board considered the other terms of the Merger Agreement and exhibits, including the fact that the merger would, to the extent that the consideration consisted of Commercial Common Stock, generally be income tax free to Heritage stockholders. In addition, the Board considered the fact that the structure of the Merger Consideration would offer Heritage stockholders the opportunity to maximize the value of the Bennett Funding Asset while, at the same time, permit the sale of Heritage at a significant premium. The Heritage Board also considered the likelihood that another acquiror would treat the Bennett Funding Asset in a manner more favorable to Heritage stockholders and concluded that the approach to the Bennett Funding Asset set forth in the Merger Agreement had been negotiated fully and in good faith by the parties and was in the best interest of Heritage stockholders.

       (e) The Heritage Board considered detailed financial analyses, pro forma and other information with respect to Heritage and Commercial discussed by Hovde, as well as the Heritage Board's own knowledge of Heritage, Commercial and their respective businesses. In this regard, the latest publicly-available financial and other information for Heritage and Commercial were analyzed, including a comparison to publicly-available financial and other information for other similar savings institutions. The Board also considered the relative liquidity of Heritage Common Stock and Commercial Common Stock.

       (f) The Heritage Board considered the value of Heritage continuing as a stand-alone entity compared to the effect of Heritage combining with Commercial in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives.

       (g) The Heritage Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analyses, Commercial's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Merger on Commercial.

       (h) The Heritage Board considered the fact that the Merger Agreement prohibits Heritage from initiating, soliciting or encouraging discussions with third parties relating to alternative transactions and requires the payment of a termination fee of $1.0 million to Commercial in certain events, and the fact that Commercial required such provisions as a condition to entering into the Merger Agreement.

       The foregoing discussion of the information and factors considered by the Heritage Board is not intended to be exhaustive, but constitutes the material factors considered by the Heritage Board. In reaching its determination to approve and recommend the Merger Agreement, the Heritage Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Hovde referred to above, the Heritage Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of Heritage and its stockholders.

       FOR THE REASONS SET FORTH ABOVE, THE HERITAGE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF HERITAGE AND HERITAGE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF HERITAGE VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.
                ---

  Financial Advisor and Opinion of Financial Advisor

       Hovde has delivered to the Heritage Board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated May 16, 1996, the Merger Consideration is fair from a financial point of view to the stockholders of Heritage as of such date. Such opinion was updated as of the date hereof. In requesting Hovde's advice and opinion, no limitations were imposed by Heritage upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion.

       The full text of the opinion of Hovde, dated __________ ___, 1996, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B. Stockholders of Heritage should read this opinion in its entirety.

       HOVDE'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF HERITAGE AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF HOVDE SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

       The following is a brief summary of the analyses performed by Hovde in connection with its fairness opinion.

       During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of Commercial and Heritage and material prepared in connection with the Merger, including, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning Heritage and Commercial, including the consolidated statements of financial condition of Heritage and Commercial for each of the three fiscal years ended June 30, 1995, and the statements of financial condition and results of operations of Heritage and Commercial for the subsequent quarterly periods through March 31, 1996; (iii) the nature and terms of recent acquisition and merger transactions involving thrift institutions and thrift holding companies that Hovde considered reasonably similar to Heritage in size, financial character, operating character, historical performance and geographic market; and (iv) financial and other information provided to Hovde by the management of Commercial and Heritage. Hovde conducted meetings with members of senior management of Heritage and Commercial for purposes of reviewing the future prospects of Heritage and Commercial. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking and thrift industries and its general experience in securities valuations.

       In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and has relied upon the accuracy of the representations of the parties contained in the Merger Agreement. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Heritage. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of Commercial and Heritage made pursuant to the Merger Agreement, and did not independently attempt to verify any of such information.

       In connection with its opinion, Hovde performed various analyses with respect to Heritage. The following is a brief summary of such analyses, certain of which were presented to the Heritage Board by Hovde on or before May 16, 1996.

       Analysis of the Merger Consideration. Hovde reviewed the value of the Merger Consideration to be received by each Heritage stockholder. Hovde calculated that the Merger Consideration equated to approximately 159.88% of Heritage's fully diluted tangible book value at March 31, 1996, a multiple of approximately 27.2 times Heritage's earnings for the fiscal year ended June 30, 1995, a multiple of approximately 15.7 times Heritage's earnings for the 12 months ended March 31, 1996, and a premium to core deposits of approximately 5.25%. These multiples exclude the value of any contingent proceeds which may be received by the Heritage stockholders in the future in the event of recoveries of the Bennett Funding Asset, and further do not reflect the 100% reserve by Heritage of the Bennett Funding Asset in the quarter and fiscal year ended June 30, 1996, and the attendant reduction in Heritage's book value per share and earnings per share.

       Summary of Proposals. Hovde summarized the sales process, the parties contacted and the level of interest expressed by each party, including the value of the aggregate consideration offered to the stockholders of Heritage.

       Hovde also compared the significant terms of the Commercial proposal to that of the other institutions submitting proposals, including the value of
  the consideration offered.   This analysis showed, among other things, that
  the value of the Commercial proposal of $116.61 per share of Heritage Common Stock, plus the contingent proceeds of up to $5.83 per share based upon potential future recoveries of the Bennett Funding Asset, was considered higher than the value per share offered by the other prospective acquirors, especially given that 80% of the consideration was in the form of a tax-deferred, common stock exchange. Hovde examined the trading price and volume for Commercial Common Stock and the relationship between the trading characteristics of the common stocks of the other companies, as well as to a peer group of comparable companies.

       Analysis of Selected Mergers. As part of its analysis, Hovde reviewed three sets of mergers: (i) selected mergers involving thrifts headquartered anywhere in the United States completed since June 30, 1993 and announced on or before May 1, 1996 in which the total deal value was between $20 million and $30 million (the "Nationwide Mergers"); (ii) selected mergers involving thrifts headquartered in the Midwest announced between January 1, 1993 and May 1, 1996 in which the total deal value was between $20 million and $30 million (the "Midwestern Mergers"); and (iii) all mergers involving thrifts headquartered in Iowa announced since January 1, 1992 (the "Iowa Mergers"). The Nationwide Mergers consisted of 37 mergers involving thrifts headquartered anywhere in the United States; the Midwestern Mergers consisted of 18 mergers of thrifts headquartered in the Midwest; and the Iowa Mergers consisted of nine thrifts headquartered in Iowa. For each transaction, Hovde calculated the multiple of the offer value to the acquired company's: (i) earnings per share ("EPS") for the twelve months preceding ("LTM") the announcement date of the transaction; (ii) book value per share; (iii) tangible book value per share; and (iv) the tangible book premium to core deposits.

       The calculations for the Nationwide Mergers yielded a range of multiples of offer value to LTM EPS of 3.7 times to 33.5 times, with an average of 16.0 times and a median of 14.6 times; a range of multiples of offer value to book value of 0.83 times to 1.98 times, with an average of 1.51 times and a median of 1.51 times; a range of multiples of offer value to tangible book value of
  1.02 times to 1.98 times, with an average of 1.53 times and a median of 1.53 times; and a range of tangible book premium to core deposits of 0.17% to 15.49%, with an average of 6.81% and a median of 5.85%.

       The calculations for the Midwestern Mergers yielded a range of multiples of offer value to LTM EPS of 5.3 times to 33.5 times, with an average of 17.8 times and a median of 15.7 times; a range of multiples of offer value to book value of 1.13 times to 1.98 times, with an average of 1.46 times and a median of 1.39 times; a range of multiples of offer value to tangible book value of
  1.14 times to 1.98 times, with an average of 1.47 times and a median of 1.39 times; and a range of tangible book premium to core deposits of 1.99% to 15.49%, with an average of 7.08% and a median of 5.79%.

       The calculations of the Iowa Mergers yielded a range of multiples of offer value to LTM EPS of 10.1 times to 33.5 times, with an average of 16.6 times and a median of 13.5 times; a range of multiples of offer value to book value of 1.08 times to 1.71 times, with an average of 1.36 times and a median of 1.36 times; a range of multiples of offer value to tangible book value of
  1.08 times to 1.71 times, with an average of 1.38 times and a median of 1.36 times; and a range of tangible book premium to core deposits of 2.17% to 9.05%, with an average of 5.80% and a median of 5.91%.

       Hovde compared these multiples with the corresponding multiples for the Merger, valuing the shares of Commercial Common Stock that would be received pursuant to the Merger Agreement at $116.61 per share of Heritage Common Stock. In calculating the multiples for the Merger, Hovde used Heritage's EPS for the fiscal year ended June 30, 1995, and the 12 months ended March 31, 1996, book value per share and tangible book value per share as of March 31, 1996, and Hovde calculated that Heritage's fiscal year EPS, LTM EPS, book value per share, tangible book value per share and tangible book premium to core deposits were 27.2 times, 15.7 times, 1.6 times, 1.6 times, and 5.25%, respectively. These multiples exclude the value of any contingent proceeds which may be received by the Heritage stockholders in the future in the event of recoveries of the Bennett Funding Asset, and further do not reflect the 100% reserve by Heritage of the Bennett Funding Asset in the quarter and fiscal year ended June 30, 1996, and the attendant reduction in Heritage's book value per share and earnings per share.

       No company or transaction used in the above analysis as a comparison is identical to Heritage, Commercial or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

       Contribution Analysis. Hovde prepared a contribution analysis showing percentages of assets, deposits, common equity, and 1995 and estimated 1996 net income contributed to the combined company on a pro forma basis by Heritage and Commercial. This analysis showed, assuming Commercial's Common Stock price was at $37.00 per share, that Heritage, as of March 31, 1996, would contribute 2.73% of pro forma consolidated total assets, 3.56% of deposits, 3.39% of common equity, 2.91% of 1995 net income, and 2.54% of estimated 1996 net income (excluding the 100% reserve by Heritage in the quarter and fiscal year ended June 30, 1996, in connection with the Bennett Funding Asset). The stockholders of Heritage would own approximately 3.64% of the pro forma Common Shares outstanding of Commercial, assuming Commercial's Common Stock price was at $37.00 per share, based upon a price of $116.61 per share of Heritage Common Stock and excluding Heritage's outstanding stock options.

       Financial Implications to Heritage Stockholders. Hovde prepared an analysis of the financial implications of the Commercial offer to a Heritage stockholder. This analysis indicated that on a pro forma equivalent basis, at a $116.61 price per share of Heritage Common Stock with Commercial Common Stock trading at $37.00 per share, a stockholder of Heritage would achieve an increase in earnings per share of initially 43.3% in 1996 increasing to 84.1% in 2000, a decrease in per share dividends of initially 68.5% in 1996 but decreasing to 22.3% in 2000, and an increase in fully diluted book value per share of initially 13.1% in 1996 and increasing to 44.9% in 2000, as a result of the consummation of the Merger.

       Comparative Stockholder Returns. Hovde presented an analysis of comparative theoretical stockholder returns in several scenarios, including Heritage remaining independent, Heritage being acquired in 2001 and Heritage being acquired by Commercial at $116.61 per share. This analysis, which was based on the net present value of projected dividend streams and projected 1996 common stock valuations (using current price-to-earnings multiples), indicated total stockholder returns of 9.37% if Heritage remained independent, 22.45% for a merger in 2001 on the terms specified in the following paragraph, and 27.21% based on the acceptance of the offer from Commercial at $116.61 per share with the Commercial Common Stock trading at an assumed price of $37.00 per share.

       Discounted Cash Flow Analysis. Hovde performed a discounted cash flow analysis to determine a present value per share of Heritage Common Stock assuming Heritage continued to operate as a stand-alone entity and was acquired at a later date. This present value was determined by projecting Heritage's after-tax net income for the five fiscal years ended June 30, 1996 through 2000. Projected net income was determined through consultation with Heritage's management and generally included aggressive growth in assets (5% per year from 1996 through 2000), as well as progressively higher net income as a percent of average assets (increasing from .82% for 1996 to 1.01% for the twelve months ended June 30, 2000). "Terminal value" per share of Heritage Common Stock was determined by applying a price to earnings multiple of 14.6 times (being the median price to earnings multiple for Nationwide Mergers and acquisitions of similar-sized transactions) against Heritage's projected earnings at June 30, 2000. The present value of the terminal value was then determined using an annual discount rate of 13%. The above calculations resulted in a present value per fully diluted share of Heritage Common Stock of $105.58 per share.

       Although the summary set forth above does not purport to be a complete description of the analysis performed by Hovde, the material analyses performed by Hovde in rendering its opinion has been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Hovde believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all factors and analysis, would create an incomplete view of the process underlying the analyses by which Hovde reached its opinion. In addition, Hovde may have given various analyses more or less weight that other analyses, but no analysis was given materially more weight that any other analysis. Also, Hovde may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Hovde's view of the actual value of Heritage or the combined company.

       In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Heritage and Commercial. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analyses of the fairness of the Merger Consideration, from a financial point of view, to the holders of Heritage Common Stock. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde used in its analyses various projections of future performance prepared by the management of Heritage. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analysis. Hovde's opinion does not address the relative merits of the Merger as compared to any other business combination in which Heritage might engage. In addition, as described above, Hovde's opinion to the Heritage Board was one of several factors taken into consideration by the Heritage Board in making its determination to approve the Merger Agreement.

       Based upon the foregoing analyses and other investigations and assumptions set forth in its opinions without giving specific weightings to any one factor or comparison, Hovde determined that the Merger Consideration was fair from a financial point of view to the stockholders of Heritage. Hovde's fairness opinion does not take into account any adjustment to the Merger Consideration that may be provided for in the Merger Agreement.

       THE SUMMARY OF THE PRESENTATION BY HOVDE TO THE HERITAGE BOARD AS SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH PRESENTATION. THE PREPARATION OF A FAIRNESS OPINION INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSES AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES, AND, THEREFORE, SUCH AN OPINION IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. FURTHERMORE, IN ARRIVING AT ITS OPINION, HOVDE DID NOT ATTRIBUTE ANY PARTICULAR WEIGHT TO ANY ANALYSIS OR FACTOR CONSIDERED BY IT, BUT RATHER MADE QUALITATIVE JUDGMENTS AS TO THE SIGNIFICANCE AND RELEVANCE OF EACH ANALYSIS AND FACTOR. ACCORDINGLY, HOVDE BELIEVES THAT ITS ANALYSES AND THE SUMMARY SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE ANALYSES SET FORTH IN ITS REPORT TO THE HERITAGE BOARD AND ITS FAIRNESS OPINION. IN PERFORMING ITS ANALYSES, HOVDE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF COMMERCIAL OR HERITAGE. THE ANALYSES PERFORMED BY HOVDE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE PERFORMANCE.

       Hovde will receive a fee of approximately $422,000 for services rendered in connection with advising Heritage regarding the Merger Agreement, including the fairness opinion, plus reimbursement of out-of-pocket expenses. As of the date of this Prospectus/Proxy Statement, Hovde has received $105,640 of such fee.

  Conversion of Heritage Common Stock

       Exchange Ratio. Each share of Heritage Common Stock issued and outstanding at the Acquisition Merger Effective Time (other than (i) Dissenting Shares or shares owned or held by Heritage or its subsidiaries other than in a 401(k) plan or in a fiduciary capacity) will be converted into and represent solely the right to receive (a) $18.73 in cash (subject to increase in connection with the Bennett Funding Asset) and (b) a number of shares of Commercial Common Stock as follows: (i) if the Average NYSE Closing Price is equal to or greater than $33.50 but equal to or less than $36.00, the Exchange Ratio shall be 2.719 shares of Commercial Common Stock; (ii) if the Average NYSE Closing Price is less than $41.00 but greater than $36.00, the Exchange Ratio shall be that number of shares of Commercial Common Stock equal to the quotient that results by dividing
  97.88 by the Average NYSE Closing Price; (iii) if the Average NYSE Closing Price is equal to or greater than $41.00 but equal to or less than $45.00, the Exchange Ratio shall be 2.387 shares of Commercial Common Stock; (iv) if the Average NYSE Closing Price is greater than $45.00 but less than $47.50, the Exchange Ratio shall be that number of shares of Commercial Common Stock equal to the quotient that results by dividing 107.43 by the Average NYSE Closing Price; (v) if the Average NYSE Closing Price is equal to or grater than $47.50 but less than or equal to $50.00, then the Exchange Ratio shall be 2.262 shares of Commercial Common Stock; and (vi) if the Average NYSE Closing Price is greater than $50.00, then the Exchange Ratio shall be equal to the quotient that results by dividing 113.08 by the Average NYSE Closing Price.

       The cash consideration to be received by Heritage stockholders in the Merger may be increased depending on the extent to which the Bennett Funding Asset recovers value prior to or for a certain period of time following the Merger. Pursuant to the Merger Agreement, Heritage has agreed that prior to the Merger, it will either (i) sell the Bennett Funding Asset in its entirety, or (ii) establish a specific loan loss reserve equal to the carrying value of the Bennett Funding Asset on Heritage's accounting records. As of this Prospectus/Proxy Statement, the Bennett Funding Asset has not yet been sold. However, as of June 30, 1996, Heritage established a specific loan loss reserve of $1.8 million for the entire amount of the Bennett Funding Asset.
  If the Bennett Funding Asset is subsequently sold prior to the effective time of the Merger, the cash portion of the Merger Consideration will be increased by the proceeds from such sale plus the tax benefit (expected to be calculated at a 36% rate) associated with any loss recognized on such sale. Commercial and Heritage have also agreed that, following the Merger and until the earlier of September 30, 1999 or the full collection of the Bennett Funding Asset, any cash proceeds (net of certain expenses) received from the sale or collection of the Bennett Funding Asset will be distributed to those individuals who were stockholders of Heritage immediately prior to the Merger. For additional information see " -- Bennett Funding Asset." Based on the closing price of Commercial Common Stock on the NYSE on ___________, 1996, of $_____ per share and assuming no value is recovered in connection with the Bennett Funding Asset, each share of Heritage Common Stock would be exchanged for $18.73 in cash and _____ shares of Commercial Common Stock.

       No Fractional Shares. No fractional shares of Commercial Common Stock will be issued in the Merger. Instead, cash will be paid in lieu of any fractional share interests of Commercial Common Stock resulting from the Merger. No dividend or distribution with respect to Commercial Common Stock will be payable on or with respect to any fractional share interests, and no fractional share interest will entitle the owner thereof to vote or to any other rights of a stockholder of Commercial. The applicable cash value of each fractional share interest will be equal to the product of such fraction multiplied by the Average NYSE Closing Price for shares of Commercial Common Stock.

       Exchange of Heritage Stock Certificates. __________________________ is expected to act as the exchange agent (the "Exchange Agent") to effect the exchange of stock certificates in connection with the Acquisition Merger. As soon as practicable after the Acquisition Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each Heritage stockholder of record at such date whose Heritage Common Stock has been converted into cash and Commercial Common Stock, advising such stockholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Heritage Common Stock in exchange for cash and for new certificates of Commercial Common Stock. Promptly following receipt of such notice and transmittal form, holders of Heritage Common Stock certificates should surrender their certificates in accordance with the specified procedures. Upon surrender, each Heritage Common Stock certificate will be cancelled. The same procedures will apply to holders of certificates representing shares of Hawkeye common stock that were not exchanged for certificates of Heritage Common Stock upon the formation of Heritage in 1990.

       Until surrendered, certificates that prior to the Acquisition Merger Effective Time represented outstanding shares of Heritage Common Stock or, if applicable, Hawkeye common stock (other than Dissenting Shares) will be deemed for all corporate purposes to evidence the right to receive cash and that number of shares of Commercial Common Stock into which such shares of Heritage Common Stock have been converted. Until such certificates are so surrendered, no dividend payable to holders of Commercial Common Stock as of any record date subsequent to the Acquisition Merger Effective Time will be paid to the holders of such certificates. However, upon surrender of such certificates, there will be paid to the record holder of the certificates of Commercial Common Stock issued in exchange therefor the amount of dividends that theretofore have become payable with respect to such shares of Commercial Common Stock along with the amount of cash, if any, payable to the holder in lieu of fractional shares. No interest will be payable with respect to such dividends, cash paid in lieu of fractional shares or the cash portion of the consideration to be received in the Merger.

       If any certificate for shares of Commercial Common Stock is to be issued in a name other than the name in which the surrendered certificate is registered, it will be a condition of issuance that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting the issuance of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not owed. In the event any certificate for Heritage Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue, in exchange for such certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that Commercial may require the owner of such certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Commercial, Heritage, the Exchange Agent or any other party.

       Holders of Heritage Common Stock should NOT surrender their certificates until they receive written instructions from the Exchange Agent.

  Treatment of Heritage Stock Options

       Immediately prior to the Acquisition Merger Effective Time, each holder of an option outstanding under the Heritage Option Plan, whether or not the option is then exercisable, shall, in cancellation of such option, (such cancellation to be reflected in a written agreement) receive from Heritage per share of Heritage Common Stock subject to such option a cash payment in an amount equal to the per share value of the Merger Consideration, less the exercise price of such option, net of any cash which must be withheld under federal and state tax requirements. Immediately thereafter, Heritage will cancel each such option.

       See " -- Interests of Certain Persons in the Merger" for information regarding outstanding Heritage stock options.

  Bennett Funding Asset

       As of the date of this Prospectus/Proxy Statement, Heritage had approximately $1.8 million invested in the Bennett Funding Asset. Pursuant to the terms of the Merger Agreement, Heritage has agreed that it will either (i) sell the Bennett Funding Asset in its entirety or (ii) establish a specific loan loss reserve equal to the carrying value of the Bennett Funding Asset on Heritage's accounting records. If the Bennett Funding Asset is sold prior to the Acquisition Merger Effective Time, the cash portion of the Merger Consideration will be increased by the proceeds from such sale plus the tax benefit (expected to be calculated at the 36% rate) associated with any loss recognized on such sale. If the Bennett Funding Asset is not sold prior to the Acquisition Merger Effective Time, such asset will be managed pursuant to the terms of the Asset Management Agreement (the "Asset Management Agreement") entered into by the parties concurrent with the execution of the Merger Agreement. Any recovered value of the Bennett Funding Asset during the term of the Asset Management Agreement (net of certain expenses) will be disbursed to those parties who were stockholders of Heritage immediately prior to the Acquisition Merger Effective Time.

       Pursuant to the Asset Management Agreement, effective upon the Acquisition Merger Effective Time, the Bennett Funding Asset will be administered by a committee (the "Committee") consisting of three individuals, two of whom shall be individuals appointed by Hawkeye and the other of whom will be the Chairman of the Credit Committee of the Bank. The Committee's duties will consist of using its good faith efforts to collect any and all value recoverable on the Bennett Funding Asset through the sale thereof or otherwise, and to distribute such funds, net of certain expenses, to the former Heritage stockholders. The Bennett Funding Asset will be directly managed by such individuals designated by the Bank who serve in the Bank's corporate credit group (the "Managers"). Pursuant to the Asset Management Agreement, however, the Bank's obligation to provide the Managers may be terminated at the sole option of the Bank at any time beginning one year after the Acquisition Merger Effective Time if the hours actually spent by one or more Managers exceeds 160 hours within a six-month period. In the event of such early termination, the Committee may appoint another person or entity to manage the Bennett Funding Asset and seek to collect the value on or relating to the Bennett Funding Asset upon such terms and conditions as the Committee may determine; provided that in no event may the term of such alternative engagement exceed the term of the Asset Management Agreement. The Bank will be compensated for the time spent by such Managers in collecting the Bennett Funding Asset. Although the Managers will be directly responsible for the management of the asset, certain decisions will be reserved for the Committee.

       Under the Asset Management Agreement, distributions of proceeds from the collection of the Bennett Funding Asset, net of all related expenses, will be made on an annual basis, beginning on or about the first anniversary of the Acquisition Merger Effective Time. Distributions will be made semi-annually in the event the proceeds collected (net of expenses and a reserve necessary to pay the expenses reasonably expected to be incurred in the 30 days
  following the distribution) exceed $100,000.   The Asset Management Agreement
  provides that it will terminate upon the earlier of (i) the full collection of the Bennett Funding Asset, through sale or otherwise, and the distribution of the proceeds collected therefrom to the former stockholders of Heritage, or
  (ii) September 30, 1999; provided, however, that this date may be extended to December 31, 1999 if in the reasonable good faith and unanimous opinion of the Committee, immediately prior to September 30, 1999, further collection efforts are warranted. All funds, if any, received from the collection of the Bennett Funding Asset subsequent to the termination of the Asset Management Agreement will be for the benefit of the Bank.

       For additional information, see the Asset Management Agreement which is attached hereto as part of Annex A.

  Dissenters' Rights of Appraisal

       Under provisions of Division XIII of the Iowa Business Corporation Act ("IBCA") and in accordance with the procedures set forth in Part B thereof, a copy of which is attached to this Prospectus/Proxy Statement as Annex C, any holder of record or beneficial holder of Heritage Common Stock has the right to dissent from the Merger and demand payment of the fair value of his or her shares in cash. Any stockholder who wishes to assert dissenters' rights must file a written notice of his or her intent to demand payment with Heritage,
  Attention: John F. Peterson, President, 715 8th Street, Boone, Iowa 50036, before the vote on the Merger Agreement is taken at the Special Meeting and must refrain from voting in favor of the Merger Agreement. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

       A record holder of Heritage Common Stock may assert dissenters' rights as to fewer than all shares registered in that stockholder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Heritage in writing of the name and address of each person on whose behalf the stockholder asserts dissenters' rights.

       A beneficial stockholder may assert dissenters' rights as to shares held on the stockholders's behalf only if, in addition to meeting the other requirements to dissent, the beneficial stockholder (i) submits to Heritage the record stockholder's written consent to the dissent not later than the time the beneficial stockholder asserts dissenters' rights and (ii) asserts dissenters' rights with respect to all shares of which such stockholder is the beneficial stockholder or over which that beneficial stockholder has power to direct the vote.

       If the Merger Agreement is approved by the requisite vote of holders of Heritage Common Stock, Heritage is required to send a notice to all dissenting stockholders containing a form for demanding payment and payment demand and certificate surrender information (the "Dissenters' Notice") within 10 days after such approval. The date (the "Payment Demand Date") specified by Heritage for receiving payment demand (the "Payment Demand") from dissenting stockholders will be not less than 30 nor more than 60 days after the date on which the Dissenters' Notice was sent. Upon receipt of the Dissenters' Notice, each dissenting stockholder must return his or her Payment Demand and certificates no later than the Payment Demand Date as provided in the notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the Merger on May 16, 1996.

       If the Acquisition Merger is effected within 60 days after the Payment Demand Date, Heritage will pay each dissenting stockholder who properly complied with the statutory requirements the amount that Heritage estimates to be the fair value of such dissenting stockholder's shares, plus accrued interest from the Acquisition Merger Effective Time.

       If the Acquisition Merger is not effected within 60 days of the Payment Demand Date, Heritage will return all deposited certificates to any dissenting stockholders. If the Acquisition Merger is thereafter effected, Heritage will send a new Dissenters' Notice within 10 days of effecting the Acquisition Merger and repeat the payment demand procedures.

       If any dissenter is dissatisfied with Heritage's payment or offer, as the case may be, such dissenting stockholder may notify Heritage in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of such amount. This demand must be made by the dissenting stockholder within 30 days after Heritage made or offered payment for the dissenter's shares. Heritage may either accept such dissenting stockholder's estimate of fair value or commence a proceeding in the Iowa District Court of Boone County to determine the fair value of the shares of all dissenting stockholders whose own estimates of fair value are not accepted by Heritage.

       In the event any holder of Heritage Common Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements, the stockholder will be bound by the terms of the Merger Agreement and will not be entitled to payment for his or her shares under the IBCA. Any holder of Heritage Common Stock who wishes to object to the transaction and demand payment in cash for his or her shares should consider consulting his or her own legal advisor.

       Because an executed proxy relating to Heritage Common Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Merger Agreement, a dissenting stockholder who wishes to have his or her shares of Heritage Common Stock represented by proxy at the Special Meeting but preserve dissenters' rights must, in addition to the foregoing requirements, mark the proxy card either to vote against the Merger Agreement or to abstain from voting thereon.

       The foregoing, while a summary of all material provisions of Part B of Division XIII of the IBCA, is qualified in its entirety by reference to the text of such statutory provisions, which is set forth in Annex C herein.

  Voting Agreements

       As a condition to Commercial entering into the Merger Agreement, the 16 directors and executive officers of Heritage have entered into Voting Agreements with Commercial. Each Voting Agreement provides that the respective director or officer will vote all of his or her shares of Heritage Common Stock beneficially owned in favor of the Merger Agreement and the Acquisition Merger and prohibits such individual from voting his or her shares in favor of any (i) issuance of stock to any party other than Commercial or its affiliates or (ii) acquisition of stock or all or substantially all of the assets of Heritage by any party other than Commercial and its affiliates, or from exercising dissenters' rights under the IBCA. Each Voting Agreement prohibits the sale, assignment, pledge or transfer of shares subject to the Voting Agreement to a third party unless, as a condition to such transfer, such third party executes a voting agreement in the form acceptable to Commercial. Each Voting Agreement provides that it will terminate upon the earlier of (i) the Acquisition Merger Effective Time, and (ii) the termination of the Merger Agreement.

       The total number of shares of Heritage Common Stock subject to the Voting Agreements is _________, or ____% of the total shares outstanding as of the Record Date and entitled to vote at the Special Meeting.

   The Bank Merger

       Following the Acquisition Merger, Hawkeye will merge into the Bank, as a result of which the Bank will be the surviving savings institution. The Bank Merger will be undertaken subject to and upon the terms and conditions contained in the Merger Agreement and in the Bank Plan of Merger between Hawkeye and the Bank dated May 16, 1996. At the Bank Merger Effective Time, the shares of Hawkeye Common Stock issued and outstanding immediately prior thereto will be cancelled and the shares of the capital stock of the Bank outstanding immediately prior thereto will constitute the only outstanding shares of the capital stock of the Bank following consummation of the Bank Merger, the Charter and Bylaws of the Bank in effect immediately before the Bank Merger will be the Charter and Bylaws of the Bank immediately after the Bank Merger, the current home office of the Bank will continue to be the home office of the Bank, and the former home office of Hawkeye and all branch offices of the Bank and former branch offices of Hawkeye will be branch offices of the Bank. Following the Bank Merger, the Bank will continue to operate under the name "Commercial Federal Bank, a Federal Savings Bank." For additional information, see" -- Management after the Merger," " -- Employee Benefits after the Merger" and" -- Interests of Certain Persons in the Merger."

       The obligations of the parties to consummate the Bank Merger are subject to the receipt of OTS approval of the Bank Merger.

  Management after the Merger

       The directors and officers of Commercial and the Bank will not be affected by the Merger.

  Representations and Warranties

       Commercial and the Bank, and Heritage and Hawkeye, have given certain representations and warranties to each other in the Merger Agreement relating to, among other things, the following: the validity of their respective organizations; capitalization; ownership of their subsidiaries; financial statements and other reports; the absence of any undisclosed material adverse change in their business, financial conditions or results of operations; the accuracy and completeness of information contained in this Prospectus/Proxy Statement; disclosure of financial advisory, brokers' and finders' fees; the absence of undisclosed material pending or threatened litigation; their compliance with applicable state and federal law; their authority with respect to the Merger Agreement and related matters; absence of any violation of a provision of their governing documents, regulation or material agreement as a result of the Merger Agreement and the transactions contemplated thereby; the veracity of the information furnished to each other; certain agreements and instruments; and certain tax matters. Heritage and Hawkeye have made additional representations as to employment agreements and arrangements; employee benefits; their properties and assets; absence of any material contract defaults; certain environmental matters; the loan portfolio; real estate loans and investments; derivatives contracts; and insurance.

  Covenants Pending the Acquisition Merger

       In the Merger Agreement, Commercial, the Bank, Heritage and Hawkeye have agreed to use their best efforts, and to take all actions necessary or appropriate, to consummate the transactions contemplated by the Merger Agreement. Each party has also agreed to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data and all documents with respect to matters to which reference is made in the Merger Agreement.

       Pursuant to the Merger Agreement, Heritage has agreed that it and its subsidiaries, including Hawkeye, will conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices. Further, Heritage has agreed that it will not, without the prior written consent of Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Heritage's capital stock, including, but not limited to, any distribution related to the Bennett Funding Asset not otherwise contemplated by the Merger

  Agreement, except for the regular quarterly dividends on the Heritage Common Stock in an amount not to exceed $1.00 per share, per quarter to the extent that, with respect to each such quarterly dividend, (A) the dividend does not exceed Heritage's net income (as determined in accordance with generally accepted accounting principles ("GAAP") exclusive of the effects of the following two items: (1) the charge-off or reserve on the Bennett Funding Asset taken by Heritage and (2) any additional provisions for loan and real estate owned losses established by Heritage and Hawkeye pursuant to the Merger Agreement for the quarter for which the respective dividend is paid; and (B) such dividends are paid on or about the dates customarily fixed by Heritage for the payment of dividends; (ii) reacquire any of Heritage's outstanding shares; (iii) issue, sell or buy any shares of capital stock of Heritage or any of its subsidiaries, except for shares of Heritage Common Stock issued under the Heritage Option Plan; (iv) effect any stock split, stock dividend or other reclassification of Heritage Common Stock; or (v) grant any options or issue any warrants exercisable for, or securities convertible or exchangeable into, capital stock of Heritage or any Heritage subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Heritage or any of its subsidiaries.

       In addition, except as otherwise permitted by the Merger Agreement, Heritage and its subsidiaries shall not, without the prior written consent of
  Commercial:

       (i) sell or dispose of any significant assets of Heritage or any of its subsidiaries other than in the ordinary course of business consistent with past practices;

       (ii) merge or consolidate Heritage or any of its subsidiaries with, or otherwise acquire any other entity, or file any application or make any contract with respect to branching by Hawkeye (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property;

       (iii) change the articles of incorporation, charter documents or other governing instruments of Heritage or any of its subsidiaries, except as required by law or regulation;

       (iv) grant to any executive officer, director or employee of Heritage or any of its subsidiaries (a) any increase in annual compensation, except as previously disclosed to Commercial, or (b) any bonus type payment, except as previously disclosed to Commercial;

       (v) adopt any new or amend or terminate any existing employee plans or benefit arrangements of any type, or amend the terms of any outstanding awards under existing employee benefit plans;

       (vi) authorize severance pay or other benefits for any officer, director or employee of Heritage or any of its subsidiaries, other than as previously disclosed to Commercial;

       (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices;

       (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices;

       (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Heritage subsidiary or make additional investments in subsidiaries;

       (x) purchase any debt securities or derivative securities, including collateralized mortgage obligations ("CMOs") or real estate mortgage investment conduits products ("REMICs"), that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992, as revised, or purchase any derivatives contracts or structured notes;

       (xi) purchase any equity securities other than Federal Home Loan Bank ("FHLB") stock;

       (xii) make any investment which would cause Hawkeye to not be a qualified thrift lender under Section 10(m) of the Home Owners' Loan Act or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code;

       (xiii)  make any loan with a principal balance of $250,000 or more;

       (xiv) authorize capital expenditures other than in the ordinary course of business;

       (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by GAAP, or adopt or implement any change in its methods of accounting for federal income tax purposes;

       (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity; or

       (xvii)  commit to do any of the above.

  Notwithstanding the foregoing, Hawkeye is permitted to engage in any of the foregoing activities exclusively with the Bank.

       Heritage has further undertaken (i) to call the Special Meeting for the purpose of voting upon the Acquisition Merger and related matters, as soon as practicable, but in no event later than 60 days after the Registration Statement becomes effective; (ii) to recommend approval of the Acquisition Merger, except as the fiduciary duties of its Board of Directors otherwise requires; (iii) to use its best efforts to solicit from its stockholders proxies in favor of the approval of the Acquisition Merger and the Merger Agreement and to take all actions necessary to secure a vote of the holders of the Heritage Common Stock in favor of the transaction, except as the fiduciary duties of its Board of Directors may require; (iii) with Hawkeye, to use their respective best efforts to obtain the consent or approval of each person whose consent or approval is required in order to consummate the Acquisition Merger and the Bank Merger; (iv) to refrain from taking any action that would materially impede or delay consummation of the transactions contemplated by the Merger Agreement or that would prevent the transactions from qualifying as a reorganization within the meaning of Section 368 of the Code; (v) to refrain from making any press release, disclosure or statement to the press or any third party with respect to the transactions contemplated by the Merger Agreement, except as required by law, without the prior approval of Commercial; (vi) to furnish to Commercial, as soon as reasonably practicable after they become publicly available, its statements of financial condition and related statements of operations for all periods prior to the closing of the Acquisition Merger, such statements to be prepared in accordance with GAAP applied on a consistent basis and present fairly the financial condition and results of operations of Heritage (subject, in the case of unaudited financial statements to (A) normal year-end audit adjustments, (B) any other adjustments described therein, and (C) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet); (vii) prior to the Acquisition Merger Effective Time, with Hawkeye, to establish such additional provisions for loan and real estate owned losses as may be necessary in the sole determination of Commercial to conform Heritage's and Hawkeye's loan and real estate owned allowance practices and methods to those of Commercial and the Bank; provided, however, that Heritage and Hawkeye will not be required to take such action until (A) Heritage and Hawkeye provide to Commercial a written statement dated the date of the closing of the Acquisition Merger regarding the satisfaction of certain covenants or alternatively setting forth the circumstances that have prevented such conditions from being satisfied, and (B) Commercial and the Bank, after reviewing such certificate, provides to Heritage and Hawkeye a written waiver of any right they may have to terminate the Merger Agreement; and (viii) until the Acquisition Merger Effective Time, to promptly, but not less frequently than monthly, update the disclosure schedule provided to Commercial in connection with the execution of the Merger Agreement, to reflect any matters which have occurred from and after the date of the Merger Agreement which, if existing on the date of the Merger Agreement, would have been required to be described therein and which, in the case of all such updates other than the last such update prior to the Acquisition Merger Effective Time, reflect a material change from the information provided in the disclosure schedule.

  No Solicitation

       The Merger Agreement provides that Heritage will not authorize or permit any representative of Heritage or any subsidiary to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "takeover proposal" (generally, any bona fide proposal other than as contemplated by the Merger Agreement, for a merger or other business combination involving Heritage or Hawkeye, for the acquisition of a 10.0% or greater equity interest in Heritage or Hawkeye or for the acquisition of a substantial portion of the assets of Heritage or Hawkeye). In addition, except as the fiduciary duties of Heritage's Board of Directors may otherwise require (as determined in consultation with legal counsel), Heritage may not (or authorize any representative to): (i) cooperate with, or furnish, or cause to be furnished, any non-public information concerning Heritage's business, properties or assets to any person or entity in connection with any takeover proposal;
  (ii) negotiate any takeover proposal with any person or entity; or (iii) enter into any agreement, letter of intent or agreement in principle as to any takeover proposal. Further, Heritage has agreed to give prompt written notice to Commercial upon becoming aware of any takeover proposal, such notice to contain, at a minimum (except as the fiduciary duties of Heritage's Board of Directors may otherwise require), the identity of the persons submitting the takeover proposal, a copy of any written inquiry or other communication, the terms of the takeover proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest.

  Conditions to Consummation of the Merger

       The obligations of Commercial, the Bank, Heritage and Hawkeye to effect the Acquisition Merger and the Bank Merger are subject to the following conditions:

       (i) holders of the outstanding shares of Heritage Common Stock shall have approved the Merger Agreement and the Acquisition Merger;

       (ii) no order, decree or injunction shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings by any governmental or judicial or other authority;

       (iii) to the extent required by applicable law or regulation, all approvals of or filings with any governmental authority, including without limitation those of the OTS, the FDIC, the Federal Trade Commission, the Department of Justice, the Commission, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger and all other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied;

       (iv) the Registration Statement of which this Prospectus/Proxy Statement is a part shall have been declared effective and shall not be subject to a stop order of the Commission and, if the offer and sale of Commercial Common Stock in the Merger pursuant to the Merger Agreement is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner; and

       (v) receipt of an opinion of either Deloitte & Touche LLP, or other tax advisor reasonably acceptable to Commercial and Heritage, or a private letter ruling from the Internal Revenue Service ("IRS"), in form and content reasonably satisfactory to Commercial and Heritage, and upon which Heritage shareholders may rely, as to certain of the federal income tax consequences of the Acquisition Merger and the Bank Merger (see " -- Federal Income Tax Consequences").

       The obligations of Commercial and the Bank to effect the Merger and the transactions contemplated in the Merger Agreement are subject to the following additional conditions, among others, any of which may be waived by Commercial and the Bank: (i) Commercial shall have received from Heritage's counsel an opinion dated as of the closing date of the Merger covering certain matters;
  (ii) Heritage and Hawkeye shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Heritage and its subsidiaries, taken as a whole including, but not limited to, the consents of all lessors to their respective real estate and other leases that may be required for the consummation of the Merger; (iii) Commercial shall have received from McGladrey & Pullen, LLP letters regarding certain financial information included in this Prospectus/Proxy Statement and other matters; (iv) between the date of the Merger Agreement and the closing date of the Merger, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Heritage and any Heritage subsidiaries, taken as a whole, other than (A) any such change attributable to or resulting from any change in law, regulation or GAAP or regulatory accounting principles, including but not limited to, changes resulting from amendments to or modifications of any law, rule or regulation relating to the bad debt reserve of or the deduction taken by thrift institutions or any special insurance premium assessment by the FDIC on SAIF-insured deposits which impairs Heritage and other comparably sized and otherwise comparable thrift institutions in a substantially similar manner, (B) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting Heritage and other comparably sized and otherwise comparable thrift institutions to a similar extent and in a similar manner, and (C) any change in circumstances regarding the Bennett Funding Asset;
  (v) the representations and warranties of Heritage and Hawkeye shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty that specifically relates to an earlier date); Heritage and Hawkeye shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Heritage shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to that effect; (vi) all governmental approvals required by the Merger Agreement to consummate the transactions contemplated thereby shall have been obtained without the imposition of any conditions which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank; and, in the sole discretion of Commercial, substantially diminish the benefits expected to be received by Commercial from the transactions contemplated by the Merger Agreement; (vii) holders of no more than 10% of the issued and outstanding shares of Heritage Common Stock, net of treasury shares, shall have made the demands and given the notices required under the IBCA to assert dissenters' appraisal rights; and (viii) Heritage shall have charged off the Bennett Funding Asset and either sold the Bennett Funding Asset or, if applicable, established a specific loan loss reserve therefor in accordance with the provisions of the Merger Agreement.

       The obligations of Heritage and Hawkeye to effect the Acquisition Merger and the transactions contemplated by the Merger Agreement are subject to the following additional conditions, among others, any of which may be waived by Heritage and Hawkeye: (i) Heritage shall have received from counsel to Commercial an opinion dated as of the closing date of the Merger covering certain matters; (ii) the representations and warranties of Commercial and the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Heritage a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to that effect; (iii) a certificate for the required number of whole shares of Commercial Common Stock, as determined in accordance with the Merger Agreement, and cash for the cash consideration to be received by Heritage stockholders and cash for the fractional share interests, as so determined, shall have been delivered to the Exchange Agent and Heritage shall have received a certificate to that effect from the Exchange Agent; (iv) in addition to the required governmental approvals, Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and its subsidiaries, taken as a whole; (v) holders of no more than 10% of the issued and outstanding shares of Heritage Common Stock, net of treasury shares, shall have made the demands and given the notices required under the IBCA to assert dissenters' appraisal rights; and (vi) the shares of Commercial Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

       There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible to satisfy in any material respect, the other party may elect to terminate the Merger Agreement. See " -- Amendment or Termination of the Merger Agreement."

  Amendment or Termination of the Merger Agreement

       The Merger Agreement may be amended, whether before or after approval by stockholders of Heritage, by an agreement in writing executed in the same manner as the Merger Agreement and authorized or ratified by the Boards of Directors of Heritage, Hawkeye, Commercial and the Bank, except that after approval of the Merger Agreement by Heritage's stockholders, no such amendment without further approval by Heritage's stockholders may change the amount or form of the consideration to be received by Heritage's stockholders in the Merger.

       The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval by Heritage stockholders: (i) by mutual written consent of the parties; (ii) at the election of either party, if the closing of the Merger shall not have occurred on or before January 31, 1997 or such later date as may be agreed to in writing by the parties, provided that the right to terminate under this provision shall not be available to any party whose failure to perform an obligation has been the cause of, or has resulted in, the failure of the closing to occur on or before such date; (iii) by Commercial upon delivery of written notice of termination to Heritage if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Commercial and the Bank to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Commercial; (iv) by Heritage upon delivery of written notice of termination to Commercial if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Heritage to effect the Merger set forth in the Merger Agreement and noncompliance is not waived by Heritage; (v) by Heritage at any time during the two business days commencing on the business day immediately following the end of the Determination Period, if the Average NYSE Closing Price of Commercial Common Stock is less than $33.50, as adjusted for any stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement; provided, however, that Heritage shall not be entitled to terminate the Merger Agreement on this basis if Commercial exercises its option to adjust the Merger Consideration so that the aggregate per share value of the Merger Consideration Merger Consideration consists of cash in the amount of $18.73 (subject to increase in the event of the sale or recovery of the Bennett Funding Asset) and that number of shares of Commercial Common Stock arrived at by dividing 91.08 by the Average NYSE Closing Price; and (vi) by Heritage if in the exercise of its good faith and reasonable judgment as to fiduciary duties to its stockholders imposed by law, as advised by special counsel, the Board of Directors of Heritage determines that such termination is required in connection with entering into an agreement with a third party to engage in an "Acquisition Transaction" (as such term is defined below), provided that Heritage must notify Commercial promptly of its intention to terminate the Merger Agreement and Heritage's ability to terminate the Merger Agreement is conditioned upon its prior payment of the $1.0 million termination fee required by the Merger Agreement.

       In the event the Merger Agreement is terminated, the Merger Agreement becomes void and will have no further effect with the exception that the provisions regarding (i) brokers and finders fees; (ii) publicity regarding the Merger Agreement; (iii) payment of expenses; and (iv) confidentiality will survive any such termination and abandonment. In addition, in the event of a termination due to the inability of one of the parties to satisfy one or more of the conditions to its obligation to effect the Merger, the termination of the Merger Agreement will not relieve the breaching party from liability for an uncured, intentional and willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

  Termination Fee

       The Merger Agreement further provides that in the event the Merger Agreement is terminated by either Commercial or Heritage in accordance with the Merger Agreement (other than if terminated by Heritage as a result of Commercial's or the Bank's noncompliance with the conditions set forth in
  Section 5.3(b) of the Merger Agreement) and, prior to such termination a "Termination Event" (as defined below) has occurred, Heritage or Hawkeye shall be obligated to pay to Commercial or the Bank, upon demand, a termination fee of $1.0 million. A "Termination Event" is defined in the Merger Agreement to mean either of the following: (i) Heritage, or any subsidiary having entered into an agreement to engage in an "Acquisition Transaction" (as defined below) with any person or group other than Commercial or an affiliate of Commercial, or the Board of Directors of Heritage having recommended that the stockholders of Heritage approve or accept any "Acquisition Transaction" (as defined below) with any party other than Commercial or an affiliate of Commercial; or (ii) after a bona fide proposal is made by any party other than Commercial or an affiliate of Commercial to Heritage or its stockholders to engage in an "Acquisition Transaction", either
  (A) Heritage breaches any covenant or obligation contained in the Merger Agreement and such breach would entitle Commercial to terminate the Merger Agreement or (B) the holders of Heritage Common Stock do not approve the Merger Agreement at the Special Meeting, such meeting is not held or is cancelled prior to the termination of the Merger Agreement, or Heritage's Board of Directors withdraws or modifies in a manner adverse to Commercial its recommendation with respect to the Merger Agreement.

       For purposes of the Merger Agreement, the term "Acquisition Transaction" is defined to mean: (i) a merger or consolidation or any similar transaction involving Heritage or any subsidiary of Heritage; (ii) a purchase, lease or other acquisition of all or substantially all of the assets of Heritage or any Heritage subsidiary; or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the equity securities of Heritage or any Heritage subsidiary.

  Required Regulatory Approvals

       The Merger is subject to the approval of the OTS. Commercial has filed an application with the OTS for approval of the Merger. As of the date of this Prospectus/Proxy Statement, the approval of the OTS has not been received. There can be no assurance as to the timing of such approval, if given, or as to the conditions, if any, on which approval will be given. In addition, the approval, if and when granted, may contain conditions which Commercial may find unduly burdensome. It is a condition to Commercial and the Bank's obligations to effect the Merger that such approval does not contain any conditions which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank and, in the sole discretion of Commercial, substantially diminish the benefits expected to be received by Commercial from the transactions contemplated by the Merger Agreement. When such approval is received, material changes to the Merger Agreement, material conditions, or other changes of a material nature may be imposed by regulatory authorities in connection therewith which could require a resolicitation of Heritage's stockholders for approval. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. If the required regulatory approvals are not obtained, the Merger Agreement will be terminated, and the Merger will not occur.

  Expenses

       Pursuant to the Merger Agreement, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated thereunder.

  Closing; Merger Effective Times

       As promptly as practicable but in any event no more than 30 days after the satisfaction or waiver of all conditions and/or obligations of the parties contained in the Merger Agreement, a closing shall take place at which the parties thereto will exchange documents required by the Merger Agreement. The Acquisition Merger Effective Time will be at the time and date which is the later of the time at which (i) the Nebraska articles of merger are filed with the appropriate authorities in Nebraska and (ii) the Iowa articles of merger are filed with the appropriate authorities of Iowa. Following the Acquisition Merger, the Bank Merger Effective Time shall be at the time the articles of combination for such merger are endorsed by the OTS.

  Employee Benefits after the Merger

       Not later than 30 days following the Acquisition Merger Effective Time, the employees of Heritage and Hawkeye who become employees of Commercial and/or the Bank shall be eligible to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated employees of Commercial and the Bank; provided, however, that comparable Heritage and Hawkeye benefit plans will be maintained until such time as such employees commence participation in the Commercial benefit plans. Commercial shall honor accrued vacation leave for the employees of Heritage and Hawkeye, with full credit for prior service with Heritage or Hawkeye for purposes of vesting and eligibility for participation and co-payments and deductibles. With respect to employees of Heritage or Hawkeye who are covered by the Commercial health plan following the Acquisition Merger Effective Time, there shall be no exclusion from coverage for pre-existing conditions that were covered under any health insurance plan of Heritage or Hawkeye.

       Severance Benefits. Employees of Hawkeye who are not offered a similar position with the Bank upon consummation of the Merger, or who have worked for the Bank through an assigned transition period and are not offered similar employment with the Bank, will receive severance benefits of one week's salary per credited year of service with Hawkeye, up to a maximum of sixteen weeks salary.

  Interests of Certain Persons in the Merger

       Heritage Stock Options. The following table sets forth as of the Record Date information regarding outstanding options under the Heritage Option Plan held by directors and executive officers of Heritage. Immediately prior to the Acquisition Merger Effective Time, each holder of an option outstanding under the Heritage Option Plan, whether or not the option is then exercisable, will receive in cancellation of such option (per share of Heritage Common Stock subject to such option) a cash payment in an amount equal to the per share value of the Merger Consolidation, less the exercise price of such option, net of any cash which must be withheld under federal and state tax requirements.


                                                                                                       Estimated Amount of
                                                                                                       Cash to be Received
                                                                               Outstanding             Upon Consummation of
                                           Principal Position                    Stock             the Merger for Cancellation
  Name                                       with Heritage                     Options (1)            of Stock Options (2)
  ----                                     ------------------                  -----------         ---------------------------
Estate of Lloyd W. Courter             Former Director of Heritage                5,822                     $  386,290
John F. Peterson                       President, Chief Executive Officer
                                       and Director of Heritage                   5,193                        344,556
Paul H. Stark                          Director of Heritage                       2,046                        135,752
Stanley L. Moffitt                     Director of Heritage                       2,261                        150,017
James R. Grabau                        Director of Heritage                       1,338                         88,776
Bernie E. Saggau                       Director of Heritage                         998                         66,217
Carolyn M. Herrald                     Director of Heritage                         595                         39,478
Robert E. Runyan                       Senior Vice President of Hawkeye           1,000                         66,350
R.T. Schreck                           Vice President of Hawkeye                  1,250                         82,938
R. Michael Riddle                      Vice President of Hawkeye                    500                         33,175
Executive Officers, Directors
 and Estate of Lloyd W. Courter
 as a group (10 persons)               --                                        21,003                     $1,393,549
                                                                              ---------                     ----------
Other Officers of Hawkeye
 (4 persons)                           --                                         2,034                     $  134,956
                                                                              ---------                     ----------

Total (14 persons)                                                               23,037                     $1,528,505
                                                                              =========                     ==========

- --------------------
  (1) Includes options that will vest as a result of the consummation of the Merger.
  (2) Assumes Merger Consideration of $122.35 per share if the full value of the Bennett Funding Asset were realized by Heritage prior to the Acquisition Merger Effective Time.

       Employment and Severance Agreements. Three executive officers of Hawkeye, Messrs. John F. Peterson, R.T. Schreck and R. Michael Riddle, are parties to employment agreements with Heritage and Hawkeye that provide for severance payments and continuation of other employee benefits upon the occurrence of certain events, including termination of their respective employment under such agreements following a change in control of Heritage or Hawkeye. It is currently anticipated that, as a result of the Merger, the three executive officers will become entitled to severance payments under their current employment agreements in the approximate amounts of $324,000, $185,000 and $154,000, respectively.

       In addition to the foregoing, four other officers of Hawkeye, Messrs. Jon Aldrich, Robert E. Runyan, Randy P. Schmitz and Ms. Vicki Berg, are parties to agreements with Heritage and Hawkeye which provide for severance payments and continuation of other employee benefits for 12 months upon their involuntary termination of employment following a change of control of Heritage or Hawkeye. It is currently anticipated that, as a result of the Merger, Messrs. Aldrich, Runyan, Schmitz and Ms. Berg will be entitled to severance payments in the approximate amounts of $49,000, $77,000, $59,000 and $44,000, respectively.

       The payments and benefits to be provided to the above-mentioned executive and other officers of Hawkeye pursuant to their individual employment or other agreements will be limited to an amount that would not cause the aggregate value of such payments and benefits to be treated as an "excess parachute payment" within the meaning of Section 280G of the Code. Section 280G provides that severance payments or benefits which equal or exceed three times the "base amount" (as defined in Section 280G) of compensation of the individual are deemed to be "excess parachute payments" if they are contingent upon a change in control.

       Indemnification of Heritage Management. Pursuant to the Merger Agreement, Commercial has agreed to indemnify the employees, agents, directors and officers of Heritage and its subsidiaries to the same extent they are indemnified under Heritage's Articles of Incorporation or Bylaws in effect at the date of the Merger Agreement or arising by operation of law. Commercial has further agreed to cause the persons serving as officers and directors of Heritage immediately prior to the Acquisition Merger Effective Time to be covered for the duration of any applicable statute of limitation by individual directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such. The amount of the coverage obtained for each director and officer will be the amount available under the terms of such individual policies when $3,500 is expended per person. In no event will Commercial be required to expend in the aggregate in excess of $55,000 to obtain such coverage.

  Federal Income Tax Consequences

       Commercial and Heritage have determined not to seek a ruling from the IRS concerning the federal income tax consequences of the Merger. Instead, Commercial and Heritage will rely upon an opinion of Deloitte & Touche LLP, tax advisor to Commercial, to the following effect:

       . the Acquisition Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Heritage and Commercial should each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

       . Heritage should recognize no gain or loss on the transfer of its assets to Commercial in exchange for the Commercial Common Stock, cash and the assumption of its liabilities by Commercial, by reason of the application of Sections 361(a), 361(b) and 357(a) of the Code.

       . no gain or loss should be recognized by Heritage upon the distribution of the Commercial Common Stock to the Heritage stockholders, by reason of the application of Section 361(c)(1) of the Code.

       . no gain or loss should be recognized by Commercial on the receipt of Heritage's assets in exchange for Commercial Common Stock, and the assumption by Commercial of Heritage's liabilities, by reason of the application of Section 1032(a) of the Code.

       . the basis of the assets of Heritage in the hands of Commercial should be the same as the basis of such assets in the hands of Heritage immediately prior to the Merger, by reason of the application of Section 362(b) of the Code.

       . the holding period of the property acquired by Commercial from Heritage should include the holding period of such property in the hands of Heritage immediately prior to the Merger, by reason of the application of Section 1223(2) of the Code.

       . the gain, if any, to be realized by a Heritage stockholder who receives Commercial Common Stock (including fractional share interests a Heritage stockholder would otherwise be entitled to receive) and cash (including amounts, if any, to be received relating to the Bennett Funding Asset) in exchange for Heritage Common Stock should be recognized, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with application of Section 318(a) of the Code), then the amount of gain recognized that is not in excess of each stockholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a stockholder-by-stockholder basis. No loss will be recognized on the exchange.

       . the basis of the Commercial Common Stock (including fractional share interests a Heritage stockholder would otherwise be entitled to receive) to be received by a Heritage stockholder who exchanges Heritage Common Stock for Commercial Common Stock and cash will be the same as the basis of the Heritage Common Stock surrendered in the Merger, decreased by the amount of cash received, and increased by the amount that is treated as a dividend (if any), and by the amount of gain recognized on the exchange (not including any portion of that gain that was treated as a dividend).

       . the holding period of the Commercial Common Stock (including fractional share interests that they would otherwise be entitled to receive) to be received by Heritage stockholders should, in each instance, include the holding period of the Heritage Common Stock surrendered in the exchange, provided the Heritage Common Stock was held as a capital asset on the date of the exchange, by reason of the application of Section 1223(1) of the Code.

       . Commercial as the survivor should succeed to and take into account as of the close of the day of the distribution or transfer the items of Heritage described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and 381(c) of the Code, by reason of the application of Section 381(a)(2) of the Code.

       .     as provided in Section 381(c)(2) of the Code and Regulation
             Section 1.381(c)(2)-1, Commercial as the survivor should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Heritage as of the date or dates of transfer. Any deficit in earnings and profits of either Commercial or Heritage will be used only to offset earnings and profits accumulated after the date or dates of transfer.

       . cash received by a stockholder of Heritage otherwise entitled to receive a fractional share of Commercial Common Stock in exchange for his Heritage Common Stock should be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Commercial. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be a capital gain or loss to the former Heritage stockholder, provided that the Heritage Common Stock was a capital asset in such former stockholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

       . when cash is received by a dissenting stockholder of Heritage, such cash will be treated as received by the dissenting stockholder as a distribution in redemption of the stockholder's Heritage Common Stock, subject to the provisions and limitations of Section 302 of the Code.


  Unlike a ruling from the IRS, the opinion of Deloitte & Touche LLP has no binding effect on the IRS. The opinion of Deloitte & Touche LLP is filed with the Commission as an exhibit to the Registration Statement of which this Prospectus/Proxy Statement is a part. See " -- Additional Information."

       Cash payments made to the holders of Heritage Common Stock upon the exchange thereof in connection with the Acquisition Merger (other than certain exempt entities and persons) will be subject to a 31.0% backup withholding tax under federal income tax law unless certain requirements are met. Generally, Commercial will be required to deduct and withhold the tax if (i) the stockholder fails to furnish a taxpayer identification number ("TIN") or fails to certify under penalty of perjury that such TIN is correct, (ii) the IRS notifies Commercial that the TIN furnished by the stockholder is incorrect,
  (iii) the IRS notifies Commercial that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31.0% backup withholding tax. Any amounts withheld in collection of the 31.0% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

       THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HERITAGE STOCKHOLDER'S SITUATION. EACH HERITAGE STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A GROUP AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF COMMERCIAL COMMON STOCK RECEIVED IN THE MERGER.

  Accounting Treatment

       The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, resulting in adjustments to Heritage's assets and liabilities to reflect their respective fair values at the date of the Acquisition Merger.

  Resale of Commercial Common Stock; Restrictions on Transfer

       The shares of Commercial Common Stock to be issued in the Acquisition Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Heritage or Commercial for purposes of Rule 145 under the Securities Act (generally, individuals or entities that control, are controlled by or are under common control with Heritage or Commercial). Affiliates may not sell their shares of Commercial Common Stock acquired in connection with the Acquisition Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

  New York Stock Exchange Listing

       Commercial Common Stock is traded on the NYSE under the symbol "CFB". It is expected that Commercial Common Stock will continue to be quoted on the NYSE under the symbol "CFB" following the Merger.

  Vote Required

       The affirmative vote of at least a majority of the outstanding Heritage Common Stock is required for Heritage's stockholders to approve the Merger Agreement and the Acquisition Merger. Each share of Heritage Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each matter to be considered at such meeting. Heritage's directors and executive officers have executed Voting Agreements which require such individuals to vote substantially all of the ______ shares of Heritage Common Stock (excluding stock options), beneficially owned by them as of the Record Date for approval of the Acquisition Merger and the Merger Agreement.


                       COMMERCIAL FEDERAL CORPORATION AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK

       Commercial is a unitary non-diversified savings and loan holding company whose primary asset is the Bank, the largest depository institution headquartered in Nebraska. At March 31, 1996, Commercial has assets of $6.6 billion and stockholders' equity of $400.4 million. Based upon total assets at that date, Commercial was the 18th largest publicly held thrift holding company in the United States. The Bank is a consumer-oriented financial institution that emphasizes traditional savings and loan operations, including single-family residential real estate lending, retail deposit activities and mortgage banking. At March 31, 1996, the Bank operated 38 branch offices in Nebraska, 20 branch offices in greater metropolitan Denver, Colorado, 18 branch offices in Oklahoma, 24 branch offices in Kansas and one branch office in Iowa. Subsequent to March 31, 1996, the Bank consolidated four branches in Nebraska due to market overlap resulting from the acquisition of Conservative and opened an additional branch in Oklahoma. Accordingly, at June 30, 1996, the Bank operated a 98 branch network. Throughout its 109 year history, the Bank has emphasized customer service. To serve its customers, the Bank conducts loan origination activities through its branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network consisting of approximately 400 mortgage loan originators. The Bank also provides insurance and securities brokerage and other retail financial services.

       On October 2, 1995, Commercial completed the acquisition of Railroad headquartered in Wichita, Kansas, the holding company for Railroad Savings Bank, FSB. Railroad operated 18 full-service branch offices and 71 agency offices throughout the State of Kansas and at acquisition date had $602.9 million in total assets, $421.4 million in deposits and $27.7 million in stockholders' equity. On February 1, 1996, Commercial completed the acquisition of Conservative, headquartered in Omaha, Nebraska, the holding company for Conservative Savings Bank, FSB. Conservative operated seven offices in Nebraska, one office in Iowa and one office in Kansas and at February 1, 1996, had $302.9 million in total assets, $197.9 million in deposits and $35.1 million in stockholders' equity.

       Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans) and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

       Complementing its strategy of internal growth, Commercial will continue to grow its five-state franchise through an ongoing program of selective acquisitions of other financial institutions. Acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

       Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

       The Bank is a member of the FHLB System and the FHLB of Topeka, and its deposits are insured up to prescribed limits by the FDIC. The Bank is subject to comprehensive examination, supervision and regulation by the OTS and the FDIC.

       For additional information regarding Commercial and the Bank, see Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, Quarterly Reports on Form 10-Q and the Current Report on Form 8-K dated March 19, 1996, filed to restate financial information of Commercial to include the accounts and results of operations of Railroad, which are incorporated by reference herein.


                            HERITAGE FINANCIAL, LTD.

       Heritage is a savings and loan holding company for Hawkeye.   Heritage
  became the holding company for Hawkeye effective February 23, 1990. Accordingly, the information set forth in this Prospectus/Proxy Statement, including financial statements and related data, relates primarily to Hawkeye and its subsidiaries.

       Hawkeye was originally chartered by the State of Iowa in 1926 as a mutual savings and loan association. In 1984, Hawkeye converted from a mutual savings and loan association to a capital stock savings and loan association through the sale and issuance of 152,090 shares of capital stock at $8.00 per share. In January 1985, Hawkeye converted from an Iowa chartered stock savings and loan association to a federally chartered stock savings bank. In 1992, Heritage acquired First Federal in a voluntary supervisory conversion. First Federal was merged with Hawkeye in March 1995.

       Hawkeye's primary business is the solicitation of savings deposits from the general public and the origination of loans secured by residential real estate. Hawkeye participates in the secondary mortgage market through the purchase of mortgage-backed securities and through correspondent relationships which involve the origination of residential real estate loans. It also invests funds in securities approved for investment by federal regulations, including obligations of the United States and its agencies. Hawkeye continues to expand its operations to include consumer and commercial lending, demand and commercial checking, and money market deposit accounts. Hawkeye's income is derived largely from interest and fees in connection with lending activities. Its principal expenses are interest paid on savings deposits and operating expenses.

       Hawkeye is a member of the FHLB System and its deposits are insured by the FDIC under the SAIF. Hawkeye is subject to extensive federal regulation, see "Regulation of Hawkeye."

       For additional information, see the Consolidated Financial Statements of Heritage included in pages F-1 through F-34 herein.

                      BUSINESS OF HERITAGE FINANCIAL, LTD.

 Lending Activities

       General. Hawkeye's principal lending activity is the origination of conventional mortgage loans (loans that are neither insured nor partially guaranteed by government agencies), including construction loans secured by residential real estate located in its primary market areas. See " -- Competition" for a description of Hawkeye's primary market areas. Hawkeye also originates consumer loans, home equity loans and loans secured by savings deposits.

       Loan Portfolio Analysis. Set forth below is selected data relating to the composition of loan portfolio, including mortgage-backed securities, by type of loan and type of security on the dates indicated.



                                                        At                                    At June 30,
                                                    March 31,        --------------------------------------------------------------
                                                       1996                   1995                 1994                  1993
                                              ---------------------  --------------------------------------------------------------

  Loan Portfolio:
    Real Estate Loans:
     1-to-4 family.........................   $  50,849      33.98%  $  53,147    38.23%  $  54,207     40.33%  $  60,197    43.79%
     Multi-family and commercial...........       7,614       5.09       8,700     6.26       7,732      5.75       8,429     6.27
     Construction..........................       1,657       1.10       2,573     1.86       2,068      1.54         550     1.38
                                              ---------     ------   ---------   ------   ---------    ------   ---------   ------
       Total...............................      60,120      40.17      64,420    46.35      64,007     47.62      69,176    51.44

    Mortgage-backed securities.............      32,258      21.56      36,279    26.10      39,824     29.63      44,614    33.18
                                              ---------     ------   ---------   ------   ---------    ------   ---------   ------

       Total Real Estate...................      92,378      61.73     100,699    72.45     103,831     77.25     113,790    84.62
                                              ---------     ------   ---------   ------   ---------    ------   ---------   ------

    Consumer and other:
      Home improvement and other consumer..      51,623      34.50      33,742    24.28      26,855     19.98      19,076    14.19
      Savings account loans................         327       0.22         389     0.28         418      0.31         573     0.43
      Commercial loans.....................       5,313       3.55       4,169     2.99       3,302      2.46       1,019     1.76
                                              ---------     ------   ---------   ------   ---------    ------   ---------   ------
       Total consumer and other............      57,263      38.27      38,300    27.55      30,575     22.75      20,668    15.38
                                              ---------     ------   ---------   ------   ---------    ------   ---------   ------

                                                149,641     100.00%    138,999   100.00%    134,406    100.00%    134,458   100.00%
                                              ---------     ======   ---------   ======   ---------    ======   ---------   ======

    Less:
      Loans in process.....................         709                  1,007                1,199                   510
      Unamortized yield adjustments........         (91)                   117                   23                    (3)
      Allowance for loan losses............       1,872                  1,781                1,712                 1,782
                                              ---------              ---------            ---------             ---------

       Total...............................   $ 147,151              $ 136,094            $ 131,472             $ 132,169
                                              =========              =========            =========             =========

       Residential Real Estate Loans. Hawkeye grants loans secured by single-family residential real estate to enable borrowers to purchase existing homes or to construct new single family homes. Hawkeye's real estate loan portfolio also includes loans secured by two-to-four family dwellings. Hawkeye offers fixed-rate and adjustable-rate mortgage ("ARM") loans.

       At March 31, 1996, approximately $83.5 million, or 56.0% of total loans outstanding (including mortgage-backed securities and certain construction loans), consisted of loans and mortgage-backed securities secured by one-to-four family residential real estate. At March 31, 1996, one-to-four family ARM loans represent 55% of the mortgage portfolio.

       The average remaining contractual maturity of Hawkeye's mortgage loan portfolio is approximately 16 years and Hawkeye is currently originating loans with maturities of 15, 20, 25 and 30 years. Hawkeye's experience, however, indicates that residential loans remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option.

       Hawkeye's lending policies generally limit the maximum loan-to-value ratio on fixed-rate and ARM loans, without private mortgage insurance, to either 80% or less of the lesser of the appraised value or purchase price of the underlying residential property or up to 95% with private mortgage insurance. The loan-to-value ratio, maturity and other provisions of the loans made by Hawkeye have generally reflected the policy of making loans at less than the maximum loan-to-value ratio permissible under federal regulations, in accordance with established lending practices, market conditions and underwriting standards maintained by Hawkeye.

       Hawkeye has also engaged in construction lending. These loans involve a construction period requiring monthly interest payments, followed by a permanent loan requiring monthly principal and interest payments. At
  March 31, 1996, Hawkeye's construction loan portfolio totaled $1.7 million.

       Commercial Real Estate Loans. At March 31, 1996, Hawkeye had approximately $8.9 million of commercial real estate loans, including loans secured by apartments with more than four units and commercial construction loans. This represents 6% of its outstanding loan portfolio (before deductions). In recent years, commercial lending as a percentage of the loan portfolio has been decreasing. All new loans are made on an adjustable-rate basis, with loan terms ranging up to a maximum of 20 years.

       Although commercial real estate loans typically have shorter terms to maturity and higher interest rates than residential mortgage loans, they also may involve greater credit risk than residential mortgage loans. Such loans may involve large loan balances to single borrowers or groups of related borrowers. In addition, payment experience on loans secured by income producing properties is typically dependent on the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally. At March 31, 1996, Hawkeye's largest commercial real estate loan totaled $1.5 million. Hawkeye's largest commercial real estate loan is secured by a multi-family apartment complex located in Sergeant Bluff, Iowa and was performing according to its terms at March 31, 1996.

       Consumer and Other Loans. At March 31, 1996, Hawkeye had $51.6 million in home improvement and other consumer loans. Federal regulations permit federal thrift institutions to make secured and unsecured consumer loans up to 35% of the institution's assets. In addition, a federal thrift institution has lending authority above this percentage for certain consumer loans, such as home equity loans, property improvement loans and loans secured by savings accounts. Loans are made to purchase, maintain, repair, improve, landscape or equip the secured property, including additions to or new construction on existing property. It has been Hawkeye's experience that these loans are made primarily on property secured by a first mortgage to Hawkeye. Hawkeye generally makes these loans for terms of seven to 10 years, but the term may extend to 15 years. Hawkeye makes unsecured and secured consumer loans on automobiles, boats, trailers and equipment at a typical loan to value ratio of 75% for a typical term of 36 to 48 months.

       Hawkeye also makes loans secured by savings deposits. At March 31, 1996, Hawkeye had $327,000 in loans secured by savings deposits.

       In addition to commercial real estate loans, Hawkeye also makes commercial loans secured by other business assets. At March 31, 1996, Hawkeye had $5.3 million in commercial loans secured other than by real estate. Included in this balance is the $1.8 million loan to Bennett. This loan was non performing at March 31, 1996. Subsequent to March 31, 1996, management subsequently determined to fully reserve for the entire balance of this loan. Such reserve had the effect of reducing fourth quarter earnings by $1.8 million less the tax benefit of $600,000 for a net effect of $1.2 million.
  See "Information Concerning the Special Meeting -- Recent Events -- Bennett Funding Asset."

       Loan and Mortgage-Backed Securities Maturity and Repricing. The following table sets forth certain information at June 30, 1995 regarding the dollar amount of loans and mortgage-backed securities maturing in Hawkeye's portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.


                                          Due During
                                       the Year ended            Due After      Due After      Due After
                                          June 30,              3 through 5   5 through 10   10 through 20    Due After
                              ------------------------------    Years After    Years After    Years After   20 Years After
                               1996        1997        1998    June 30, 1995  June 30, 1995  June 30, 1995  June 30, 1995    Total
                              ------      ------      ------   -------------  -------------  -------------  --------------  --------
                                                                             (In thousands)
  Real Estate Loans.........  $  9,294   $  8,264   $  7,425      $ 14,551       $ 22,312       $ 26,603      $ 12,248     $ 100,697
  Consumer and Other Loans..    10,469      8,318      6,464         7,464          5,426            159            --        38,300
                              --------   --------   --------      --------       --------       --------      --------     ---------
      Total.................  $ 19,763   $ 16,582   $ 13,889      $ 22,015       $ 27,738       $ 26,762      $ 12,248     $ 138,997
                              ========   ========   ========      ========       ========       ========      ========     =========



       The following table sets forth loans with maturities in excess of one year from June 30, 1995.

                                     Fixed Rates  Adjustable Rates   Total
                                     -----------  ----------------  --------
                                                 (In thousands)
         Real Estate Loans.........      $31,790       $59,613      $ 91,403
         Consumer and Other Loans..       25,212         2,619        27,831
                                         -------       -------      --------
                                         $57,002       $62,232      $119,234
                                         =======       =======      ========

       Loan Solicitation and Processing. Hawkeye's primary sources of loans include referrals, brokers, contractors, repeat business from existing and former borrowers.

       Once an application for a mortgage loan is received by Hawkeye, a credit and property analysis is completed, including obtaining a credit report from reporting agencies, verification of income and deposits, and assets and liabilities. An appraisal of the property offered as collateral is prepared by a fee appraiser approved by Hawkeye.

       The completed loan file is then submitted for underwriting. Once underwritten, the loan is submitted to the appropriate committee for review and approval. Single-family residential loans up to $250,000 may be approved by certain officers of Hawkeye. Approval of the Board of Directors of Hawkeye is required for Hawkeye to make a loan in excess of $250,000.

       Similar procedures and guidelines apply to the processing of commercial and consumer loans.

       Mortgage-Backed Securities. Hawkeye invests in mortgage-backed securities guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") and CMOs issued by various entities including FNMA and FHLMC. Of Hawkeye's total mortgage-backed securities of $32.5 million, $20.8 million carried adjustable rates at March 31, 1996. Management considers mortgage-backed securities investments to be advantageous since they offer yields above those available for investments of comparable credit quality and duration and qualify as thrift investments under the Qualified Thrift Lender ("QTL") Test. See "Regulation -- Qualified Thrift Lender Test."

       Loan Originations, Purchases and Sales. Most of Hawkeye's loan portfolio consist of loans originated by Hawkeye. However, Hawkeye also acquires dealer paper without recourse from market area auto dealers, purchases conventional loans secured by residential real estate from various mortgage brokers located within Iowa, purchases participations in commercial and multi-family residential loans from other lenders, purchases home equity loans on 1-4 family residences originated by other lenders and purchases mortgage-backed securities. For the years ended June 30, 1995, 1994 and 1993, Hawkeye purchased mortgage-backed securities in the amount of approximately $1.9 million, $11.1 million and $10.4 million, respectively.

       Hawkeye periodically sells loans that it originates into the secondary market. These sales, primarily to FNMA, are made without recourse to Hawkeye. The sale of loans in the secondary mortgage market reduces Hawkeye's risk of interest rates escalating while holding long-term, fixed-rate loans in periods when savings flows decline or funds are not otherwise available for lending purposes. In connection with such sales, Hawkeye retains the servicing of the loans (i.e., collection of principal and interest payments), for which it
         ----
  generally receives a fee payable monthly of .25% or more per annum of the unpaid balance of each loan. As of March 31, 1996, Hawkeye's servicing portfolio totaled $26.4 million. The success of these efforts, however, is limited by Hawkeye's ability to acquire loans at yields which are competitive with other loans in the market area.

       The following table sets forth Hawkeye's loan origination, purchase and sale activities for the periods indicated.


                                      Nine Months Ended
                                           March 31,                   Year Ended June 30,
                                     -------------------       ---------------------------------
                                      1996         1995         1995         1994          1993
                                     ------       ------       ------       ------        ------
                                                           (In thousands)
  Loans Originated:
   Conventional Real Estate Loans:
    Construction...................  $  1,027      $ 1,073     $  1,780    $  2,070     $    729
    Existing Property..............     5,716        6,449        8,295       8,747        8,498
    Refinanced.....................     3,439        1,366        1,892      11,880        5,179
                                     --------      -------     --------    --------     --------
     Total Originations............  $ 10,182      $ 8,888     $ 11,967    $ 22,697     $ 14,406
                                     ========      =======     ========    ========     ========

  Loans Purchased..................  $ 24,236      $ 2,822     $  4,742    $  5,990     $    888
                                     ========      =======     ========    ========     ========

  Loans Sold.......................  $  8,140      $ 3,559     $  5,415    $ 11,158     $  5,576
                                     ========      =======     ========    ========     ========


       Loan Commitments. Hawkeye makes commitments to purchase loans and mortgage-backed securities and originate loans to borrowers within its market. These commitments are subject to the occurrence of certain events and are made under specified terms and conditions. Hawkeye generally makes these commitments for a duration of up to 60 days. At March 31, 1996, Hawkeye had outstanding loan origination commitments of approximately $1.5 million.

       Loan Origination and Other Fees. In addition to interest earned on loans, Hawkeye received loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan which are charged to the borrower for creation of the loan. Hawkeye's loan origination fees are generally 1.0% on conventional residential mortgages. Such loan origination fees, net of costs to originate, are deferred and amortized using an interest method over the contractual life of the loan. Fees deferred are recognized immediately upon prepayment or sale of the related loan. The total amount of deferred loan fees for Hawkeye at March 31, 1996 was $184,000.

       Hawkeye also receive other fees and charges relating to existing loans, which may include prepayment penalties, late charges, and fees collected in connection with a change in borrower or other loan modifications. These fees and charges have not constituted a material source of income.

       Problem Assets and Asset Classification. Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management of Hawkeye, the collection of additional interest is doubtful. Residential mortgage loans generally are placed on non-accrual status when either principal or interest is 90 days or more past due. Consumer loans generally are charged off or reserved when the loan becomes 90-120 days delinquent. Commercial business and real estate loans are generally placed on non-accrual status when the loan is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

       Real estate acquired by Hawkeye as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate until such time as it is sold. When such property is acquired it is recorded at the lower of the unpaid principal balance of the related loan or its fair value, less estimated selling expenses. Any write-down of the property is charged to the allowance for loan losses at the time of foreclosure with subsequent declines in value, if any, credited directly to foreclosed real estate.

       The following table sets forth information with respect to Hawkeye's non-performing assets for the periods indicated. During the periods shown, Hawkeye had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15, other than any loans foreclosed and reported as real estate owned.

                                                                              At June 30,
                                                    At March 31,        ----------------------
                                                        1996             1995            1994
                                                    ------------        ------          ------
                                                                      (In thousands)

  Non performing Assets:
   Nonaccrual Loans:
     Real Estate.................................     $    --           $   --          $   --
     Consumer and Other (Bennett Funding Asset)..       1,829               --              --
                                                      -------           ------          ------
       Total non accrual loans..................      $ 1,829           $   --          $   --
                                                      -------           ------          ------

   Other Non Performing Assets:
     Real Estate Owned...........................     $   150           $   41          $   --
     Other.......................................          26                5              19
                                                      -------           ------          ------
       Total other non performing assets........      $   176           $   46          $   19
                                                      -------           ------          ------

    Total Non Performing Assets...................    $ 2,005           $   46          $   19
                                                      =======           ======          ======

       During the year ended June 30, 1995, no gross interest income would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the period. There was no interest on such loans included in income during the period.

       During the period of negotiations with Commercial in late March 1996, Hawkeye had $1.8 million in loans to Bennett or its subsidiaries and loans to Bennett or its subsidiaries secured by equipment leases. Approximately 10,000 investors and 200 financial institutions nationwide had similar investments or lending relationships with Bennett. Bennett filed for Chapter 11 bankruptcy protection on March 29, 1996 after the principals of the company were charged with various criminal offenses relating to the leasing transactions. Upon the filing of the Bennett bankruptcy case, the Bennett Funding Asset became non performing. At March 31, 1996, Hawkeye had not established a specific loss reserve for the Bennett Funding Asset but rather, considered its non performing nature when evaluating the adequacy of the allowance for loan losses. At June 30, 1996, the Bennett Funding Asset was fully reserved in the amount of $1.8 million. See "Information Concerning the Special Meeting -- Recent Events -- Bennett Funding Asset."

       The following table sets forth an analysis of Hawkeye's allowance for possible loan losses for the periods indicated.

                                             Nine Months Ended
                                                  March 31,              Year Ended June 30,
                                             ------------------          ---------------------
                                              1996        1995            1995           1994
                                             ------      ------          ------         ------
                                                         (Dollars in thousands)

  Beginning Balance......................    $ 1,781     $ 1,712        $ 1,712        $ 1,782
   Loans Charged Off:
    Real estate..........................         (7)        (22)           (22)            --
    Commercial...........................        (42)        (12)           (15)           (42)
                                             -------     -------        -------        -------
      Total charge offs..................        (49)        (34)           (37)           (42)
                                             -------     -------        -------        -------

    Recoveries:
     Real estate.........................         --          10             10             41
     Consumer............................          5          22             22             43
                                             -------     -------        -------        -------
      Total recoveries...................          5          32             32             84
                                             -------     -------        -------        -------
    Net loans (charged off) recovered....        (44)         (2)            (5)            42
                                             -------     -------        -------        -------

  Provision for (reduction in
   allowance for) loan losses............         --          40             40           (130)

  Transfer from allowance for specific
   loan losses (1).......................        135          11             34             18
                                             -------     -------        -------        -------

  Ending Balance.........................    $ 1,872     $ 1,761        $ 1,781        $ 1,712
                                             =======     =======        =======        =======

  Ratio of net charge offs (recoveries)
   to average loans outstanding..........        .04%         --%           .01%         (.05)%
                                             ========    =======        =======        =======

- --------------------
(1) Hawkeye maintained a specific loan loss reserve which had not been included as part of the allowance for loan losses in the Consolidated Financial Statements or schedules herein, but rather was netted against loans receivable. As of March 31, 1996, this specific loan loss reserve has been transferred to the allowance for loan losses.


       The following table sets forth the components of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of further losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                                   At June 30,
                                                            At March 31,      ----------------------
                                                                1996           1995            1994
                                                           -------------      ------          ------
                                                                         (Dollars in thousands)

  Allowance for real estate loan losses..................    $ 1,539         $ 1,363         $ 1,612
  Allowance for consumer and other loan losses...........        333             418             100
                                                             -------         -------         -------
    Total................................................    $ 1,872         $ 1,781         $ 1,712
                                                             =======         =======         =======

  Ratio of allowance for loan losses to total loans......       1.59%           1.73%           1.81%
                                                             =======         =======         =======

  Investment Activities

       Interest income from cash deposits and investment securities generally provide the second largest source of income for Hawkeye after interest payments on loans. At March 31, 1996, Hawkeye's interest-bearing deposits, cash, and investment securities portfolio of $32.8 consisted primarily of FHLB overnight and fixed-term deposits and U.S. Government and agency obligations.

       Hawkeye is required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and is also permitted to make certain other investments. It has been Hawkeye's policy to maintain a liquidity portfolio well in excess of federal regulatory requirements, and at March 31, 1996, Hawkeye's liquidity of $37.9 million exceeded federal requirements by $30.0 million. Investment decisions are made by authorized officers of Hawkeye under the supervision of Hawkeye's Board of Directors.

       The following table sets forth the carrying value of Hawkeye's investment portfolio at the dates indicated.



                                                                                    At June 30,
                                                       At March 31,          ------------------------
                                                           1996               1995              1994
                                                       ------------          ------            ------
                                                                          (In Thousands)
  Investment securities held to maturity:
    U.S. Government and agency securities.......         $    --            $  8,431          $  9,231
    Municipal obligations.......................              657                668                --
    Other.......................................            3,481              1,050               651
                                                         --------           --------          --------
      Total investment securities held to
       maturity.................................            4,138             10,149             9,882

  Investment securities available for sale:
    U.S Government and agency securities........           18,099             14,048            16,874
    FHLB stock..................................            1,453              1,424             1,478
                                                         --------           --------          --------
      Total investment securities available
       for sale.................................           19,552             15,472            18,352

  Interest-bearing deposits.....................            8,241              9,736             6,527
                                                         --------           --------          --------

      Total.....................................         $ 31,931           $ 35,357          $ 34,761
                                                         ========           ========          ========

       The following table sets forth the scheduled maturities, carrying values, market values and average yields for Hawkeye's investment securities at March 31, 1996.

                                                                           At March 31, 1996
                                    -----------------------------------------------------------------------------------------------
                                          One Year            One to Five            Five to Ten
                                          or Less                Years                  Years          Total Investment Securities
                                    ------------------    -------------------    -------------------   ----------------------------
                                    Amortized  Average    Amortized   Average    Amortized   Average   Amortized  Market   Average
                                      Cost      Yield       Cost       Yield       Cost       Yield      Cost      Value    Yield
                                    ---------  -------    ---------   -------    ---------   -------   ---------  ------   -------
                                                                        (Dollars in Thousands)
Investment securities held to
 maturity:
  Municipal obligations...........  $      --       --%   $      --        --%   $     657      7.24%  $     657  $    657    7.24%
  Other securities................      3,000     5.10           --        --           --        --       3,000     3,000    5.10
                                    ---------             ---------              ---------             ---------  --------
                                        3,000                    --                    657                 3,657     3,657
                                    ---------             ---------              ---------             ---------  --------

Investment securities available
 for sale:
  U.S. Government and agency
   securities.....................      1,000     7.80       15,976      6.04          995      6.08      17,971    18,099    6.14
Interest-bearing deposits.........      8,241     3.91           --        --           --        --       8,241     8,241    3.91
                                    ---------             ---------              ---------             ---------  --------
                                    $  12,241             $  15,976              $   1,652                29,869    29,997
                                    =========             =========              =========             ---------  --------

FHLB stock and other securities...                                                                         1,934     1,934
                                                                                                       ---------  --------
 Total............................                                                                     $  31,803  $ 31,931
                                                                                                       =========  ========

  Savings Activities and Other Sources of Funds

       Deposits are the major source of Hawkeye's funds for lending and other investment purposes. In addition to deposits, Hawkeye derives funds from loan principal repayments, interest payments and advances from the FHLB of Des Moines. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows may be influenced by changes in general interest rates. Borrowings may be used on a short-term basis to augment traditional sources of funds. They also may be used on a longer term basis for general business purposes. As of March 31, 1996, Hawkeye had borrowed $10.0 million from the FHLB of Des Moines with amounts and terms varying from $1.0 to $5.0 million and one to five years in maturity. The funds were used to purchase second mortgage loans.

       Hawkeye offers a number of deposit accounts, including passbook savings accounts, NOW/checking, money market accounts and certificate accounts ranging in maturity from 14 days to five years or more. Deposit account interest rates vary according to minimum balance requirements and maturity dates. Such accounts are not subject to the maximum interest rates imposed by government regulation. There may be a penalty imposed on all deposit accounts withdrawn prior to the end of any required fixed or minimum term.

       Deposits in Hawkeye at March 31, 1996 were represented by various types of savings programs described below.


Weighted
Average                                                                             Balances        Percentage
Interest      Minimum                                                Minimum           in            of Total
  Rate         Term                   Category                        Amount        Thousands        Savings
- --------      -------                ---------                       -------        ---------       ----------
  1.49%        None              Demand and NOW Accounts             $    100       $ 16,390          10.24%
  3.31         None              Money Market Deposit Accounts          1,000         13,164           8.22
  2.43         None              Passbook Deposits                         10         19,289          12.05

                                 Certificates of Deposit
                                 -----------------------

  3.72         3 months          Fixed-rate, Fixed-term                   500            547            .34
  5.12         6 months          Fixed-rate, Fixed-term                   500         14,835           9.27
  5.25         12 months         Fixed-rate, Fixed-term                   500         25,508          15.93
  5.45         24 months         Fixed-rate, Fixed-term                   500         17,337          10.83
  5.18         30 months         Fixed-rate, Fixed-term                   500          3,453           2.16
  5.48         36 months         Fixed-rate, Fixed-term                   500         15,827           9.89
  5.40         48 months         Fixed-rate, Fixed-term                   500          1,007            .63
  6.28         60 months         Fixed-rate, Fixed-term                   500         24,542          15.33
  6.47         120 months        Fixed-rate, Fixed-term                   500            691            .43
  5.01         18 months         Variable-rate IRA accounts                25          3,596           2.25
  5.81         18 months         Fixed-rate IRA accounts                  500          3,125           1.95
  5.36         14 days           Negotiated Jumbo                     100,000            771            .48
                                                                                    --------         ------
                                                                                    $160,082         100.00%
                                                                                    ========         ======


       The following table shows the composition of average deposit balances and average rates for the periods indicated.


                                   Nine Months Ended March 31,                            Year Ended June 30,
                             --------------------------------------    ---------------------------------------------------------
                                    1996                 1995                1995                1994                1993
                             -----------------    -----------------    -----------------   -----------------   -----------------
                             Average   Average    Average   Average    Average   Average   Average   Average   Average   Average
                             Balance    Rate      Balance    Rate      Balance    Rate     Balance    Rate     Balance    Rate
                             -------   -------    --------  -------    -------   -------   -------   -------   --------  -------
                                                                       (Dollars in thousands)

Demand and NOW.............  $ 15,340    1.0%     $ 13,899    1.0%     $ 14,108    0.6%    $ 14,595    1.3%    $ 21,365    1.0%
Money market...............    11,563    3.9         8,862    2.4         9,478    3.1        9,264    4.4       10,193    4.9
Savings....................    18,984    2.5        24,881    2.9        23,701    2.8       25,735    2.1       24,674    2.4
Certificates of deposit....   111,284    5.7       108,030    5.1       108,659    5.2      109,050    4.2      106,089    5.1
                             --------             --------             --------            --------            --------
  Total....................  $157,171    4.8      $155,672    4.3      $155,946    4.4     $158,644    3.6     $162,321    4.2
                             ========             ========             ========            ========            ========

          The following table sets forth the certificates of deposit in Hawkeye classified by rates as of the dates indicated:

                                                       At                        At June 30,
                                                    March 31,      ------------------------------------
                                                      1996           1995          1994          1993
                                                    ---------      --------      --------     ---------
                                                            (Dollars in thousands)

Rate:
- -----
Less than 3.00%............................         $    601       $    142      $  1,113      $    188
3.00% - 4.99%..............................           23,760         22,742        66,821        56,569
5.00% - 6.99%..............................           73,184         69,459        28,981        28,302
7.00% - 8.99%..............................           13,694         17,698         9,346        21,049
9.00% 10.99%...............................               --            968         1,377         1,419
11.00% - 12.99%............................               --             --           458         4,182
                                                    --------       --------      --------      --------

Certificates of deposit....................         $111,239       $111,009      $108,096      $111,709
                                                    ========       ========      ========      ========

       The following table sets forth the amount and maturities of Hawkeye's certificates of deposit at March 31, 1996.

                                                               Amount Due
                                  -------------------------------------------------------------------
                                  Less Than                                     After
                                  One Year       1-2 Years      2-3 Years      3 Years        Total
                                  ---------      ---------      ---------      -------       --------
                                                        (In thousands)
Rate:
- -----
Less than 3.00%................   $    599        $      2      $    --       $    --        $     601
3.00% - 4.99%..................     20,799           2,388          518             55          23,760
5.00% - 6.99%..................     39,117          21,803        6,336          5,928          73,184
7.00% - 8.99%..................      1,178           2,371           70         10,075          13,694
                                  --------        --------      -------       --------       ---------
                                  $ 61,693        $ 26,564      $ 6,924       $ 16,058       $ 111,239
                                  ========        ========      =======       ========       =========


       The following table indicates the amount of Hawkeye's certificates of deposit of $100,000 or more by time remaining until maturity at March 31, 1996.

                                           Certificates
Maturity Period                            of Deposits
- ---------------                            ------------
                                          (In thousands)

Three months or less....................     $ 2,299
Over three through six months...........       1,357
Over six through twelve months..........       1,066
Over twelve months......................       2,034
                                             -------

Total...................................     $ 6,756
                                             =======

       Deposit Flow. The following table sets forth the change in dollar amount of savings deposits in the various types of savings accounts offered by Hawkeye between the dates indicated.

                                          March 31, 1996                            June 30, 1995
                             --------------------------------------      ------------------------------------
                                             % of         Increase                       % of        Increase
                             Amount        Deposits      (Decrease)      Amount        Deposits     (Decrease)
                             ------        --------      ----------      ------        --------     ---------
                                                         (Dollars in thousands)
  Demand and NOW...........  $ 16,390        10.24%       $ 1,511       $ 14,879         9.47%      $   115
  Money market.............    13,164         8.22          1,816         11,348         7.22        (2,772)
  Savings..................    19,289        12.05           (623)        19,912        12.67          (806)
  Certificates of deposit..   111,239        69.49            230        111,009        70.64         2,913
                             --------       ------        -------       --------       ------       -------

    Total..................  $160,082       100.00%       $ 2,934       $157,148       100.00%      $  (550)
                             ========       ======        =======       ========       ======       =======
                                           June 30, 1994                      June 30, 1993
                               ------------------------------------       ---------------------
                                               % of       Increase                       % of
                               Amount        Deposits     (Decrease)      Amount       Deposits
                               ------        --------     ----------      ------       --------
                                                       (Dollars in thousands)
  Demand and NOW...........    $  14,764        9.36%      $    572       $  14,192        8.83%
  Money market.............       14,120        8.95           (152)         14,272        8.88
  Savings..................       20,718       13.14            194          20,524       12.77
  Certificates of deposit..      108,096       68.55         (3,613)        111,709       69.52
                               ---------      ------       --------       ---------      ------

    Total..................    $ 157,698      100.00%      $ (2,999)      $ 160,697      100.00%
                               =========      ======       ========       =========      ======

       Substantially all of Hawkeye's depositors are residents of the State of Iowa.

       Borrowings. Savings deposits are the primary source of funds for Hawkeye's lending and investment activities. However, during periods when the supply of lendable funds cannot meet the demand for such loans, the FHLB System seeks to provide a portion of the funds necessary through loans (advances) to its members. The FHLB of Des Moines has served as Hawkeye's primary borrowing source. Advances may be on a secured or unsecured basis, depending on a number of factors, including the purpose for which the funds are being borrowed and existing advances outstanding.

       As of March 31, 1996, Hawkeye had $10.0 million in advances outstanding with the FHLB of Des Moines. The advances all carry fixed rates ranging from 5.94% to 6.21% and mature at various dates beginning on July 5, 1996, and ending on July 7, 2000.

       Yields Earned and Rates Paid.   Hawkeye's earnings depend significantly
  upon the difference between the income it receives from its loan and investment portfolios and its cost of borrowings, consisting of the interest paid on deposit accounts and borrowings, if any. The ratios for the nine months ended March 31, 1996 and 1995 are annualized.

       The following table sets forth for the periods and at the date indicated, the weighted average yields earned on Hawkeye's interest-earning assets, the weighted average interest rates paid on their interest-bearing liabilities, the interest rate spread and the net yield on interest-earning assets.

                                                 Nine Months
                                               Ended March 31,           Year Ended June 30,           At          At
                                              ----------------       --------------------------     March 31,   June 30,
                                              1996        1995        1995       1994      1993       1996        1995
                                              ----        ----        ----       ----      ----     ---------   --------

 Weighted average yield on loan and
   mortgage-backed security
   portfolio..............................    8.24%       7.55%       7.63%      7.11%     8.21%      8.07%      7.80%

  Weighted average yield on investment
   portfolio and other interest-earning
   assets.................................    6.37        5.67        5.80       4.59      4.97       6.44       5.86

  Weighted average yield on all interest-
   earning assets.........................    7.97        7.21        7.30       6.56      7.48       7.78       7.40

  Weighted average rate paid on deposit
   accounts...............................    4.77        4.28        4.37       3.63      4.17       4.64       4.75

  Weighted average rate paid on FHLB
   advances and other borrowings..........    6.10          --        3.90       7.34      7.21       6.10       6.09

  Weighted average rate paid on all
   interest-bearing liabilities...........    4.85        4.28        4.37       3.63      4.20       4.73       4.79

  Net interest rate spread................    3.12%       2.93%       2.93%      2.93%     3.28%      3.05%      2.61%

  Net yield on average interest-earning
   assets.................................    3.46%       3.23%       3.24%      3.16%     3.52%      3.46%      3.13%

       Hawkeye is permitted under OTS regulations to invest up to 2% of its assets in service corporations, with an additional investment of 1% of assets where such investment serves primarily inner-city and community development purposes. Under such limitations, at March 31, 1996 Hawkeye was authorized to invest up to approximately $3.7 million and $5.5 million, respectively, in the stock of, or loans to, service corporations (based upon the 3% limitation).
  At March 31, 1996 Hawkeye's investment in stock in its service corporation was approximately $337,000 and there were no secured or unsecured loans to the service corporation.

       Hawkeye incorporated a wholly-owned service corporation, Mid Central Service Corporation ("Mid Central"), in August 1975. Mid Central is headquartered at 715 Eighth Street, Boone, Iowa, in Hawkeye's main office building and provides Hawkeye with a subsidiary for expanding customer services.

  Competition

       Hawkeye faces strong competition in the attraction of savings deposits (its primary source of lendable funds) and in the origination of real estate loans. The most direct competition for savings deposits has historically come from other thrift institutions and from commercial banks located in their primary market areas. Particularly in times of high interest rates, however, Hawkeye faces additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. Competition for real estate loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, insurance companies and other institutional lenders.

  Personnel

       At March 31, 1996 Hawkeye had 63 full-time employees and 10 part-time employees. The employees are not represented by a collective bargaining agreement. Hawkeye believes its employee relations are good.

  Properties

       The following table sets forth the location of Hawkeye's offices and other facilities, as well as certain additional information relating to these offices and facilities at March 31, 1996, and June 30, 1995.


                                 Year Facility   Leased      Total            Net Book       Total         Net Book      Approximate
Office                             Commenced       or     Investment at       Value at     Investment at    Value at        Square
Location                           Operation     Owned    March 31, 1996   March 31, 1996  June 30, 1995  June 30, 1995     Footage
- --------                         -------------   -----    --------------   --------------  -------------  -------------     -------
                                                                       (Dollars in Thousands)
Main Office & Drive Up               1969
715 8th St. and 8th & Arden           and         Owned     $   2,020         $   1,649      $   2,018      $   1,687       12,000
Boone, Iowa                          1985

Madrid Branch
114 S Kennedy                        1978         Owned           193               122            190            123        1,200
Madrid, Iowa

Ogden Branch
338 W Walnut St.                     1979         Owned           131                82            131             85        1,100
Ogden, Iowa

Boone Lot                          acquired
S Marshall St.                       1990         Owned            67                67             67             67
Boone, Iowa

Carroll Branch
109 E 7th St.                        1960         Owned         1,058               666          1,058            685        7,500
Carroll, Iowa

Lake City Branch
106 W Illinois St.                   1972         Owned            83                46             83             49        1,500
Lake City, Iowa

Manning Branch
304 Main St.                         1975         Owned            70                37             70             38        1,500
Manning, Iowa

  Legal Proceedings

       Although Heritage and Hawkeye are, from time to time, involved in various legal proceedings in the normal course of business, there are, with the exception noted below, no material legal proceedings to which Heritage or Hawkeye is a party or to which any of their properties are subject. Hawkeye has filed a claim in connection with the bankruptcy proceedings involving Bennett with respect to Hawkeye's interest in the Bennett Funding Asset. See "Information Concerning the Special Meeting -- Recent Events -- Bennett Funding Asset."



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  General

       Management's Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in understanding the financial condition and results of operations of Heritage. The information contained in this section should be read in conjunction with the Consolidated Financial Statements of Heritage as of June 30, 1995 and 1994 and for the years ended June 30, 1995, 1994 and 1993 and the unaudited consolidated condensed financial statements as of March 31, 1996 and for the nine month periods ended March 31, 1996 and 1995 and the accompanying notes for such periods which are included elsewhere in this Prospectus/Proxy Statement.

  Average Balance Sheet

       The following table sets forth certain information relating to Hawkeye's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. For purposes of these tables, average balances were computed on a monthly basis.

       The table also presents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets." Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.



                                                                       For the Nine Months Ended March 31,
                                                           -------------------------------------------------------------
                                      At March 31,                      1996                            1995
                                          1996             -----------------------------    ----------------------------
                                  ---------------------                          Average                         Average
                                              Yield/       Average               Yield/     Average              Yield/
                                  Balance      Cost        Balance    Interest    Cost      Balance   Interest    Cost
                                  --------  -----------    -------    --------   -------    -------   --------   -------
                                      (Annualized)                    (Dollars in thousands)
Interest-earning assets:
 Loans..........................  $114,640        8.44%    $117,123   $  7,633      8.69%  $ 96,951   $  5,920      8.14%
 Investment securities..........    31,931        6.44       25,927      1,238      6.37     29,991      1,276      5.67
 Mortgage-backed securities.....    32,511        6.77       34,307      1,727      6.71     37,937      1,722      6.05
                                  --------                 --------   --------             --------   --------
  Total interest-earning assets.   179,082        7.78      177,357     10,598      7.97    164,879      8,918      7.21
                                                                      --------                        --------

Noninterest-earning assets......     6,317          --        5,649                           5,552
                                  --------                 --------                        --------
  Total assets..................  $185,399                 $183,006                        $170,431
                                  ========                 ========                        ========

Interest-bearing liabilities:
 Deposits.......................  $157,313        4.64%    $154,485   $  5,529      4.77%  $153,475   $  4,923      4.28%
 Borrowed funds.................    10,000        6.10       10,142        464      6.10         --          6        --
                                  --------                 --------   --------             --------   --------
  Total interest-bearing
   liabilities..................   167,313        4.73      164,627      5,993      4.85    153,475      4,929      4.28
                                                                      --------                        --------

Noninterest-bearing liabilities.     4,040                    4,488                           3,950
                                  --------                 --------                        --------
  Total liabilities.............  $171,353                 $169,115                        $157,425
                                  ========                 ========                        ========

Stockholders' Equity............    14,046                   13,891                          13,006
                                  --------                 --------                        --------
  Total liabilities and retained
   earnings.....................  $185,399                 $183,006                        $170,431
                                  ========                 ========                        ========

Net interest income.............                                      $  4,605                        $  3,989
                                                                      ========                        ========
Interest rate spread............                  3.05%                             3.12%                           2.93%
                                               =======                          ========                        ========
Net yield on interest-earning
 assets.........................                  3.46%                             3.46%                           3.23%
                                               =======                          ========                        ========

Ratio of average
 interest-earning
 assets to average interest-
 bearing liabilities............                107.03%                           107.73%                         107.43%
                                               =======                          ========                        ========

                                                                         Year Ended June 30,
                                  ------------------------------------------------------------------------------------------------
                                              1995                              1994                             1993
                                  ------------------------------     ------------------------------   ---------------------------
                                                         Average                           Average                         Average
                                  Average                Yield/       Average              Yield/     Average              Yield/
                                  Balance   Interest     Cost         Balance   Interest   Cost       Balance   Interest   Cost
                                  --------  ----------   ----------   --------  --------   --------   --------  --------   -------
                                                                          (Dollars in thousands)
Interest-earning assets:
 Loans..........................  $ 98,206     $ 8,040         8.19%  $ 89,393   $ 7,329       8.20%  $ 89,451   $ 8,164      9.13%
 Investment securities..........    29,992       1,741         5.80     36,903     1,694       4.59     38,824     1,930      4.97
 Mortgage-backed securities.....    37,684       2,326         6.17     41,733     1,998       4.79     44,598     2,841      6.37
                                  --------     -------                --------  --------              --------  --------
  Total interest-earning assets.   165,882      12,107         7.30    168,029    11,021       6.56    172,873    12,935      7.48
                                               -------                          --------                        --------

Noninterest-earning assets......     5,380                               6,081                           5,427
                                  --------                            --------                        --------
  Total assets..................  $171,262                            $174,110                        $178,300
                                  ========                            ========                        ========

Interest-bearing liabilities:
 Deposits.......................  $153,720     $ 6,719         4.37%  $156,718   $ 5,683       3.63%  $161,078   $ 6,716      4.17%
 Borrowed funds.................       385          15         3.90        286        21       7.34      1,788       129      7.21
                                  --------     -------                --------  --------              --------  --------
  Total interest-bearing
   liabilities..................   154,105       6,734         4.37    157,004     5,704       3.63    162,866     6,845      4.20
                                               -------                          --------                        --------

Noninterest-bearing liabilities.     4,047                               4,947                           5,189
                                  --------                            --------                        --------
  Total liabilities.............  $158,152                            $161,951                        $168,055
                                  ========                            ========                        ========

Stockholders' Equity............    13,110                              12,159                          10,245
                                  --------                            --------                        --------
  Total liabilities and retained
   earnings.....................  $171,262                            $174,110                        $178,300
                                  ========                            ========                        ========

Net interest income.............               $ 5,373                           $ 5,317                         $ 6,090
                                               =======                          ========                        ========

Interest rate spread............                               2.93%                           2.93%                          3.28%
                                                            =======                        ========                       ========

Net yield on interest-earning
 assets.........................                               3.24%                           3.16%                          3.52%
                                                            =======                        ========                       ========

Ratio of average
 interest-earning
 assets to average interest-
 bearing liabilities............                             107.64%                         107.02%                        106.14%
                                                            =======                        ========                       ========

       Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income for Hawkeye for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by old rate); (2) changes in rates (change in rate multiplied by old volume); and (3) changes to rate-volume (changes in rate multiplied by the change in volume).

                                Nine Months Ended March 31,                           Year Ended June 30,
                             -------------------------------  --------------------------------------------------------------------
                                  1996       vs.       1995     1995        vs.        1994          1994      vs.       1993
                             -------------------------------  --------------------------------   ---------------------------------
                                     Increase (Decrease)            Increase (Decrease)                 Increase (Decrease)
                                           Due to                         Due to                              Due to
                             -------------------------------  --------------------------------   ---------------------------------
                                             Rate/                              Rate/                               Rate/
                             Volume   Rate  Volume    Total   Volume    Rate   Volume    Total   Volume     Rate    Volume   Total
                             ------   ----  ------    -----   ------    ----   ------    -----   ------     ----    ------   -----
                                                                        (In thousands)
Interest income:
 Loans and mortgage-backed
  securities...............   $ 937   $698   $  83   $1,718    $ 338  $  682     $ 19   $1,039    $(240)  $(1,475)     $37  $(1,678)
 Investments and other
  interest-
  earning assets...........    (173)   157     (22)     (38)    (317)    446      (82)      47      (95)     (148)       7     (236)
                              -----   ----   -----   ------    -----  ------     ----   ------    -----   -------      ---  -------
  Total interest income....     764    855      61    1,680       21   1,128      (63)   1,086     (335)   (1,623)      44   (1,914)
                              -----   ----   -----   ------    -----  ------     ----   ------    -----   -------      ---  -------

Interest expense:
 Deposits..................      32    610     (36)     606     (109)  1,160      (15)   1,036     (182)     (869)      18   (1,033)
 Borrowed funds............      --     --     458      458        7      (9)      (4)      (6)    (108)       --       --     (108)
                              -----   ----   -----   ------    -----  ------     ----   ------    -----   -------      ---  -------
  Total interest expense...      32    610     422    1,064     (102)  1,151      (19)   1,030     (290)     (869)      18   (1,141)
                              -----   ----   -----   ------    -----  ------     ----   ------    -----   -------      ---  -------

Net effect on net interest
 income....................   $ 732   $245   $(361)  $  616    $ 123  $  (23)    $(44)  $   56    $ (45)  $  (754)     $26  $  (773)
                              =====   ====   =====   ======    =====  ======     ====   ======    =====   =======      ===  =======


  Comparison of Financial Condition as of March 31, 1996, June 30, 1995 and June 30, 1994

       Total assets of Heritage increased by $7.7 million to $185.4 million at March 31, 1996 from $177.7 million at June 30, 1995, primarily due to an increase in loans receivable, offset by a decrease in investment securities and mortgage-backed securities. Securities available for sale increased $4.1 million during the nine month period ended March 31, 1996 to $19.6 million from $15.5 million at June 30, 1995 while securities held to maturity decreased by $6.0 million during the same nine month period to $4.1 million from $10.1 million at June 30, 1995. The change in securities available for sale and securities held to maturity is primarily due to the transfer of $8.4 million of securities from held to maturity to available for sale classification and the subsequent sale of certain securities available for sale. During the year ended June 30, 1994, Heritage adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires classification of debt and equity securities into three securities. Debt securities classified as "held to maturity" are those securities which Heritage has the positive intent and ability to hold to maturity and are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities must be considered available for sale and must be reported at fair value, with unrealized gains and losses excluded from earnings but reported as a separate component of stockholders' equity (net of tax effects). During 1995, Financial Accounting Standards Board Special Report - "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" allowed a reassessment of the appropriateness of the classification of securities under certain circumstances. In connection therewith, in December 1995 Heritage reclassified held-to-maturity securities with an amortized cost of $8.4 million and a fair value of $8.3 million as available for sale in accordance with the guidance provided by the report. The reclassification was made at fair value and the difference between the amortized cost and fair value on the date of transfer was recognized as a decrease in stockholders' equity, net of the related deferred tax effect.. Mortgage-backed securities held to maturity decreased $4.1 million to $32.5 million at March 31, 1996 from $36.6 million at June 30, 1995 due to normal principal paydowns. Loans receivable, net increased $15.1 million to $114.6 million at March 31, 1996 from $99.5 million at June 30, 1995 primarily due to the purchase of approximately $21 million of home equity loans with a yield of approximately 9.0%. Hawkeye purchased these loans due to their greater spread as compared to other investment opportunities. Deposits of Hawkeye increased $2.9 million to $160.1 million at March 31, 1996 from $157.1 million at June 30, 1995. The increase in deposits was due to an increase in demand and money market accounts and is considered to be a normal fluctuation. Borrowed funds increased $5.0 million during the nine month period to $10.0 million at March 31, 1996 from $5.0 million on June 30, 1995. These funds were borrowed from the FHLB of Des Moines and were used to acquire home equity loans. Total stockholders' equity increased to $14.0 million at March 31, 1996 from $13.7 million at June 30, 1995. The $392,000 increase was primarily due to the retention of net income recorded during the nine month period less cash dividends paid of $541,000 and a decrease in the unrealized gain on securities available for sale, net of taxes, totaling $324,000. The portfolio of available for sale securities is comprised primarily of investment securities carrying fixed interest rates. The fair value of these securities is subject to change in interest rates and fair value of these securities decreased due to an increase in interest rates since the previous report period.

       Total assets of Heritage increased by $5.2 million to $177.7 million at June 30, 1995 from $172.5 million at June 30, 1994, primarily due to an increase in loans receivable, offset by a decrease in investment securities and mortgage-backed securities. Securities available for sale decreased by $2.9 million to $15.5 million at June 30, 1995 from $18.4 at June 30, 1994 from the sale of securities available for sale. Securities held to maturity increased $200,000 to $10.1 million at June 30, 1995 from $9.9 million at June 30, 1994. Mortgage-backed securities decreased $3.7 million to $36.6 million from $40.2 million, due primarily to normal principal paydowns. Loans receivable, net increased $8.3 million to $99.5 million at June 30, 1995 from $91.2 million at June 30, 1994. This increase is attributed to an increase of $5.0 million in automobile loans, primarily acquired dealer paper, and an increase in demand for home equity and second mortgage loans. The increase in dealer paper was accomplished by the Bank becoming more aggressive in its pricing structure with auto dealers. Deposits were virtually unchanged, decreasing $550,000 to $157.1 million at June 30, 1995 from $157.7 million at June 30, 1994. Borrowed funds increased $5.0 million to $5.0 million at June 30, 1995 from none at June 30, 1994. These funds were borrowed from the FHLB of Des Moines in order to fund a purchase of home equity loans in July 1995. Total stockholders' equity increased $700,000 to $13.7 million at June 30, 1995 from $13.0 million at June 30, 1994. This change was primarily due to net earnings for fiscal year 1995, offset by dividends of $623,000 and an increase in the unrealized gain on securities available for sale, net of taxes, totaling $395,000. These funds were used to increase liquidity in order to purchase higher yielding home equity loans in July 1995. The portfolio of securities available for sale is comprised primarily of investment securities carrying fixed interest rates. The fair value of these securities is subject to change in interest rates and the fair value of these securities increased due to a decrease in interest rates since the previous reporting period.

  Comparison of Operating Results for the Nine Months Ended March 31, 1996 and 1995

       Interest Income.  Total interest income increased $1.7 million for the
       ---------------
  nine months ended March 31, 1996 to $10.6 million as compared to $8.9 million for the same nine month period a year earlier. The increase was due primarily to the purchase of approximately $21 million in home equity loans yielding approximately 9.0%. Such yield was in excess of what had been realized from other interest-earning alternatives. The average balance of loans outstanding increased by $20.0 million and the average yield increased from 8.14% to 8.69% from March 31, 1995 to March 31, 1996.

       Interest Expense.  Interest on savings deposits increased by $607,000 to
       ----------------
  $5.5 million from $4.9 million for the nine month period ended March 31, 1996 compared to the same period a year earlier. The increase was primarily due to the increase in the average rate paid on deposit accounts increasing from 4.28% for 1995 to 4.77% for 1996, due to a general increase in market interest rates. Interest on borrowed funds increased by $458,000 to $464,000 from $6,000 for the nine month period ended March 31, 1996 compared to the same period a year earlier. The increase was due to the increase in borrowed funds used to fund the purchase of home equity loans discussed above.

       Provision for Loans Losses.  No provision for loan losses was made during
       --------------------------
  the nine month period ended March 31, 1996 as compared to a $40,000 provision for loan losses during the nine months ended March 31, 1995. The decrease of $40,000 for the nine month period was due to management's decision that the allowance for loan losses was adequate and no provision was deemed necessary. The allowance is maintained at an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. The level of non-performing assets increased from $46,000 at June 30, 1995 to $2.0 million at March 31, 1996, primarily due to the Bennett Funding Asset of approximately $1.8 million being placed on nonaccrual status. In evaluating the March 31, 1996 allowance for loan losses, Bank management reviewed the Bank's files relating to this loan. Based on this review, and the limited information available at that time, management did not believe that an adjustment to the allowance for loan losses was warranted. As of June 30, 1996, a specific reserve totaling $1.8 million was established for the Bennett Funding Asset. See "Information Concerning the Special Meeting -- Recent Events -- Bennett Funding Asset."

       Noninterest Income.  Total noninterest income increased $463,000 to
       ------------------
  $652,000 from $189,000 for the nine months ended March 31, 1996. The increase was due primarily to a $244,000 gain on the sale of interest-earning assets, compared to a loss of $188,000 in the previous period.

       Noninterest Expense.  Total noninterest expense is unchanged at $3.3
       -------------------
  million for the nine months ended March 31, 1996 and 1995. Compensation and benefits increased by $138,000 due to an increase in accrued bonuses, which was offset by a decrease in other noninterest expense of $117,000. The decrease in other noninterest expense was due primarily to the general decrease in operating expenses, including advertising costs, professional fees and other expenses associated with merging First Federal with Hawkeye.

       Net Income.  Net income increased by $609,000, or $2.89 per share, to
       ----------
  $1.2 million, or $6.09 per share, for the nine months ended March 31, 1996 as compared to the period a year earlier. In calculating earnings per share, the weighted average number of shares outstanding increased during the nine month period ended March 31, 1996 to 193,045, including the effect of dilutive stock options. The increase in the weighted average number of Heritage Common Stock outstanding was due to certain directors and officers of Hawkeye exercising a total of 1,721 stock options.

  Comparison of Operating Results for the Fiscal Years Ended June 30, 1995, 1994 and 1993

       Interest Income.  Total interest income for the fiscal year ended June
       ---------------
  30, 1995 was $12.1 million compared to $11.0 million and $12.9 million for the fiscal years ended June 30, 1994 and 1993, respectively. The increase in interest income between 1995 and 1994 of $1.1 million was caused primarily by an increase in consumer loans receivable and the increase in interest rates during the fiscal year increasing the yield of the adjustable-rate mortgage-backed securities and short-term investment securities.

       The decrease of $1.9 million from 1993 to 1994 was due primarily to an overall decrease in interest rates during the fiscal year. The overall rate on interest-earning assets decreased from 7.48% in 1993 to 6.56% in 1994.

       Interest Expense.  Total interest expense for Hawkeye for the fiscal year
       ----------------
  ended June 30, 1995 was $6.7 million compared to $5.7 million and $6.8 million for the fiscal years ended June 30, 1994 and 1993, respectively. The composition of total interest expense consisted of interest paid on savings deposits, which totaled $6.7 million, $5.7 million and $6.7 million for the fiscal years ended June 30, 1995, 1994 and 1993, respectively, and interest on borrowed money, which totaled $15,000, $21,000 and $129,000 for the fiscal years ended June 30, 1995, 1994 and 1993, respectively. The increase in interest on savings deposits between 1995 and 1994 was caused primarily by the increase in market interest rates during the fiscal year and change in mix of deposits toward higher earning certificate of deposit accounts. The decrease in interest on savings deposits between 1994 and 1993 was caused primarily by a decrease in certificate of deposit accounts and a decrease in market interest rates during the fiscal year. The interest on borrowed money for the fiscal year ended June 30, 1993 was due to Heritage borrowing money to facilitate the purchase of First Federal.

       Although market interest rates have fluctuated over the past three years, Hawkeye has maintained a relatively consistent interest rate spread of 2.93%, 2.93% and 3.28% for the fiscal years ended June 30, 1995, 1994 and 1993, respectively.

       Provision for Loan Losses.  The provision for loan losses was $40,000 for
       -------------------------
  the fiscal year ended June 30, 1995 compared to a reduction in the allowance of $130,000 for each of the fiscal years ended June 30, 1994 and 1993. The loan loss provision was provided by Hawkeye in order to reserve against potential losses from present to future dispositions of foreclosed and repossessed assets and loan losses. The reduction of the allowance was due to management reviewing its loan loss reserve position and determining that the reserve was more than adequate after the acquisition of First Federal, based on loss experience known and inherent risk in the loan portfolio, prevailing market conditions, and management's judgment as to total loan portfolio collectibility.

       Noninterest Income.  Noninterest income decreased to $329,000 for the
       ------------------
  fiscal year ended June 30, 1995 compared to $902,000 and $857,000 for the fiscal years ended June 30, 1994 and 1993, respectively. The $573,000 decrease between 1995 and 1994 was due primarily to a loss on the sale of interest-earning assets of $197,000 as compared to a gain of $189,000 in 1994.

       Noninterest Expense.  Noninterest expense for the fiscal year ended June
       -------------------
  30, 1995 was $4.4 million compared to $4.7 million and $3.8 million for the fiscal years ended June 30, 1994 and 1993, respectively. The decrease of $210,000 between 1995 and 1994 was due primarily to the $51,000 decrease in compensation, payroll taxes and fringe benefits and a $252,000 decrease in unrealized loss from loans held for sale. These decreases were offset by a general increase in other expenses caused partially by expenses associated with merging First Federal with Hawkeye. The increase in noninterest expense between 1994 and 1993 of $880,000 was primarily due to a $231,000 increase in compensation and benefits, a $213,000 net gain from foreclosed real estate in 1993 compared to a net loss of $9,000 in 1994 and a $284,000 increase in unrealized loss from loans held for sale. The unrealized loss on loans held for sale was caused by an increase in interest rates during the time period in which the loans were being held for sale.

       Net Income.  Net income for Heritage for the fiscal year ended June 30,
       ----------
  1995 was $826,000, or $4.64 per share, compared to $1.9 million, or $10.84 per share, and $2.4 million, or $13.89 per share, for the fiscal years ended June 30, 1994 and 1993, respectively.

       In calculating earnings per share, the weighted average number of shares of Heritage Common Stock outstanding was 177,969 at June 30, 1995 compared to 175,676 and 173,686 at June 30, 1994 and 1993, respectively. The increase in the weighted average number of outstanding shares was due to certain officers and directors exercising stock options.

  Impact of New Accounting Standards

       The Financial Accounting Standards Board has approved for the year ending June 30, 1996, Statement No. 114, Accounting by Creditors for Impairment of a Loan and Statement No. 118 which amended certain provisions of Statement No. 114 with respect to income recognition and disclosures. The Financial Accounting Standards Board has also approved Statement No. 121, Accounting for Impairment of Long-Lived Assets or Long-Lived Assets to Be Disposed Of, Statement No. 122, Accounting for Mortgage Servicing Rights and Statement No. 123, Accounting for Stock-Based Compensation, which are effective for years beginning after December 15, 1995. Adoption of Statements 114, 118, 121, 122 and 123 are not expected to have a material adverse effect on the Company's financial statements when adopted.

  Liquidity

       The ability of Hawkeye to satisfy its short-term commitments requires the maintenance of adequate liquidity. Liquidity is the ability to generate sufficient cash to meet loan commitments, savings withdrawals and maturing liabilities. Funds to meet these demands are obtained from conversion of assets to cash, savings in-flows, loan principal payments, interest payments, advances from the FHLB and the ability of Hawkeye to obtain other funds in the marketplace. In addition, OTS regulations require all thrift institutions to maintain a certain percentage of their assets in short-term investments. Liquidity management requires the monitoring of portfolio maturities, future commitments and the relative cost of funds in the marketplace. Hawkeye is in compliance with federal regulatory liquidity requirements.

       As of June 30, 1995, $10.7 million, or 6.04% of assets, were in interest or noninterest-bearing deposits, an additional $25.6 million, or 14.42% of assets, were invested in securities available for sale or held to maturity, and $36.6 million, or 20.59% of assets, were invested in mortgage-backed securities held to maturity.

       The ability of Hawkeye to declare and pay dividends to the Company is limited by regulatory restrictions. See "Regulation -- Federal Regulation of Hawkeye -- Dividend Limitations."

  Asset/Liability Management and Interest Rate Sensitivity

       Hawkeye continuously monitors its asset and liability sensitivity to interest rates.

       Hawkeye concentrates on originating mortgage loans with typical interest adjustment periods of three years or less, or which mature in seven years or less, and consumer loans with maturities of five years or less. Generally, Hawkeye no longer originates long-term, fixed-rate loans unless they qualify for sale in the secondary market. Hawkeye also invests its excess cash in U.S. Government obligations, which typically mature within five years.

       Interest rate sensitivity management (management of rate sensitive interest-earning assets and rate sensitive interest-bearing liabilities) focuses on maintaining stability of the net interest margin by matching rate sensitive sources of funds with compatible rate sensitive uses of funds. The effective matching of interest-earning assets and interest-bearing liabilities is necessary to achieve satisfactory financial results for Hawkeye. Such matching has been necessitated by changes in the financial markets, government deregulation, economic volatility and customer awareness of alternative investments.

       With the current customer trend toward shorter term market rate investments, Hawkeye's portfolio has become even more sensitive to interest rate fluctuation. To more properly match interest-earning assets with these liabilities, Hawkeye has developed a plan to shorten the maturities of rate sensitive assets. This plan includes the sale of fixed-rate loans, the purchase and origination of variable interest rate loans with shorter maturities, the origination of shorter-term consumer loans and the purchase of government obligations with shorter maturities of one-to-five years.

       The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specified time period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income.

       The following table presents Hawkeye's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at March 31, 1996. Prepayment rates on loans and decay rates on deposits are based upon assumptions used by the OTS.


                                                   Over One    Over Five     Over Ten       Over
                                       One Year     Through     Through       Through      Twenty
                                        or Less   Five Years   Ten Years   Twenty Years    Years     Total
                                       ---------  -----------  ----------  -------------  --------  --------
                                                                  (In thousands)
Interest-earning assets:
 Fixed-rate mortgage loans and
  mortgage-backed securities.........   $ 7,342      $18,889     $ 6,717        $ 1,757   $   174   $ 34,879
 Variable-rate mortgage loans and
  mortgage-backed securities.........    33,668       23,327          --             --        --     56,995
 Other loans.........................    24,020       30,333       2,796             --        --     57,149
 Investment securities...............    14,286       15,211       2,434             --        --     31,931
                                        -------      -------     -------        -------   -------   --------
   Total.............................    79,316       87,760      11,947          1,757       174    180,954
                                        -------      -------     -------        -------   -------   --------

Interest-bearing liabilities:
 Deposits............................    79,325       67,712       6,358          3,918        --    157,313
 Borrowings..........................     1,000        9,000          --             --        --     10,000
                                        -------      -------     -------        -------   -------   --------
   Total.............................    80,325       76,712       6,358          3,918        --    167,313
                                        -------      -------     -------        -------   -------   --------

Interest sensitivity gap.............   $(1,009)     $11,048     $ 5,589        $(2,161)  $   174   $ 13,641
                                        =======      =======     =======        =======   =======   ========

Cumulative interest sensitivity gap..   $(1,009)     $10,039     $15,628        $13,467   $13,641
                                        =======      =======     =======        =======   =======

Cumulative interest sensitivity gap
 to total interest-earning assets....    (0.56)%        5.55%       8.64%          7.44%     7.54%
                                        =======      =======     =======        =======   =======

                                   REGULATION

       As a federally chartered and federally insured savings association, Hawkeye is subject to extensive regulation. Lending activities and other investments must comply with various statutory and regulatory capital requirements. Hawkeye is regularly examined by its federal regulators and files periodic reports concerning Hawkeye's activities and financial condition. Hawkeye's relationship with its depositors and borrowers also is regulated to a great extent by federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of the Hawkeye's mortgage documents.

  Federal Regulation of Hawkeye

       The OTS has extensive authority over the operations of all insured savings associations. As part of this authority, Hawkeye is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC.

       The OTS has established a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. A schedule of fees has also been established for the various types of applications and filings made by savings associations with the OTS. The general assessment, to be paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly thrift financial report. Savings associations that are classified as "troubled" (i.e., having a supervisory rating of "4" or "5" or subject to a conservatorship) are required to pay a 50% premium over the standard assessment. For the first half of 1996, Hawkeye's assessment under the semi-annual assessment procedure was $27,000.

       The investment and lending authority of Hawkeye is prescribed by federal laws and regulations, and Hawkeye is prohibited from engaging in any activities not permitted by such laws and regulations. These laws and regulations generally are applicable to all federally chartered savings associations and many also apply to state-chartered savings associations.

       Among other things, OTS regulations provide that no savings association may invest in corporate debt securities not rated in one of the four highest rating categories by a nationally recognized rating organization. In addition, the HOLA provides that loans secured by nonresidential real property may not exceed 400% of regulatory capital, subject to increase by the OTS on a case-by-case basis.

       Hawkeye is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally do not permit loans-to-one borrower to exceed 15% of unimpaired capital and surplus, provided that loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. The OTS by regulation has amended the loans-to-one borrower rule to permit savings associations meeting certain requirements, including fully phased-in capital requirements, to extend loans-to-one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. At March 31, 1996, Hawkeye's lending limit under this restriction was $2.3 million.

       Proposed Federal Legislation. Currently, Congress has under consideration various proposals which, if implemented, would have a material effect on the financial institutions in general, and Hawkeye in particular. These proposals include, among others: (i) the consolidation of the four Federal banking agencies (the Federal Reserve Board, OTS, FDIC, and the Office of the Comptroller of the Currency), (ii) the imposition of a one-time assessment on all SAIF-member institutions, like Hawkeye (See "-- Insurance of Accounts") and (iii) requiring all thrifts, like Hawkeye, to convert to a national or state bank charter (which may result in adverse income tax consequences if a thrift's bad debt reserve would be required to be recaptured into taxable income). The outcome of these various proposals is uncertain and Hawkeye is unable to determine the extent to which legislation, if enacted, would affect its business.

       Federal Home Loan Bank System. The FHLB System, consisting of 12 FHLBs, now is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to: supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital market; and ensure that the FHLBs operate in a safe and sound manner.

       Hawkeye, as a member of the FHLB of Des Moines, is required to acquire and hold shares of capital stock in the FHLB of Des Moines equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Des Moines. Hawkeye complied with this requirement with an investment in FHLB of Des Moines stock of $1.5 million at March 31, 1996.

       Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Des Moines. At March 31, 1996, Hawkeye had $10 million in advances from the FHLB of Des Moines.

       Liquidity. Under OTS regulations, a member thrift institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage of its net withdrawable accounts plus short-term borrowings. This liquidity requirement, which is currently 5% may be changed from time to time by the OTS depending upon economic conditions and the deposit flows of member associations. Existing OTS regulations also require each member institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. Hawkeye's average liquidity ratio for the month of March, 1996 was 23.93%, which exceeded the applicable requirements. Hawkeye has never been subject to monetary penalties for failure to meet its liquidity requirements.

       Insurance of Accounts. The deposits of Hawkeye are presently insured by the SAIF, which together with the BIF are the two insurance funds administered by the FDIC. As a result of the BIF reaching its statutory reserve ratio, the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. The BIF premium schedule was further revised, effective January 1996, to provide a range of 0% to .27% with an annual minimum assessment of $2,000, essentially eliminating deposit insurance premiums for many BIF-insured institutions. As a result of these adjustments, BIF insured institutions now generally pay lower premiums than SAIF insured institutions.

       The FDIC has stated that the SAIF is not expected to attain its designated reserve ratio until the year 2002. As a result, SAIF insured members will generally be subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attains its required reserve ratio.

       The effect of this disparity on Hawkeye and other SAIF members is uncertain at this time. It may have the effect of permitting BIF members banks to offer loan and deposit products on more attractive terms that SAIF members due to the cost savings achieved through lower premiums, thereby placing SAIF at a competitive disadvantage. In order to eliminate this disparity, a number of proposals to recapitalize the SAIF have been considered recently by the United States Congress. One plan under current consideration by the United States Congress provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF to a level equal to 1.25% of insured deposits and eliminate the disparity. The special assessment rate under such plan is anticipated to range from .80% to .90%. Based on Hawkeye's level of SAIF deposits at March 31, 1995, and assuming a special assessment of .85%, Hawkeye's assessment would be approximately $_____ million on a pre-tax basis. Accordingly, this special assessment would significantly increase noninterest expense and adversely affect Hawkeye's results of operation. Conversely, depending on Hawkeye's capital level and supervisory rating, and assuming, although there can be no assurance, that if the insurance premium levels for BIF and SAIF members are again equalized, deposits insurance premiums could decrease significantly to the minimum assessment for future periods.

       The United States Congress is also considering legislation that would require all Federal thrift institutions such as Hawkeye, to either convert to a national bank or a state charted depository institution by January 1, 1998. The OTS would also be abolished and its functions transferred among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on Heritage and Hawkeye. See "Information Concerning the Special Meeting -- Recent Events -- Deposit Insurance Premiums".

       The FDIC may terminate the deposit insurance of any insured depository institutions if it determines after a hearing that the institutions has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which could result in termination of the deposit insurance of Hawkeye.

       Prompt Corrective Action. Under Section 38 of the FDIA, as added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. In September 1992, the federal banking agencies adopted substantially similar regulations which are intended to implement the system of prompt corrective action established by Section 38 of the FDIA, which became effective on December 19, 1992. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure: (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 1.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0% and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

       Section 38 of the FDIA and the implementing regulations also provide that a federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. (The FDIC may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

       An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of
  Section 38 of the FDIA, which sets forth various mandatory and discretionary restrictions on its operations.

       At March 31, 1996, Hawkeye was a "well capitalized" institution under the prompt corrective action regulations of the OTS.

       Standards for Safety and Soundness. Federal law requires the federal banking regulatory agencies to prescribe, by regulation or guideline, standards for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting;
  (iv) interest rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The OTS, as well as the other federal banking agencies, has adopted safety and soundness guidelines on matters such as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a compliance plan or to comply with an approved compliance plan will result in further enforcement action against the institution. Savings and loan holding companies are also required to ensure that transactions and relationship with their subsidiary savings associations do not have a detrimental effect on the safe and sound operation of the association.

       Qualified Thrift Lender Test. All savings associations are required to meet a QTL test set forth in Section 10(m) of the HOLA and regulations of the OTS thereunder to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either become a national bank or be subject to the following restrictions on its operations:
  (1) the association may not make any new investment or engage in activities that would not be permissible for national banks; (2) the association may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; (3) the association shall not be eligible to obtain new advances from any FHLB; and (4) the payment of dividends by the association shall be subject to the rules regarding the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a qualified thrift lender, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings association controlled by a company ceases to be a QTL, the company must register as a bank holding company and, consequently, becomes subject to the rules applicable to such companies. A savings institution may requalify as a qualified thrift lender if it thereafter complies with the QTL test.

       Currently, the QTL test requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets.

       At March 31, 1996, Hawkeye complied with the current QTL requirement.

       Capital Requirements. Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements.

       OTS capital regulations establish a 3% core capital ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) any intangible assets; and (ii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and nonincludable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a core capital leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "- Prompt Corrective Action."

       Savings associations also must maintain "tangible capital" not less than 1.5% of it's adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets."

       Each savings institution must maintain total capital equal to at least 8% of risk-weighted assets. Total capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt, and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory redeemable preferred stock, subject to an amortization schedule, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

       The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans which do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned to that category. These products are then totalled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

       The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has recently postponed the date that the component will first be deducted from an institution's total capital until an appeals process is developed for the measurement of an institution's interest rate risk.

       The following table presents Hawkeye's capital levels as of March 31, 1996.

                                                    Percent
                                     Amount        of Assets
                                    ---------      ---------
                                    (Dollars in thousands)

  Tangible capital................  $  13,340         7.16%
  Tangible capital requirement....      2,794         1.50
                                    ---------        -----
    Excess........................  $  10,546         5.66%
                                    =========        =====

  Core capital....................  $  13,340         7.16%
  Core capital requirement........      5,588         3.00
                                    ---------        -----
    Excess........................  $   7,752         4.16%
                                    =========        =====

  Risk based capital..............  $  14,595        14.63%
  Risk based capital requirement..      7,983         8.00
                                    ---------        -----
    Excess........................  $   6,612         6.63%
                                    =========        =====

       Dividend Limitations. OTS regulations require Hawkeye to give the OTS 30 days' advance notice of any proposed declaration of dividends to Heritage, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Heritage. In addition, Hawkeye may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of Hawkeye below the amount required for the liquidation account.

       OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

       A Tier 1 savings association generally has capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution) and has not been notified by the OTS that it is in need of more than normal supervision. A Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its fully phased-in requirement) at the beginning of the calendar year. Capital distributions in excess of such amount require advance approval from the OTS.

       A savings association with either (i) capital equal to or in excess of its minimum capital requirement but below its fully phased-in capital requirement (both before and after the proposed capital distribution), or (ii) capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution) but which has been notified by the OTS that it is in need of more than normal supervision may be designated by the OTS as a Tier 2 association. Such an association may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close the association is to meeting its fully phased-in capital requirement. Capital distributions exceeding this amount require prior OTS approval.

       Tier 3 associations include savings associations with either (i) capital below the minimum capital requirement (either before or after the proposed capital distribution), or (ii) capital in excess of the fully phased-in capital requirement but which has been notified by the OTS that it shall be treated as a Tier 3 association because it is in need of more than normal supervision. Tier 3 associations may not make any capital distributions without prior approval from the OTS.

       The OTS issued a proposed rule in December 1994 that would amend its capital distributions regulation to incorporate the definition of "capital distributions" used under the system of prompt corrective action established by FDICIA. The proposed rule would allow capital distributions without notice to the OTS by associations that are adequately capitalized that receive a composite rating of 1 or 2, and that are not held by a holding company. Other associations that are at least adequately capitalized after making a capital distribution would be permitted to make a capital distribution upon notice to the OTS. Applications for capital distributions would be accepted from troubled associations and undercapitalized associations but would be approved only under certain restrictive conditions.

       Investment Rules. The OTS permissible amount of loans-to-one borrower now follows the national bank standard for all loans made by savings institutions. This standard generally does not permit loans-to-one borrower to exceed 15% of unimpaired capital and surplus. Loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. Hawkeye believes that these provisions have not had any material adverse effect on its lending activities.

       Savings institutions and their subsidiaries may not acquire or retain investments in corporate debt securities that at the time of acquisition were not rated in one of the four highest rating categories by at least one nationally recognized rating organization. Investments in a savings institution's portfolio not meeting this requirement must be divested as quickly as can be done on a prudent basis, but not later than July 1, 1994. Pursuant to regulatory accounting rules, securities subject to divestment are not to be treated as "held for sale;" however, GAAP may still require mark-to-market accounting by virtue of the divestment requirement. Hawkeye does not hold any investments that must be divested under this provision.

       In addition, the permissible amount of commercial real estate loans for federal associations is reduced from the pre-FIRREA standard of 40% of assets to an amount equal to four times capital. This limitation is not expected to have a material adverse effect on Hawkeye.

       At March 31, 1996, the largest loan by Hawkeye outstanding to any one borrower, including related entities, was the Bennett Funding Asset with a balance at that date of $1.8 million. For additional information, see "Information Concerning the Special Meeting -- Recent Events -- Bennett Funding Asset".

       Activities of Savings Associations and Their Subsidiaries. OTS regulations provide that, when a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association shall notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

       Accounting and Regulatory Standards. An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with generally accepted accounting principles. Under the policy statement, management must support its classification of an accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. Hawkeye is in compliance with these amended rules.

       The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than generally accepted accounting principles by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

       Investment Portfolio Policy. OTS supervisory policy requires that securities owned by thrift institutions must be classified and reported in accordance with FASB 115.

       Transactions with Affiliates. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same extent as if the savings association were a Federal Reserve member bank. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guaranty and similar other types of transactions.

       Three additional rules apply to savings associations: (i) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and
  (iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve Board, as is currently the case with respect to all FDIC-insured banks. Hawkeye has not been significantly affected by the rules regarding transactions with affiliates.

  Regulation of Heritage

       Heritage is a unitary savings and loan holding company within the meaning of the HOLA. As such, Heritage is registered with the OTS and subject to OTS regulations, examinations, supervision and reporting requirements. Heritage is required to file certain reports with, and otherwise comply with the regulations of, the OTS. As a subsidiary of a savings and loan holding company, Hawkeye is subject to certain restrictions in its dealings with the Heritage and with other companies affiliated with Heritage and also are subject to regulatory requirements and provisions as federal institutions.

       Affiliate Restrictions. The affiliate restrictions contained in Section 23A and 23B of the Federal Reserve Act apply to all federally insured savings associations and any such "affiliate". A savings and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association under the HOLA.

       Qualified Thrift Lender Test. The HOLA requires any savings and loan holding company that controls a savings association that fails the QTL test, as explained under "Regulation of Hawkeye -- Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.

                 BENEFICIAL OWNERSHIP OF HERITAGE COMMON STOCK

       The following tables set forth information with respect to the shares of Heritage Common Stock beneficially owned by (1) those persons who were beneficial owners of more than 5.0% of the outstanding shares of Heritage Common Stock (2) Heritage's directors and certain executive officers, and (3) all directors and executive officers of Heritage as a group.


   Principal Stockholders


                                              Amount and Nature of                 Percent of Shares
                                              Beneficial Ownership                   of Heritage
     Name and Address                          of Heritage Common                    Common Stock
    of Beneficial Owner                    Stock at the Record Date (1)               Outstanding
    -------------------                    ---------------------------              ---------------
     Sally H. Courter                               35,758 (2)                           19.16%
     610 Prairie Avenue
     Boone, Iowa 50036

     John F. Peterson                               28,432 (3)                           15.43
     P.O. Box 243
     Boone, Iowa 50036

     Paul H. Stark                                  17,211 (4)                            9.47
     609 7th Street
     Boone, Iowa 50036

     Stanley L. Moffitt                             11,905 (5)                            6.53
     525 Story Street
     Boone, Iowa 50036

     Nancy W. Putz                                  10,000                                5.53
     8535 Odyssey Drive
     Universal City, Texas 78248

     John A. Walker                                 10,000                                5.53
     P.O. Box 98
     Stanhope, Iowa 50246

- --------------------
  (1) Unless otherwise indicated, ownership is direct and each individual exercises sole voting and investment power.
  (2) Includes 10,375 shares owned by Mrs. Courter's adult children, 13,213 shares owned by the Estate of Lloyd W. Courter, her deceased spouse, of which her son, Jeffrey Courter, is Executor and 5,822 stock options owned by the Lloyd W. Courter Estate exercisable within 60 days of the Record Date.
  (3) Includes 5,000 shares owned individually by Mr. Peterson's spouse, 7,600 shares owned by his parents and 3,462 stock options exercisable within 60 days of the Record Date.
  (4) Includes 6,023 shares owned by Mr. Stark's spouse, 250 shares owned by his adult son and 1,023 stock options exercisable within 60 days of the Record Date.
  (5) Includes 8,947 shares owned through a retirement plan in which Mr. Moffitt participates, 1,300 shares owned by his spouse, 150 shares owned by his adult son and 1,508 stock options exercisable within 60 days of the Record Date.

Management

                                           Shares of Heritage            Percent of Shares
                                              Common Stock                  of Heritage
                                          Beneficially Owned at             Common Stock
        Name                               the Record Date (1)              Outstanding
        ----                              ---------------------           ---------------
     John F. Peterson, President              28,432 (2)                      15.43%
     Chief Executive Officer
     and Director

     Carolyn M. Herrald, Director              2,913                           1.61

     Robert E. McKone, Director                  649                              *

     Sally H. Courter, Director               35,758 (3)                      19.16

     James R. Grabau, Director                 5,841 (4)                       3.22

     Paul H. Stark, Director                  17,211 (5)                       9.47

     Bernie E. Saggau, Jr., Director           3,608                           1.99

     Stanley L. Moffitt, Director             11,905 (6)                       6.53

     Robert E. Runyan                          2,914 (7)                       1.61
     Senior Vice President of Hawkeye

     R. Michael Riddle                         1,134 (8)                          *
     Vice President of Hawkeye

     R.T. Schreck                              1,722 (9)                          *
     Vice President of Hawkeye

     All Executives Officers and             117,087 (10)                      59.7
   Directors as a Group (11 persons)

- --------------------
  *    Less than 1.0%.
  (1) Unless otherwise indicated, ownership is direct and each individual exercises sole voting and investment power.
  (2) Includes 5,000 shares owned individually by Mr. Peterson's spouse, 7,600 shares owned by his parents and 3,462 stock options exercisable within 60 days of the Record Date.
  (3) Includes 10,375 shares owned by Mrs. Courter's adult children, 13,213 shares owned by the Estate of Lloyd W. Courter, her deceased spouse, of which her son, Jeffrey Courter, is Executor and 5,622 stock options owned by the Estate of Lloyd W. Courter exercisable within 60 days of the Record Date.
  (4) Includes 501 shares owned by his son in a Uniform Gift to Minors Act Trust of which his spouse is custodian.
  (5) Includes 6,023 shares owned by Mr. Stark's spouse, 250 shares owned by his adult son and 1,023 stock options exercisable within 60 days of the Record Date.
  (6) Includes 8,947 shares owned by Mr. Moffitt's retirement plan, 1,300 shares owned by his spouse, 150 shares owned by his adult son and 1,508 stock options exercisable within 60 days of the Record Date.
  (7)  Includes 666 stock options exercisable within 60 days of the Record Date.
  (8)  Includes 334 stock options exercisable within 60 days of the Record Date.
  (9)  Includes 834 stock options exercisable within 60 days of the Record Date.
  (10) Includes 5,000 shares held by the Hawkeye 401(k) Retirement Plan for the benefit of plan participants, including the executive officers of Hawkeye.

                       COMMON STOCK PRICES AND DIVIDENDS
  Common Stock Prices

       The Commercial Common Stock is currently traded on the NYSE under the symbol "CFB." Prior to August 2, 1995, the Commercial Common Stock was quoted on the Nasdaq National Market under the symbol "CFCN." Therefore, any references herein to the closing price of the Commercial Common Stock for the period up to and including August 1, 1995 shall be the closing price as reported on the Nasdaq National Market.

       The following table sets forth the market prices of Commercial Common Stock for the periods indicated, indicated by the high and low closing sales prices for the Commercial Common Stock as reported on the Nasdaq National Market up to and including August 1, 1995 and as reported on the NYSE thereafter. Information is presented from the beginning of 1993 to the present (through _________________).

       There is currently no public market for the Heritage Common Stock nor any uniformly quoted price. As of the Record Date, there were approximately _____ holders of record of the Heritage Common Stock.

                                                         Commercial
                                                        Common Stock
                                                  -----------------------
         Quarter Ended                              High           Low
         -------------                            --------       --------
         1993
         ----

         March 31, 1993......                     $ 25.125       $  16.50
         June 30, 1993.......                       27.00           19.25
         September 30, 1993..                       27.75           24.125
         December 31, 1993...                       26.75           19.25

         1994
         ----

         March 31, 1994......                       21.625          17.875
         June 30, 1994.......                       25.75           17.875
         September 30, 1994..                       27.875          23.75
         December 31, 1994...                       24.8125         18.875

         1995
         ----

         March 31, 1995......                       24.875          20.375
         June 30, 1995.......                       31.25           24.875
         September 30, 1995..                       37.00           27.125
         December 31, 1995...                       37.75           32.375

         1996
         ----

         March 31, 1996......                       38.875          35.00
         June 30, 1996.......                       38.875          36.875
         September 30, 1996..
         (through July __, 1996)

       On May 15, 1996, the last trading day preceding the public announcement of the execution of the Merger Agreement, the reported closing sale price of Commercial Common Stock was $38.50 per share. On ___________, 1996, the closing sale price for Commercial Common Stock was $_____ per share.

  Dividends

       On October 4, 1995, Commercial established a policy of paying a regular quarterly cash dividend. Accordingly, on October 31, 1995, January 12, 1996, April 12, 1996 and July 12, 1996, Commercial paid quarterly dividends of $.10 per share on the Commercial Common Stock. Prior to October 4, 1995, Commercial had never paid dividends. During the past two fiscal years and the nine months ended March 31, 1996, Heritage has paid a quarterly dividend as follows:

                    Fiscal Year Ended  Fiscal Year Ended  Nine Months Ended
                      June 30, 1994      June 30, 1995     March 31, 1996
                    -----------------  -----------------  -----------------

  First Quarter     $        --        $         .50         $    1.00
  Second Quarter           1.44                 1.00              1.00
  Third Quarter             .50                 1.00              1.00
  Fourth Quarter            .50                 1.00


       The payment of dividends by Commercial and Heritage is subject to the discretion of each company's Board of Directors and depends on a variety of factors, including each company's operating results and financial condition, regulatory limitations, tax considerations and other factors. Under Nebraska law, dividends may be paid in cash, in property or in shares of capital stock only out of unreserved and unrestricted earned surplus.

       At the present time, the only significant independent sources of funds available for the payment of dividends by Commercial are dividends paid by the Bank to Commercial and Commercial's unrestricted liquid assets ($6.6 million at March 31, 1996), and the only significant sources of funds available for the payment of dividends by Heritage are dividends paid by Hawkeye to Heritage. Under regulations of the OTS, neither the Bank nor Hawkeye is permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors at the time of its conversion to stock form. In addition, the Bank and Hawkeye are required to give the OTS 30 days' prior notice of any proposed declaration of a dividend to Commercial and Heritage, respectively, and are subject to federal regulations which impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers).


                        COMPARISON OF STOCKHOLDER RIGHTS

       Introduction. Upon consummation of the Merger, holders of Heritage Common Stock, whose rights are presently governed by Iowa law and Heritage's Articles of Incorporation and Bylaws, and indirectly by Hawkeye's Charter and Bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by Nebraska law and the Articles of Incorporation and Bylaws of Commercial and indirectly by the Bank's Charter and Bylaws. Certain differences arise from the differences between Iowa and Nebraska corporate law, between the Articles of Incorporation and Bylaws of Heritage and the Articles of Incorporation and Bylaws of Commercial and between the Charter and Bylaws of Hawkeye and the Bank. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes material differences and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of Commercial and the Articles of Incorporation and Bylaws of Heritage. See "Available Information."

       Issuance of Capital Stock. The Articles of Incorporation of Commercial authorize the issuance of 25,000,000 shares of Commercial Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. The Articles of Incorporation of Heritage authorize the issuance of 5,000,000 shares of Heritage Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share. At ________ ___, 1996, _____ and _____ shares of Commercial Common Stock and Heritage Common Stock, respectively, were issued and outstanding.

       Special Meetings of Stockholders. Commercial's Articles of Incorporation provide that special meetings of stockholders of Commercial may be called by a majority of the Board of Directors, by the holders of seventy-five percent or more of the shares entitled to vote at such meeting, or by a duly authorized committee of the Board of Directors. Special meetings of the holders of Heritage's stock may be called by the President of Heritage, by the Board of Directors or by the holders of ten percent (10%) or more of the shares of Heritage Common Stock entitled to vote at such meeting.

       Number and Term of Directors.   Commercial's Board of Directors consists
  of nine persons, divided into three classes. Under the terms of Commercial's Articles of Incorporation, the number of directors may only be changed by the affirmative vote of not less than 75.0% of all outstanding shares of stock of the corporation entitled to vote generally, other than in the election of directors, and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the corporation entitled to vote generally, other than in the election of directors and other than "Principal Stockholders" (as defined in the Articles of Incorporation). Heritage's Board of Directors consists of seven persons, divided into three classes in nearly equal number as possible. The authorized number of Directors of Heritage may only be changed by an amendment to the Bylaws, which requires Board action.

       Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Annual Meeting of Stockholders. Commercial's Bylaws provide that any new business to be taken up at an annual meeting shall be made in writing and filed with the Secretary of Commercial at least twenty days before the date of the annual meeting. Heritage's Bylaws provide that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by any stockholder of Heritage. In order to make any such nomination or proposal, a stockholder must give notice in writing, delivered or mailed to the Secretary of Heritage, not less than ten nor more than 15 days prior to such meeting, together with certain information relating to the nomination or proposal.

       Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolutions. Commercial's Articles of Incorporation require that any merger, reorganization, or consolidation, or any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of at least 25% of the fair market value of the total assets of Commercial with any affiliate or any person who beneficially owns in the aggregate 20% or more of the outstanding shares of voting stock of Commercial must first be approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock and the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock held by shareholders other than a principal shareholder (a person who owns at least 20% of the outstanding shares of Commercial's voting stock). Commercial's Articles of Incorporation also require that certain fair price criteria designed to ensure that Commercial's stockholders receive a fair price for their shares in a business combination be met, unless a business combination is first approved by three-quarters of the board of directors who were directors prior to the time the person became a principal shareholder. Heritage's Articles of Incorporation do not contain any approval requirements for mergers or similar corporate action, other than those imposed by Iowa law generally.

       Limitations on Directors' Liability. The Nebraska Business Corporation Act does not expressly limit or eliminate the liability of directors. However, Commercial's Articles of Incorporation provide that an "outside director" shall not be personally liable to the respective corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes the respective corporation to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision does not limit liability for (i) any act or omission
                              ---
  not in good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by the respective corporation or its stockholders. "Outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of the respective corporation through management agreements, voting trusts, directorships in related corporations or any other device or relationship. Heritage's Articles of Incorporation provide breach of his fiduciary duty as a director and authorizes the respective corporation to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision does not limit
                                                                       ---
  liability for (i) any act or omission not in good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injuctive order obtained by the respective corporation or its stockholders. "Outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of the respective corporation through management agreements, voting trusts, directorships in related corporation or any other device or relationship. Heritage's Articles of Incorporation provide that its directors will not be liable to Heritage or its stockholders for monetary damages for breach of fiduciary duty as a director with the exceptions of: (i) breaches of a director's duty of loyalty to Heritage or its stockholders; (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any transactions from which the director derives an improper personal benefit; or (iv) due to Section 496A.44 of the IBCA.

       Amendment of Articles of Incorporation and Bylaws.   Commercial's
  Articles of Incorporation may be amended upon the approval of two-thirds of Commercial's shareholders. However, the affirmative vote of 75% of all outstanding shares of Commercial entitled to vote generally, other than in the election of directors, and the affirmative vote of the holders of not less than a majority of outstanding shares entitled to vote generally, other than in the election of directors other than "principal shareholders" (as defined in Commercial's articles) are required to alter or amend certain provisions in the Articles, including provisions which: (i) require that there be nine directors; (ii) classify the board into three classes with staggered terms;
  (iii) provide that a director may only be removed upon the affirmative vote of 75% of the shares entitled to vote; (iv) allow the board of directors to fill vacancies on the board; (v) require a supermajority vote to approve certain business combinations with a 20% or greater stockholder; (vi) mandate that certain business combinations comply with the fair price provisions contained in the Articles; (vii) permit the stockholders to amend Commercial's bylaws only upon the affirmative vote of 75% or more of the shares entitled to vote. Commercial's Bylaws may be amended either by the board of directors or by the affirmative vote of 75% of the outstanding shares of Commercial's stock. Heritage's Articles of Incorporation do not contain limitations on amendment. As such, Heritage's Articles of Incorporation may be amended only in accordance with Iowa law, which requires the Board of Directors to adopt a resolution setting forth the proposed amendment, which must then be approved by a majority vote of the stockholders entitled to vote on the proposed amendment except for certain immaterial amendments.

       Rights Plan. On December 19, 1988, the Board of Directors of Commercial adopted a Shareholder Rights Plan (the "Rights Plan") and declared a distribution of stock purchase rights (the "Rights") payable to shareholders of record on December 30, 1988. The Rights consist of primary rights (the "Primary Rights"), which generally entitle the holders thereof to purchase shares of Commercial Common Stock at 20% of the market price of such shares in the event any person acquires an interest in 15% or more of Commercial Common Stock without complying with a procedure intended to ensure fair treatment of all shareholders of Commercial, and secondary rights (the "Secondary Rights"), which generally entitle the holders thereof to purchase shares of Series A Junior Participating Cumulative Preferred Stock of Commercial (the "Preferred Shares") in the event a person acquires an interest in 25% or more of the outstanding shares of Commercial Common Stock without complying with such procedural requirements. The December 30, 1988 distribution consisted of one Primary Right and One Secondary Right for each share of Commercial Common Stock outstanding on that date and, subject to adjustment under certain circumstances, unless the Rights expire or are earlier redeemed, one Primary Right and one Secondary Right shall be issued with each share of Commercial Common Stock issued following December 30, 1988 until the Rights become exercisable under the terms of the Rights Plan.

       The Primary Rights will become exercisable, subject to extension, 10 business days following a public announcement that any person (other than certain entities who beneficially owned more than 15% of Commercial's outstanding Commercial Common Stock as of the date of adoption of the Rights Plan and certain persons who acquire their shares directly from Commercial) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Commercial Common Stock and has not complied with the procedural requirements set forth in the Rights Plan (such person being referred to as a "15% Person"). Secondary Rights will become exercisable upon the earlier of
  (i) one business day following a public announcement that any person (other than Commercial or certain related entities) has acquired, or has obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock, provided that such acquisition is not deemed a "Fair Offer," as described in the Rights Plan (such person being known as a "25% Person"), or (ii) one business day following the commencement of a tender offer, other than a Fair Offer, or exchange offer, the consummation of which would result in the beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock by any person other than Commercial or certain related entities. A public announcement for this purpose shall be made by Commercial or, as the case may be, by a 15% Person or a 25% Person.

       The number of shares which may be purchased upon exercise of each Primary Right is determined by dividing (i) that number of shares which equals 50% of the outstanding shares of Commercial Common Stock, as of the date a person became a 15% Person, by (ii) the number of Primary Rights outstanding, exclusive of Primary Rights beneficially owned by the 15% Person, which shall become void. The per share exercise price of shares issued upon the exercise of a Primary Right is 20% of the market price of such shares as of the date the 15% Person became a 15% Person.

       Unless the Secondary Rights are earlier redeemed, in the event a person becomes a 25% Person, each holder of a Secondary Right (other than Secondary Rights beneficially owned by such 25% Person, which will thereafter become void) will have the Right to purchase one-hundredth of a share of Preferred Shares at a price of $42.00 per one-hundredth of a share. Unless the Secondary Rights are earlier redeemed, in the event that (i) Commercial is the surviving corporation in a merger with a 25% Person and Commercial Common Stock is not changed or exchanged in such merger, (ii) a 25% Person engages in one of a number of "self dealing" transactions, including certain preferential sales, transfers or exchanges of Commercial assets or securities, (iii) during such time as there is a 25% Person, there shall be any reclassification of securities or recapitalization of Commercial or any merger or consolidation of Commercial with any of its subsidiaries or any other transaction or series of transactions which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities or of securities exercisable for or convertible into securities of Commercial or any of its subsidiaries which is beneficially owned by a 25% Person, or (iv) a person (other than Commercial or certain related entities) becomes the beneficial owner of 25% or more of the outstanding shares of Commercial Common Stock (other than pursuant to certain transactions set forth in the Rights Plan), then each holder of a Secondary Right will have the right to receive, upon exercise and payment of the Secondary Right exercise price, Commercial Common Stock having a value equal to two times the then current Secondary Right exercise price.

       In the event Commercial is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power is sold, each holder of a Secondary Right will thereafter have the right to receive, upon the exercise and payment of the Secondary Right exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction has a value equal to two times the then current Secondary Right exercise price.

       A majority of the independent directors of Commercial may authorize the redemption of either or both of the Primary or Secondary Rights at a price of $0.01 per Right at any time prior to the close of business on the tenth business day, subject to extension, following the date of a public announcement that any person has become a 15% Person, other than pursuant to certain cash tender offers described in the Rights Plan, and at any time prior to the public announcement that any person has become a 25% Person, other than pursuant to such a cash tender offer. Commercial's right of redemption with respect to the Secondary Rights will be reinstated if each 25% Person reduces its beneficial ownership to less than 15% of Commercial Common Stock in a transaction not involving a purchase by Commercial or its subsidiaries. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders thereof will be to receive the redemption price.

       The terms of the Rights may be amended by the Board of Directors of Commercial without the consent of the holders of the Rights, except that following the date on which the Rights become exercisable, such amendment may not adversely affect the interests of the holders of the Rights.

       Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Commercial (other than rights resulting from such holder's ownership of Commercial Common Stock), including, without limitation, the right to vote or to receive dividends.

       The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire Commercial without conditioning the offer on the Rights being redeemed or substantially all of the Rights being acquired.

       Heritage does not have any similar shareholder rights plan.


                         ADJOURNMENT OF SPECIAL MEETING
                         (Proposal 2 - Special Meeting)

       In the event that there are not sufficient votes to approve the Acquisition Merger and the Merger Agreement at the time of the Special Meeting, such proposal cannot be approved unless the Special Meeting is adjourned in order to permit further solicitation of proxies and the necessary votes are obtained. In order to allow proxies that have been received by Heritage at the time of the Special Meeting to be voted for such adjournment, if necessary, Heritage has submitted the question of adjournment under such circumstances to its stockholders as a separate matter for their consideration. A majority of the shares of Heritage Common Stock represented and voting at the Special Meeting is required in order to approve any such adjournment. The Board of Directors of Heritage recommends that stockholders vote their proxies in favor of such adjournment so that their proxies may be used for such purpose in the event it should become necessary. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. Abstentions and broker non-votes will not be voted in favor of this proposal. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting.

       Heritage's Board of Directors unanimously recommends that stockholders vote FOR the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies.


                                 LEGAL MATTERS

       The legality of the Commercial Common Stock to be issued pursuant to the Merger Agreement will be passed upon for Commercial by Fitzgerald, Schorr, Barmettler & Brennan, Omaha, Nebraska.

       Certain other legal matters in connection with the Merger will be passed upon for Commercial by Housley Kantarian & Bronstein, P.C., Washington, D.C., and for Heritage by Breyer & Aguggia, Washington, D.C.


                                    EXPERTS

       The consolidated financial statements of Commercial, except Railroad and subsidiaries, as of June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995 incorporated in this Prospectus/Proxy Statement by reference from Commercial's Current Report on Form 8-K filed on March 19, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (those financial statements have been restated to give retroactive effect to the merger of Commercial and Railroad which has been accounted for as a pooling of interest), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Railroad as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been audited by KPMG Peat Marwick LLP as stated in their report incorporated by reference herein and in the Registration Statement. Such report of KPMG Peat Marwick LLP, independent certified public accountants, is incorporated by reference herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for certain investments in debt and equity securities in 1993 and a change in the method of accounting for income taxes in 1992.


       The consolidated financial statements of Heritage as of June 30, 1995 and 1994 and each of the years in the three-year period ended June 30, 1995, have been included herein in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                            INDEPENDENT ACCOUNTANTS

       Representatives of McGladrey & Pullen, LLP, Heritage's independent certified public accountants, are expected to be present at the Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER MATTERS

       The Heritage Board of Directors is not aware of any business to come before the Special Meeting other than those matters described in this Prospectus/Proxy Statement. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                         INDEX TO FINANCIAL STATEMENTS
                          OF HERITAGE FINANCIAL, LTD.

                                                                 Page
                                                                 ----

  Independent Auditor's Report.................................   F-1

  Consolidated Statements of Financial Condition as of
    June 30, 1995 and 1994.....................................   F-2

  Consolidated Statements of Income for the Years Ended
    June 30, 1995, 1994 and 1993...............................   F-3

  Consolidated Statements of Stockholders' Equity for
    the Years Ended June 30, 1995, 1994 and 1993...............   F-4

  Consolidated Statements of Cash Flows for the Years
    Ended June 30, 1995, 1994 and 1993.........................   F-5

  Notes to Consolidated Financial Statements...................   F-7

  Consolidated Condensed Statements of Financial Condition
    (Unaudited) as of March 31, 1996 and June 30, 1995.........  F-28

  Consolidated Condensed Statements of Income (Unaudited)
    for the Nine Months Ended March 31, 1996 and 1995..........  F-29

  Consolidated Condensed Statements of Stockholders' Equity
    (Unaudited) for the Nine Months Ended March 31, 1996.......  F-30

  Consolidated Condensed Statements of Cash Flows (Unaudited)
    for the Nine Months Ended March 31, 1996 and 1995..........  F-31

  Notes to Consolidated Condensed Financial Statements.........  F-33

                   [LOGO OF MCGLADREY & PULLEN APPEARS HERE]



                         INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Heritage Financial, Ltd.
Boone, Iowa

We have audited the accompanying consolidated statements of financial condition of Heritage Financial, Ltd. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Financial, Ltd. and subsidiaries as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

As described in Note 1 to the consolidated financial statements, during the year ended June 30, 1994 the Company changed its methods of accounting for income taxes and certain investments in debt and equity securities to adopt Financial Accounting Standards Board Statement No.'s 109 ("Accounting for Income Taxes") and 115 ("Accounting for Certain Investments in Debt and Equity Securities"), respectively.


                                        /s/ McGladrey & Pullen

Des Moines, Iowa
August 3, 1995

Heritage Financial, Ltd. and Subsidiaries

Consolidated Statements of Financial Condition
June 30, 1995 and 1994

ASSETS                                                                                  1995                    1994
- ------------------------------------------------------------------------------------------------------------------------
Cash:
  Interest-bearing                                                          $         9,736,485      $        6,527,259
  Non-interest-bearing                                                                1,000,775               1,004,794
Securities held to maturity (Note 2)                                                 10,149,208               9,881,289
Securities available for sale (Notes 2 and 9)                                        15,471,628              18,352,365
Mortgage-backed securities held to maturity (Notes 2 and 3)                          36,583,097              40,247,767
Loans held for sale, net of unrealized loss 1995 none;
  1994 $284,300                                                                              -                7,864,784
Loans receivable, net (Note 4)                                                       99,510,529              83,359,940
Accrued interest receivable (Note 6)                                                  1,463,406               1,052,669
Income tax refund claims receivable (Note 10)                                            51,217                      -
Deferred taxes (Note 10)                                                                     -                  400,012
Premises and equipment, net (Note 7)                                                  3,199,510               3,346,526
Other assets                                                                            504,987                 421,227
                                                                            --------------------------------------------
         Total assets                                                       $       177,670,842      $      172,458,632
                                                                            ============================================
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits (Note 8)                                                         $       157,148,405      $      157,698,438
Borrowed funds (Note 9)                                                               5,000,000                      -
Advances from borrowers for taxes and insurance                                         510,310                 519,367
Income taxes (Note 10):
  Current                                                                                    -                   67,341
  Deferred                                                                               15,024                      -
Accrued expenses and other liabilities                                                1,343,129               1,198,216
                                                                            --------------------------------------------
       Total liabilities                                                            164,016,868             159,483,362
                                                                            --------------------------------------------
COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY (Notes 11 and 14)
  Common stock, par value $1 per share; authorized 5,000,000 shares, issued and outstanding 1995 179,041 shares;
    1994 177,191 shares                                                                 179,041                 177,191
  Additional paid-in capital                                                          1,302,057               1,222,357
  Retained earnings, substantially restricted (Note 10)                              11,772,351              11,569,789
  Unrealized gain on securities available for sale, net (Note 2)                        400,525                   5,933
                                                                           ---------------------------------------------
       Total stockholders' equity                                                    13,653,974              12,975,270
                                                                           ---------------------------------------------

       Total liabilities and stockholders' equity                           $        177,670,842     $      172,458,632
                                                                           =============================================

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME YEARS
Ended June 30, 1995, 1994 and 1993

                                                                  1995                    1994                    1993
- ---------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                      $       8,040,322       $       7,328,560       $       8,164,394
  Securities                                                    1,704,792               1,511,419               1,753,336
  Mortgage-backed securities                                    2,325,430               1,998,513               2,840,686
  Other interest-earning assets                                    36,086                 183,028                 177,065
                                                        --------------------------------------------------------------------
       Total interest income                                   12,106,630              11,021,520              12,935,481
                                                        --------------------------------------------------------------------
Interest expense
  Deposits (Note 8)                                             6,719,088               5,683,870               6,716,571
  Borrowed funds                                                   15,387                  20,609                 128,636
                                                        --------------------------------------------------------------------
       Total interest expense                                   6,734,475               5,704,479               6,845,207
                                                        --------------------------------------------------------------------
       Net interest income                                      5,372,155               5,317,041               6,090,274

Provision for (reduction in allowance for) loan
  losses (Note 4 )                                                 40,000                (130,000)               (130,000)
       Net interest income after provision for          --------------------------------------------------------------------
         (reduction in allowance for) loan losses               5,332,155               5,447,041               6,220,274
                                                        --------------------------------------------------------------------
Non-interest income:
  Gain (loss) on sale of interest-earning assets,
    net (Note 2)                                                 (197,446)                188,902                 149,960
  Service charges and fees                                        392,599                 460,226                 409,133
  Other                                                           133,759                 252,977                 298,261
                                                        --------------------------------------------------------------------
       Total non-interest income                                  328,912                 902,105                 857,354
                                                        --------------------------------------------------------------------
Non-interest expense:
  Compensation and benefits                                     2,057,200               2,108,220               1,877,119
  Occupancy and equipment                                         559,886                 517,511                 357,021
  SAIF deposit insurance premiums                                 359,468                 367,133                 331,010
  Net (income) loss from foreclosed real estate                     1,328                   8,880                (212,838)
  Unrealized loss from loans held for sale                         32,508                 284,300                      -
  Other (Note 15)                                               1,436,147               1,370,881               1,425,370
                                                        --------------------------------------------------------------------
       Total non-interest expense                               4,446,537               4,656,925               3,777,682
                                                        --------------------------------------------------------------------
       Income before income taxes and the cumulative
         effect of the change in accounting for                 1,214,530               1,692,221               3,299,946
         income taxes

Income tax expense (Note 10)                                      388,750                 204,650                 887,200
                                                        --------------------------------------------------------------------
       Income before the cumulative effect of the
       change in accounting for income taxes                      825,780               1,487,571               2,412,746

Cumulative effect on prior years of the change
  in accounting for income taxes (Note 10)                             -                  417,600                      -
                                                        --------------------------------------------------------------------
       Net income                                       $         825,780       $       1,905,171       $       2,412,746
                                                        ====================================================================
Earnings per common share                               $            4.64       $           10.84       $           13.89
                                                        ====================================================================
Dividends per common share                              $            3.50       $            2.46       $            0.56
                                                        ====================================================================
Weighted average number of common shares outstanding              177,969                 175,676                 173,686
                                                        ====================================================================

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES  CONSOLIDATED

STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 1995, 1994 and 1993

                                                                                                  Unrealized
                                                                                                   Gain on
                                                       Additional                                 Securities
                                      Common            Paid-in               Retained           Available for
                                       Stock            Capital               Earnings             Sale, Net            Total
- --------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1992          $      173,021        $    1,177,417       $    7,781,748     $           -      $     9,132,186
  Insuance of 1,140 shares of
    common stock upon exercise
    of options (Note 14)                 1,140                 7,980                   -                  -                9,120
  Net income                                -                     -             2,412,746                 -            2,412,746
  Dividends on common stock                 -                     -               (97,530)                -              (97,530)
                                --------------------------------------------------------------------------------------------------
Balance, June 30, 1993                 174,161             1,185,397           10,096,964                 -           11,456,522
  Issuance of 3,030 shares of
  common stock upon exercise
  of options (Note 14)                   3,030                36,960                   -                  -               39,990
  Net income                                -                     -             1,905,171                 -            1,905,171
Net change in unrealized gain
  on securities available for
  sale, net                                 -                     -                    -               5,933               5,933
Dividends on common stock                   -                     -              (432,346)                              (432,346)
                                ---------------------------------------------------------------------------------------------------
Balance, June 30, 1994                 177,191             1,222,357           11,569,789              5,933          12,975,270
  Issuance of 1,850 shares of
    common stock upon exercise
    of options (Note 14)                 1,850                79,700                   -                  -               81,550
  Net income                                -                     -               825,780                 -              825,780
  Net change in unrealized gain
    on securities available for
    sale, net                               -                     -                    -             394,592             394,592

  Dividends on common stock                 -                     -              (623,218)                -             (623,218)
                                ---------------------------------------------------------------------------------------------------
Balance, June 30, 1995          $      179,041        $    1,302,057       $   11,772,351     $      400,525     $    13,653,974
                                ===================================================================================================

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED
June 30, 1995, 1994 and 1993

                                                                    1995                     1994                   1993
- ---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                               $       825,780         $       1,905,171       $       2,412,746
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Amortization of deferred loan origination fees                   (61,740)                 (148,839)                (85,236)
  Amortization of premiums and discounts on loans,
    mortgage-backed securities and investment securities          (124,108)                  141,672                  47,914
  Provision for (reduction in allowance for) loan losses            40,000                  (130,000)               (130,000)
  Unrealized loss on loans held for sale                            32,508                   284,300                      -
  Net (gain) loss on sales of securities and
    mortgage-backed securities (Note 2)                            171,643                   (32,524)               (126,262)
  Net (gain) loss on sales of loans                                 25,803                  (156,378)               (117,707)
  Net (gain) on sales of foreclosed real estate                         -                         -                  (47,487)
  Depreciation of premises and equipment                           301,821                   261,044                 130,573
  Deferred taxes                                                   149,404                  (568,400)                 35,000
  Dividend income reinvested                                            -                         -                 (115,900)
  Net change in:
    Accrued interest receivable and other assets                  (494,497)                  109,970                 249,148
    Income tax refund claims receivable                            (51,217)                    5,898                 (82,572)
    Accrued expenses and other liabilities                         144,913                  (410,091)                 28,513
    Income taxes payable                                           (67,341)                 (174,605)                210,127
  Other                                                                 -                         -                   50,000
                                                           ---------------------------------------------------------------------
    Net cash provided by operating activities                      892,969                 1,087,218               2,458,857
                                                           ---------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Loan originations and principal payments on loans and
    mortgage-backed securities, net                             (8,117,406)               (1,736,564)              6,735,756
  Purchase of mortgage-backed securities                        (1,948,437)              (11,088,536)            (10,394,284)
  Purchase of securities (held to maturity
    classification for 1995)                                    (1,172,503)              (12,941,282)            (11,762,587)
  Proceeds from sales of securities (available for sale
    classification for 1995)                                    12,591,559                12,739,208               7,566,862
  Proceeds from maturity of securities available for sale        1,000,000                        -                       -
  Purchase of securities available for sale                    (10,195,663)                       -                       -
  Proceeds from the maturity of securities
    (held to maturity classification for 1995)                   1,020,721                 1,066,667               5,314,657
  Proceeds from sales of mortgage-backed securities                     -                  2,307,682                      -
  Proceeds from sales of loans                                   5,389,530                11,314,322               5,694,011
  Proceeds from sales of foreclosed real estate                         -                     28,404                 442,616
  Purchase of premises and equipment                              (213,305)                 (472,610)             (1,501,233)
  Proceeds from sale of land                                        58,500                        -                       -
                                                           ----------------------------------------------------------------------
     Net cash provided by (used in) investing
         activities                                             (1,587,004)                1,217,291               2,095,798
                                                           ----------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1995, 1994 and 1993

                                                         1995            1994            1993
- ---------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowed funds                       $  5,000,000   $         -    $
  Principal payments on borrowed funds                                 (800,000)      (1,650,000)
  Net (decrease) in deposits                             (550,033)   (2,998,320)      (4,145,437)
  Cash dividends paid                                    (623,218)     (432,346)         (97,530)
  Proceeds from issuance of common stock, net              81,550        39,990            9,120
  Net increase (decrease) in advances from
   borrowers for taxes and insurance                       (9,057)       44,335          (41,017)
                                                    ----------------------------------------------
        Net cash provided by (used in) financing
        activities                                      3,899,242    (4,146,341)      (5,924,864)
                                                    ----------------------------------------------

        Net increase (decrease) in cash                 3,205,207    (1,841,832)      (1,370,209)

CASH
  Beginning                                             7,532,053     9,373,885       10,744,094
                                                    ----------------------------------------------
  Ending                                             $ 10,737,260   $ 7,532,053    $   9,373,885
                                                    ==============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash payments for:
    Interest                                         $  6,574,613   $ 6,850,462    $   8,036,931
                                                    ==============================================

    Income taxes                                     $    357,904   $   524,157    $     761,574
                                                    ==============================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES

  Net change in unrealized gain on securities
    available for sale, net of deferred taxes        $    394,592   $     5,933    $           -
                                                    ==============================================


See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 1.  Significant Accounting Policies

Organization and Nature of Business: Heritage Financial, Ltd. is a holding
- ------------------------------------
company which owns 100% of the stock of its subsidiary, Hawkeye Federal Savings Bank (Hawkeye Federal). Hawkeye Federal Savings Bank is a federally chartered savings bank that conducts its operations from its main office located in Boone, Iowa and five branch offices located in Carroll, Madrid, Ogden, Lake City, and Manning, Iowa.

Prior to March 31, 1995, the Company had two savings bank subsidiaries, Hawkeye Federal and First Federal Savings Bank (First Federal), Carroll, Iowa. Effective March 31,1995, First Federal was merged with and into Hawkeye Federal. The assets and liabilities transferred to Hawkeye Federal were transferred at historical cost.

Principles of consolidation: The accompanying consolidated financial statements
- ----------------------------
include the accounts of the Company and its wholly-owned subsidiary, Hawkeye Federal Savings Bank and, for periods prior to the merger of Hawkeye Federal and First Federal, the accounts of First Federal.

All significant intercompany balances and transactions have been eliminated in consolidation.

Cash: Cash consists of cash on hand and interest-bearing and non-interest-
- -----
bearing deposits in banks. All certificates of deposit, regardless of maturity, are considered to be other investments.

Investment in securities and mortgage-backed securities: The Company elected to
- --------------------------------------------------------
adopt the provisions of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", as of June 30, 1994. In accordance with Statement No. 115, the comparative financial statements prior to this date have not been restated for the change in accounting principle. The June 30, 1994 balance of stockholders' equity was increased by $5,933, net of the $1,388 related deferred tax affect, to recognize the net unrealized holding gain on securities as of June 30, 1994.

Statement 115 requires that management determine the appropriate classification of securities at the date of adoption, and thereafter at the date individual investment securities are acquired. The classifications are as follows:

  Securities and mortgage-backed securities held to maturity: Securities and
  -----------------------------------------------------------
  mortgage-backed securities classified as held to maturity are carried at cost adjusted for amortization of premium and accretion of discount using a method that approximates the level yield method.

  Securities available for sale: Securities classified as available for sale are
  ------------------------------
  those instruments that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Prior to the adoption of Statement 115, the Company carried its debt securities at amortized cost. Equity securities were stated at the lower of their aggregate cost or market and mortgage-backed securities which were designated as held for sale were carried at the lower of aggregate cost or estimated market value.

Loans held for sale: Mortgage loans originated and intended for sale in the
- --------------------
secondary market are carried at the lower of aggregate cost or estimated market value. Loans held for sale which are transferred to loans receivable are transferred at the lower of aggregate cost or estimated market value at the date of transfer. Net unrealized losses are recognized in a valuation allowance through charges to income.

Lending activities: The Company grants residential, commercial, real estate, and
- -------------------
consumer loans to customers meeting Board approved underwriting guidelines, primarily in the Carroll and Boone County, Iowa areas and through established correspondent lending relationships. Generally, these loans are collateralized by real estate or other personal property.

Loans receivable: Loans receivable are stated at unpaid principal balances, less
- -----------------
an allowance for loan losses, and net deferred loan origination fees, costs and discounts.

Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for prepayments. Discounts on consumer loans are recognized over the lives of the loans using methods that approximate the interest method.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is no longer in doubt, in which case the loan is returned to accrual status.

Loan origination and related costs: Loan fees and certain direct loan
- -----------------------------------
origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Company's historical prepayment experience.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Foreclosed real estate: Real estate properties acquired through loan foreclosure
- -----------------------
are initially recorded at the lower of cost or fair value less estimated selling expenses at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

Valuations are periodically performed by management. If the carrying value of a property exceeds its estimated fair value less estimated selling expenses, either an allowance for losses is established, or the property's carrying value is reduced, by a charge to income.

Income taxes: Beginning July 1, 1993, deferred taxes are provided on a liability
- -------------
method (FASB Statement No. 109) whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their income tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Prior to July 1, 1993, deferred income taxes were recorded under the deferral method (APB 11) to reflect the tax consequences of timing differences between the recording of income and expenses for financial statement purposes and income tax purposes. Deferred income taxes were recorded at the tax rates in effect when the differences arose.

Premises and equipment: Premises and equipment are carried at cost, net of
- -----------------------
accumulated depreciation. Depreciation is computed by the straight-line and declining balance methods over the estimated useful lives of the assets.

Earnings per share: Earnings per share is calculated by dividing net income by
- -------------------
the weighted average number of common shares outstanding.

Reclassification: Certain amounts from the 1994 and 1993 financial statements
- -----------------
have been reclassified to conform with the 1995 presentation. These reclassifications did not effect previously reported net income or stockholders' equity.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 2. Securities

Carrying amounts and fair values of securities being held to maturity as of June 30 are summarized as follows:

                                                            1995

                                                      Gross        Gross
                                      Amortized     Unrealized   Unrealized      Fair
                                        Cost          Gains       (Losses)       Value
- -------------------------------------------------------------------------------------------

U.S. Treasury securities           $  8,431,221   $       -     $  (184,031)  $  8,247,190
Municipal obligations                   667,500           -              -         667,500
Other securities, primarily
  certificates of deposit             1,050,487           -              -       1,050,487
                                   --------------------------------------------------------
                                   $ 10,149,208   $       -     $  (184,031)  $  9,965,177
                                   ========================================================

Mortgage-backed securities         $ 36,583,097   $  301,734    $  (410,080)  $ 36,474,751
                                   ========================================================

                                                            1994
                                   --------------------------------------------------------
                                                      Gross        Gross
                                      Amortized     Unrealized   Unrealized      Fair
                                        Cost          Gains       (Losses)       Value
- -------------------------------------------------------------------------------------------

U.S. Treasury securities           $  9,230,515   $      711    $  (495,794)  $  8,735,432
Other securities, primarily
  certificates of deposit               650,774           -              -         650,774
                                   --------------------------------------------------------
                                   $  9,881,289   $      711    $  (495,794)  $  9,386,206
                                   ========================================================

Mortgage-backed securities         $ 40,247,767   $  146,238    $  (701,752)  $ 39,692,253
                                   ========================================================


HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Carrying amounts and fair values of securities available for sale as of June 30 are summarized as follows:

                                                            1995

                                                      Gross        Gross
                                      Amortized     Unrealized   Unrealized      Fair
                                        Cost          Gains       (Losses)       Value
- -------------------------------------------------------------------------------------------

U.S. Treasury securities           $  1,489,367   $   13,838    $        -    $  1,503,205
U.S. Government agencies
  and corporations                   11,891,016      653,707             -      12,544,723
Equity security, stock in
  Federal Home Loan Bank              1,423,700                          -       1,423,700
                                   --------------------------------------------------------
                                   $ 14,804,083   $  667,545    $        -    $ 15,471,628
                                   ========================================================

                                                            1994

                                                      Gross        Gross
                                      Amortized     Unrealized   Unrealized      Fair
                                        Cost          Gains       (Losses)       Value
- -------------------------------------------------------------------------------------------

U.S. Treasury securities           $ 13,911,144   $   65,910    $  (175,389)  $ 13,801,665
U.S. Government agencies
  and corporations                    3,000,000       72,812             -       3,072,812
Equity security:
  Stock in Sallie Mae                    10,200       43,988             -          54,188
  Stock in Federal Home
    Loan Bank                         1,423,700           -              -       1,423,700
                                   --------------------------------------------------------
                                   $ 18,345,044   $  182,710    $  (175,389)  $ 18,352,365
                                   ========================================================

The amortized cost and fair value of securities being held to maturity and available for sale as of June 30, 1995 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary. The equity and certain other securities have also been excluded from the maturity table because they do not have contractual maturities associated with debt securities.

HERITAGE FINANCIALL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


                                      Securities Held to Maturity     Securities Available for Sale
                                   -----------------------------------------------------------------
                                         Amortized       Fair            Amortized        Fair
                                            Cost         Value              Cost          Value
- ----------------------------------------------------------------------------------------------------

Due in one year or less                 $         -     $         -    $   1,486,229   $  1,500,775
Due after one year through 5 years         8,431,221       8,247,190      10,100,458     10,603,093
Due after five years through 10 years        667,500         667,500       1,793,696      1,944,060
                                        ------------------------------------------------------------
                                           9,098,721       8,914,690      13,380,383     14,047,928
Federal Home Loan Bank stock                      -               -        1,423,700      1,423,700
Other securities                           1,050,487       1,050,487              -              -
                                        ------------------------------------------------------------
                                        $ 10,149,208    $  9,965,177   $  14,804,083   $ 15,471,628
                                        ============================================================

Mortgage-backed securities              $ 36,583,097    $ 36,474,751   $          -    $         -
                                        ============================================================

Proceeds from sales of securities and mortgage-backed securities and the gross realized gains and losses on those sales during the periods ended June 30 are as follows:


                                                          1995              1994             1993
- -----------------------------------------------------------------------------------------------------

Proceeds from sales                                 $  12,591,559     $  15,046,890    $   7,566,852
                                                    =================================================

Realized gains                                      $      51,545     $     103,811    $     126,262

Realized losses                                          (223,188)          (71,287)              -
                                                    -------------------------------------------------
                                                    $    (171,643)    $      32,524    $     126,262
                                                    =================================================

At June 30, 1995, the Company has pledged a U.S. Treasury note with an approximate carrying value of $1,000,000 on its tax and loan account.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 3. Mortgage-Backed Securities

The amortized cost and fair values of mortgage-backed securities at June 30 are summarized as follows:


                             Principal      Unamortized      Unearned        Amortized       Fair
                              Balance         Premiums       Discounts          Cost         Value
                        --------------------------------------------------------------------------------

                                                                1995
- --------------------------------------------------------------------------------------------------------
GNMA
  certificates           $   3,872,795   $       21,236   $      (9,819)   $   3,884,212  $   3,917,637
FHLMC
  certificates              20,921,537          196,803         (13,815)      21,104,525     20,923,557
FNMA
  certificates               6,178,834          145,348              -         6,324,182      6,275,459
Collateralized
  mortgage
  obligations                5,305,908           18,125         (53,855)       5,270,178      5,358,098
                         -------------------------------------------------------------------------------
                         $  36,279,074   $      381,512   $     (77,489)   $  36,583,097  $  36,474,751
                         ===============================================================================

                                                                1994
- --------------------------------------------------------------------------------------------------------
GNMA
  certificates           $   4,328,561   $       23,345   $     (10,881)   $   4,341,025  $   4,344,261
FHLMC
  certificates              24,548,406          229,360         (15,375)      24,762,391     24,534,725
FNMA
  certificates               7,595,780          182,550              -         7,778,330      7,601,930
Collateralized
  mortgage
  obligations                3,350,497           18,153          (2,629)       3,366,021      3,211,337
                        --------------------------------------------------------------------------------
                        $   39,823,244   $      453,408   $     (28,885)   $  40,247,767  $  39,692,253
                        ================================================================================

At June 30, 1995 the Company has pledged mortgage-backed securities with an approximate carrying value of $2,760,000 on public deposits.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 4. Loans Receivable

Loans receivable at June 30 are summarized as follows:


                                                                     1995            1994
                                                              --------------------------------
First mortgage loans (principally conventional):
  Principal balances:
    Secured by one-to-four family residences                   $   53,147,077  $   46,342,479
    Secured by other properties                                     8,700,092       7,731,720
    Construction loans                                              2,572,675       2,068,400
                                                              --------------------------------
                                                                   64,419,844      56,142,599

Less:
  Loans in process                                                    (15,742)       (109,320)
   Undisbursed portion of construction loans                         (986,102)     (1,075,425)
   Unearned discounts                                                (178,044)       (228,376)
   Net deferred loan origination fees                                (243,612)       (218,697)
                                                              --------------------------------

         Total first mortgage loans                                62,996,344      54,510,781
                                                              --------------------------------

Consumer and other loans:
  Principal balances:
    Automobile                                                     15,822,881      10,752,851
    Home equity and second mortgage                                14,340,783      12,546,431
    Commercial                                                      4,169,121       3,301,562
    Student loans                                                   3,286,693       3,273,199
    Other                                                             680,684         701,071
                                                              --------------------------------
                                                                   38,300,162      30,575,114

Less loans in process                                                  (4,666)        (14,421)
                                                              --------------------------------

         Total consumer and other loans                            38,295,496      30,560,693
                                                              --------------------------------

         Total loans                                              101,291,840      85,071,474

         Less allowance for loan losses                            (1,781,311)     (1,711,534)
                                                              --------------------------------

                                                               $   99,510,529  $   83,359,940
                                                              ================================

HERITAGE FINANCIALL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Activity in the allowance for loan losses is summarized as follows for the years ended June 30:


                                         1995          1994          1993
                                    -----------------------------------------

Balance, beginning                  $  1,711,534  $  1,781,666  $  1,896,678
  Provision for (reduction in
  allowance for) loan losses              40,000      (130,000)     (130,000)
  Charge-offs and recoveries, net         29,777        60,022       (43,099)
  Transfer (to) from allowance
  for losses on foreclosed real
  estate                                       -          (154)       58,087
                                    -----------------------------------------
Balance, ending                     $  1,781,311  $  1,711,534  $  1,781,666
                                    =========================================

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers and their immediate families (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Activity in loans receivable from certain executive officers and directors of the Bank consisted of the following:


                             Beginning                               Ending
                              Balance     Additions    Payments      Balance
- --------------------------------------------------------------------------------

   1995                     $   528,466  $   171,292  $    95,962  $   603,796
   1994                         555,246       12,099       38,879      528,466


Note 5. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at June 30 are summarized as follows:

                                           1995           1994
                                      ----------------------------
Mortgage loans underlying pass
 through securities:
  FHLMC                               $   1,661,964  $   2,161,173
  FNMA                                   19,495,012     15,796,406
                                      -----------------------------
                                         21,156,976     17,957,579
Mortgage loan portfolios serviced
 for other investors                      1,726,761      1,871,715
                                      -----------------------------
                                      $  22,883,737  $  19,829,294
                                      =============================

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $220,000 and $181,000 at June 30, 1995 and 1994, respectively.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 6. Accrued Interest Receivable
Accrued interest receivable at June 30 is summarized as follows:


                                               1995          1994
                                         ----------------------------

Mortgage-backed securities               $    291,155   $    198,626
Securities                                    497,782        186,825
Loans receivable                              674,469        667,218
                                         ----------------------------
                                         $  1,463,406   $  1,052,669
                                         ============================

Note 7. Premises and Equipment
Premises and equipment consisted of the following at June 30:


                                               1995          1994
                                         ----------------------------

Land                                     $    491,295   $    552,015
Buildings and improvements                  3,125,891      3,056,350
Furniture, fixtures and equipment           1,777,886      1,631,902
                                         ----------------------------
                                            5,395,072      5,240,267
Less accumulated depreciation               2,195,562      1,893,741
                                         ----------------------------
                                         $  3,199,510   $  3,346,526
                                         ============================

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 8. Deposits
Deposits at June 30 are as follows:


                                   Weighted-
                                    Average
                                    Rate At
                                    June 30,              1995                       1994
                                                -------------------------------------------------------
                                     1995            Amount       Percent       Amount        Percent
- -------------------------------------------------------------------------------------------------------
Demand and NOW accounts,
  including non-interest-bearing
  deposits of $2,486,825 in
  1995, and $2,038,369 in 1994.         1.59%   $   14,879,246       9.5%   $   14,764,708      9.4%
  Money Market                          2.62        11,348,324       7.2        14,120,144      8.9
  Savings                               2.34        19,912,258      12.6        20,717,817     13.1
                                                -------------------------------------------------------
                                                    46,139,828      29.3        49,602,669     31.4%
                                                -------------------------------------------------------
Certificates of deposit:
  1.00%    - 2.99%                      2.70           141,958       0.1%        1,112,921      0.7%
  3.00%    - 4.99%                      4.46        22,741,238      14.5        66,821,318     42.4
  5.00%    - 6.99%                      5.70        69,459,108      44.2        28,980,582     18.4
  7.00%    - 8.99%                      7.20        17,698,083      11.3         9,345,950      5.9
  9.00%    - 10.99%                     9.15           968,190       0.6         1,377,452      0.9
 11.00%    - 12.99%                        -                -        0.0           457,546      0.3
                                                -------------------------------------------------------
                                                   111,008,577      70.7%      108,095,769     68.6%
                                                -------------------------------------------------------
                                        4.69       157,148,405     100.0%      157,698,438    100.0%
                                                =======================================================

The aggregate amount of certificates of deposit with a balance of $100,000 or more was $5,016,263 and $4,072,394 at June 30, 1995 and 1994, respectively.

At June 30, 1995, scheduled maturities of certificates of deposit are as follows:


                                                            Year Ending June 30,

                                 1996             1997            1998            1999            2000          Thereafter
- ---------------------------------------------------------------------------------------------------------------------------
1.00%    - 2.99%        $        139,352     $       2,606   $           -     $          -    $        -     $         -
3.00%    - 4.99%              16,744,211         5,801,774           90,166           90,178            -           14,909
5.00%    - 6.99%              41,930,398        12,755,726        9,262,203        3,741,889      1,499,287        269,605
7.00%    - 8.99%               4,681,880           731,522        2,315,467           72,857      9,730,459        165,898
9.00%    - 10.99%                968,190                -                -                -              -              -
                      -----------------------------------------------------------------------------------------------------
                        $     64,464,031     $   19,291,628   $  11,667,836    $   3,904,924   $ 11,229,746   $    450,412
                      =====================================================================================================

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Interest expense on deposits for the years ended June 30 is summarized as follows:


                                 1995             1994            1993
                       -----------------------------------------------------

Money market                $    298,461        $   408,792     $   499,333
Savings                          670,293            539,618         598,250
NOW                               89,648            189,348         208,124
Certificates of deposit        5,684,647          4,557,382       5,431,288
                       -----------------------------------------------------
                               6,743,049          5,695,140       6,736,995


Less penalties on early
withdrawals                       23,961             11,270          20,424
                            ------------------------------------------------
        Net interest on
          deposits          $  6,719,088       $  5,683,870     $ 6,716,571
                            ================================================



Note 9. Borrowed Funds

As of June 30, 1995, the Company has an outstanding advance of $5,000,000 from the Federal Home Loan Bank of Des Moines (FHLB) which matures on June 18, 1998, and carries a fixed rate of interest at 6.09%. This advance is collateralized by the stock in the FHLB and sufficient real estate loans to at least equal 150% of the total advance outstanding. In addition, the Company has a line of credit at the FHLB in the amount of $2,000,000. There were no amounts outstanding under this line of credit at June 30, 1995.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 10. Accounting Change, Income Taxes and Retained Earnings

As explained in Note 1, the Company adopted FASB Statement No. 109, Accounting for Income Taxes effective July 1, 1993. The cumulative effect of this change as of June 30, 1993 has been reflected in the consolidated statement of income for 1994, and prior year financial statements have not been restated.

Under existing provisions of the Internal Revenue Code and similar sections of the Iowa income tax law, the subsidiary bank is allowed a special bad debt deduction which is based on a percentage of otherwise taxable income. If the amounts that qualify as deductions for income tax purposes are used for purposes other than to absorb bad debt losses, they will be subject to income taxes at the then corporate rate.

The Company and its subsidiaries file consolidated federal income tax returns. Income taxes are allocated to each entity based on each entity's income tax liability as if it would have filed a separate return.

Income tax expense for the years ended June 30 is summarized as follows:


                                  1995         1994           1993
                             ------------------------------------------

Current                      $   239,346  $    355,450   $    852,200
Deferred                         149,404      (150,800)        35,000
                             ------------------------------------------
                             $   388,750  $    204,650   $    887,200
                             ==========================================

Deferred tax assets and liabilities consist of the following components as of June 30, 1995 and 1994:


                                               1995           1994
                                          ----------------------------
Deferred tax assets:
  Allowance for loan losses               $    298,000   $    330,000
  Capital loss carryover                        34,000         51,200
  Lower of cost or market adjustment
   for loans held for sale                     102,000        102,200
  Other                                         16,996        118,500
                                          ----------------------------
      Total gross deferred tax assets          450,996        601,900
                                          ----------------------------

Deferred tax liabilities:
  Federal Home Loan Bank stock                 154,000        157,000
  Premises and equipment basis differences      45,000         43,500
  Unrealized gain on securities available
   for sale                                    267,020          1,388
                                          ----------------------------
      Total gross deferred tax
       liabilities                             466,020        201,888
                                          ----------------------------

      Net deferred tax asset
       (liability)                        $    (15,024)  $    400,012
                                          ============================

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate to pretax income for the periods ended June 30 due to the following:


                                    1995        1994           1993
                               ----------------------------------------

Income taxes at federal
 income tax rate               $   425,086  $   592,277  $   1,154,981
Bad debt deductions                      -            -       (172,058)
Effect of purchase
 accounting adjustment:
  Nontaxable amortization:
    Discounts on deposits                -     (314,887)      (352,895)
    Other                                -      216,217         94,366
Other                              (36,336)    (288,957)       162,806
                               ----------------------------------------
                               $   388,750  $   204,650  $     887,200
                               ========================================



Retained earnings at June 30, 1995 and 1994 includes approximately $1,900,000 for which no deferred tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of the amount so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on this amount for financial statement purposes was approximately $655,000 at June 30, 1995 and 1994.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 11. Stockholders' Equity

Regulatory Capital Requirements  The Financial Institutions Reform, Recovery,
- -------------------------------
and Enforcement Act of 1989 (FIRREA) and OTS regulations require institutions to meet certain regulatory requirements. The regulations require minimum regulatory tangible capital of 1.5% of total assets, a 3% core capital ratio and an 8% risk-based capital ratio. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) contains provisions which require institutions to maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At June 30, 1995, the Bank meets all regulatory capital requirements.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the three components of regulatory capital calculated under the requirement of FIRREA at June 30, 1995:

                                                                  Regulatory Capital (000's)
                                   -----------------------------------------------------------------------------------
                                                  Percent of                   Percent of                  Percent of
                                      Tangible     Tangible                     Tangible     Risk-Based    Risk-Based
                                      Capital       Assets      Core Capital     Assets        Capital       Assets
                                   -----------------------------------------------------------------------------------

Equity                             $   13,149                  $     13,149                 $     13,149

Unrealized (gains) on certain
  available-for-sale securities          (400)                         (400)                        (400)
Qualifying general allowance for
  loan losses                                                                                      1,033
                                   -----------------------------------------------------------------------------------
Regulatory capital computed        $   12,749      7.17%       $     12,749         7.17%   $     12,749      16.82%
Minimum capital requirement             2,668      1.50               5,335         3.00           6,555       8.00
                                   -----------------------------------------------------------------------------------

Regulatory Capital Excess          $   10,081      5.67%       $      7,414         4.17%   $      6,194       8.82%
                                   ===================================================================================



There were no differences in capital and net income in this financial report as compared to the quarterly report filed with the Office of Thrift Supervision dated June 30, 1995.

Limitations on Dividends and Other Capital Distributions OTS regulations impose limitations on dividends and other capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the savings association's shares, payments to stockholders of another institution in a cash out merger, and other distributions charged against capital. The rule establishes three tiers of institutions. An institution such as the Bank that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Association") may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period, subject to certain limitations and restrictions as described in the regulations. Any additional capital distributions would require prior regulatory approval. A savings institution that does not meet its current regulatory capital requirement before or after payment of a proposed capital distribution may not make any capital distributions without the prior approval of the OTS. At June 30, 1995 the Bank was considered a Tier 1 Association.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Note 12. Employee Benefits

The Company has a 401(k) retirement plan that covers substantially all employees whereby employees may elect to defer a portion of their salary through contribution to the plan. The employers' double participant contributions up to 3% of the employee's compensation. The employer may also contribute an additional discretionary amount to be determined on an annual basis. The total contributions to the plan were $142,848, $141,907 and $107,380 for the years ended June 30, 1995, 1994 and 1993, respectively.

The Company has employment agreements with certain officers. The agreements provide for a continuation of compensation for a period of three years for three of the officers and one year for four of the officers. The agreements become effective if the officers are terminated from employment subsequent to a change in control of the Company.


Note 13. Financial Instruments With Off-Statement of Financial Condition Risk

The Company is a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of loans sold with recourse and commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the banks have in particular classes of financial instruments.

The Company uses the same credit policies in making commitments and conditional obligations as it does for on-statement of financial condition instruments.

The Company requires collateral or other security to support financial instruments with credit risk.

A summary of the contract amount of the Company's exposure to off-statement of financial condition risk for commitments to extend credit as of June 30 are as follows:


                                                      Contract Or
                                                     Notional Amount
                                              --------------------------
                                                  1995          1994
                                              --------------------------

  Mortgage loans                              $   497,104   $   920,960
  Undisbursed overdraft loan privileges           380,000       119,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but normally includes real estate and personal property.

As of June 30, 1995, the Company has sold 51 loans with recourse with a remaining principal balance of $605,047.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Subsequent to June 30, 1995, the Company purchased $15,000,000 in second mortgage loans which was funded by the utilization of existing liquid assets and an additional $5,000,000 in advances from the Federal Home Loan Bank of Des Moines.

At June 30, 1995, the Company had no outstanding commitments to sell loans or securities.

Note 14. Stock Options

The Company has a stock option plan for certain officers, directors and employees. As of June 30, 1995 options to purchase 24,858 shares of common stock at a price of $56 per share and 400 shares of common stock at a price of $19.25 per share are outstanding which are exercisable over a ten-year period expiring in August, 2004. 1,000 shares remain available for future grants to the officers and employees.


Note 15. Other Non-interest Expense

Other non-interest expense amounts are summarized as follows for the years ended June 30:


                                        1995          1994          1993
                                 ------------------------------------------
Data processing                  $   337,875   $   319,411       328,048
Professional fees                    128,239       191,691       189,662
Office supplies and postage          201,319       175,335       193,321
Insurance                             64,966        43,684        69,035
Dues and subscriptions                40,779        33,647        37,382
Advertising and promotion            142,160       133,655       122,332
Other                                520,809       473,458       485,590
                                 ------------------------------------------
                                 $ 1,436,147   $ 1,370,881     1,425,370
                                 ==========================================

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------------

Note 16. Estimated Fair Values of Financial Instruments
FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement 107 excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the value of its financial instruments:

Cash: The carrying amount reported in the consolidated statement of financial
- ----
condition for cash approximates its fair value.

Securities available for sale and securities held to maturity: Fair values for
- -------------------------------------------------------------
securities available for sale and held to maturity securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Mortgage-backed securities: Fair values for mortgage-backed securities are based
- --------------------------
on quoted market prices.

Loans receivable and loans held for sale: The fair values of loans receivable
- ----------------------------------------
and loans held for sale are estimated using discounted cash flow analyses, using interest rates currently being offered for loans receivable and loans held for sale with similar terms to borrowers with similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable
- ---------------------------
approximates its fair value.

Deposits: The carrying amount reported in the statement of financial condition
- --------
for demand and savings deposits, which represents the amount payable on demand, approximates their fair values. Fair values for fixed-rate and variable-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected maturities on time deposits.

Borrowed funds: The carrying value of borrowed funds approximates their fair
- --------------
value.

Accrued interest payable and advances from borrowers for taxes and insurance:
- ----------------------------------------------------------------------------
The carrying value of accrued interest payable and advances from borrowers for taxes and insurance approximates their fair value.

Commitments to extend credit: The fair values of commitments are considered
- ----------------------------
equal to their notional values, based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and credit worthiness of the counterparties.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------------

The carrying amounts and approximate fair values are as follows at June 30:


                                                    1995                        1994
                                    --------------------------------------------------------------
                                                      Approximate                     Approximate
                                        Carrying         Fair           Carrying         Fair
                                         Amounts        Values           Amounts        Values
                                    --------------------------------------------------------------
Financial assets:
  Cash                              $   10,737,260  $   10,737,000  $    7,532,053 $    7,532,000
  Securities held to maturity           10,149,208       9,965,000       9,881,289      9,386,000
  Securities available for sale         15,471,628      15,472,000      18,352,365     18,352,000
  Mortgage-backed securities            36,583,097      36,475,000      40,247,767     39,362,000
  Loans, net                            99,510,529     100,290,000      91,224,724     92,353,000
  Accrued interest receivable            1,463,406       1,463,000       1,052,669      1,053,000

Financial liabilities:
  Deposits                             157,148,405     157,406,000     157,698,438    158,147,000
  Borrowed funds                         5,000,000       5,000,000
  Accrued interest payable and
  advances from borrowers
  for taxes and insurance                1,516,746       1,517,000       1,365,940      1,366,000

Commitments to extend credit:
  Mortgage loans                           497,104         497,000         920,960        921,000
  Undisbursed overdraft loan privileges    380,000         380,000         119,000        119,000


Note 17. Pending Accounting Pronouncements

The Financial Accounting Standards Board has approved for the year ending June 30, 1996, Statement No. 114, Accounting by Creditors for Impairment of a Loan and Statement No. 118 which amended certain provisions of Statement No. 114 with respect to income recognition and disclosures. The Financial Accounting Standards Board has also approved Statement No. 121, Accounting for Impairment of Long-Lived Assets or Long-Lived Assets to Be Disposed Of and Statement No. 122, Accounting for Mortgage Servicing Rights, which are effective for years beginning after December 15, 1995. FASB Statements 114, 118, 121 and 122 are not expected to have a material effect on the Company's financial statements when adopted.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------------

Note 18. Heritage Financial, Ltd. (Parent Company Only) Financial Information


                       STATEMENTS OF FINANCIAL CONDITION
                            JUNE 30, 1995 AND 1994


                                                  1995            1994
                                           -------------------------------
ASSETS
  Cash                                     $      341,678  $       14,700
  Investment in subsidiary banks               13,149,201      12,729,661
  Other assets                                    163,095         137,835
                                           -------------------------------
                                           $   13,653,974  $   12,882,196
                                           ===============================


LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities                              $          -    $      (93,074)
                                           -------------------------------
  Stockholders' equity:
    Common stock, at par value                    179,041         177,191
    Additional paid-in capital                  1,302,057       1,222,357
    Retained earnings                          11,772,351      11,569,789
    Unrealized gain on securities available
     for sale, net                                400,525           5,933
                                           -------------------------------
                                               13,653,974      12,975,270
                                           -------------------------------
                                           $   13,653,974  $   12,882,196
                                           ===============================


                             STATEMENTS OF INCOME
                   Years Ended June 30, 1995, 1994 and 1993



                                         1995             1994           1993
                                   ------------------------------------------------
Operating income:
  Equity in net income of bank
   subsidiaries                    $      969,948   $    1,624,364      2,609,311
  Interest and other income                 3,577           11,885         16,239
                                   ------------------------------------------------
                                          973,525        1,636,249      2,625,550
Operating expenses and taxes             (147,745)        (148,678)      (212,804)
                                   ================================================

Income before the cumulative effect
 on prior years of the change in
 accounting for income taxes              825,780        1,487,571      2,412,746

Cumulative effect on prior years of
 the change in accounting for
 income taxes                                 -            417,600            -
                                   ------------------------------------------------
         Net income                $      825,780   $    1,905,171      2,412,746
                                   ================================================

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ---------------------------------------------------------------------------



                           STATEMENTS OF CASH FLOWS
                   Years Ended June 30, 1995, 1994 and 1993


                                                  1995            1994             1993
                                          -------------------------------------------------
Cash flows from operating activities:
  Net income                              $      825,780       1,905,171        2,412,746
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Equity in undistributed net income
    of subsidiaries                              (24,948)     (1,046,964)        (614,311)
   (Increase) decrease in other assets and
    liabilities net                               67,814          84,824          (65,490)
                                          -------------------------------------------------
         Net cash provided by operating
          activities                             868,646         943,031        1,732,945
                                          -------------------------------------------------
Cash flows from financing activities:
  Principal payments on borrowed funds                          (800,000)      (1,650,000)
  Dividends paid                                (623,218)       (432,346)         (97,530)
  Proceeds from issuance of common
   stock, net                                     81,550          39,990            9,120
                                          -------------------------------------------------
         Net cash (used in) financing
          activities                            (541,668)     (1,192,356)      (1,738,410)
                                          -------------------------------------------------
Net increase (decrease) in cash                 326,978         (249,325)          (5,465)

Cash:
  Beginning                                      14,700          264,025          269,490
                                          -------------------------------------------------
  Ending                                  $     341,678     $     14,700          264,025
                                          =================================================

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION (Unaudited)


                                                   March 31,         June 30,
ASSETS                                               1996              1995
- -------------------------------------------------------------------------------
Cash:
  Interest-bearing                            $    8,241,182    $     9,736,485
  Non-interest-bearing                               918,588          1,000,775
Securities held to maturity                        4,138,329         10,149,208
Securities available for sale                     19,551,175         15,471,628
Mortgage-backed securities held to maturity       32,510,991         36,583,097
Loans held for sale                                  522,508               -
Loans receivable, net                            114,117,339         99,510,529
Accrued interest receivable                        1,370,298          1,463,406
Income tax refund claims receivable                     -                51,217
Deferred taxes                                       110,940               -
Premises and equipment, net                        3,072,155          3,199,510
Other assets                                         845,423            504,987
                                              ----------------------------------

Total assets                                  $  185,398,928     $  177,670,842
                                              ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits                                    $  160,081,584     $  157,148,405
  Borrowed funds                                  10,000,000          5,000,000
  Advances from borrowers for taxes and
    insurance                                        270,626            510,310
  Income taxes:
    Current                                           66,030               -
    Deferred                                            -                15,024
  Accrued expenses and other liabilities             934,355          1,343,129
                                              ----------------------------------
        Total liabilities                        171,352,595        164,016,868
                                              ----------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock                                       180,762            179,041
  Additional paid-in capital                       1,382,012          1,302,057
  Retained earnings, substantially restricted     12,406,980         11,772,351
  Unrealized gain on securities available
    for sale, net                                     76,579            400,525
                                              ----------------------------------
        Total stockholders' equity                14,046,333         13,653,974
                                              ----------------------------------

        Total liabilities and stockholders'
          equity                              $  185,398,928     $  177,670,842
                                              ==================================

See Notes to Consolidated Condensed Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
Nine Months Ended March 31, 1996 and 1995

                                                    1996              1995
- -------------------------------------------------------------------------------
Interest income:
  Loans receivable                            $    7,632,952    $    5,919,999
  Securities                                       1,099,282         1,268,580
  Mortgage-backed securities                       1,727,106         1,721,764
  Other interest-earning assets                      139,010             7,372
                                              ---------------------------------
      Total interest income                       10,598,350         8,917,715
                                              ---------------------------------

Interest expense
  Deposits                                         5,529,395         4,922,863
  Borrowed funds                                     464,433             6,083
                                              ---------------------------------
      Total interest expense                       5,993,828         4,928,946
                                              ---------------------------------

      Net interest income                          4,604,522         3,988,769

Provision for loan losses                               -               40,000
                                              ---------------------------------
  Net interest income after provision for
    loan losses                                    4,604,522         3,948,769
                                              ---------------------------------

Non-interest income:
  Gain (loss) on sale of interest-earning
    assets, net                                      244,499          (188,291)
  Service charges and fees                           338,442           300,086
  Other                                               69,407            77,169
                                              ---------------------------------
      Total non-interest income                      652,348           188,964
                                              ---------------------------------

Non-interest expense:
  Compensation and benefits                        1,724,594         1,586,133
  Occupancy and equipment                            395,258           381,742
  SAIF deposit insurance premiums                    272,489           271,417
  Net loss from foreclosed real estate                  -                1,328
  Other                                              931,735         1,048,547
                                              ----------------------------------
      Total non-interest expense                   3,324,076         3,289,167
                                              ----------------------------------

      Income before income taxes                   1,932,794           848,566


Income tax expense                                   757,200           282,109
                                              ----------------------------------
Net income                                    $    1,175,594    $      566,457
                                              ==================================

Earnings per common share (fully diluted)     $         6.09    $         3.20
                                              ==================================


Dividends per common share                    $         3.00    $         2.51
                                              ==================================


Weighted average number of common shares
  outstanding                                        193,045           177,191
                                              ==================================

See Notes to Consolidated Condensed Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (unaudited) Nine Month Period Ended March 31, 1996

                                                                                                 Unrealized
                                                                                                   Gain on
                                                        Additional                               Securities
                                       Common            Paid-in             Retained           Available for
                                        Stock            Capital             Earnings             Sale, Net           Total
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995                  179,041          1,302,057          11,772,351            400,525            13,653,974
  Net income for the nine months
    ended March 31, 1996                   -                  -              1,175,594                -               1,175,594
  Dividends on common stock
    for the nine months ended
    March 31, 1996                         -                  -               (540,965)               -                (540,965)
  Issuance of 1,721 shares of
    common stock upon exercise
    of options                            1,721             79,955                -                   -                  81,676
  Reclassification of securities to
    available for sale                      -                 -                   -               (73,483)              (73,483)
  Net change in unrealized
    gain on securities available
    for sale, net                           -                 -                   -              (250,463)             (250,463)
                                -------------------------------------------------------------------------------------------------
Balance, March 31, 1996              $  180,762       $  1,382,012       $  12,406,980        $    76,579        $  14,046,333
                                =================================================================================================

See Notes to Consolidated Condensed Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
Nine Months Ended March 31, 1995 and 1996

                                                                    1996               1995
- ------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                 $    1,175,594     $      566,457
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Amortization of deferred loan origination fees                  (95,591)           (53,339)
    Amortization of premiums and discounts on loans,
      mortgage-backed securities and investment securities           20,483            (98,142)
    Provision for loan losses                                           -               40,000
    Unrealized loss on loans held for sale                              -               32,508
    Net (gain) loss on sales of securities and
      mortgage-backed securities                                   (157,632)           171,643
    Net (gain) loss on sales of loans                               (86,867)            16,649
    Depreciation of premises and equipment                          206,299            180,918
    Deferred taxes                                                   90,000             35,004
    Stock dividend on Federal Home Loan Bank Stock                  (28,700)               -
    Net change in:
      Accrued interest receivable and other assets                 (247,328)          (397,553)
      Income tax refund claims receivable                            51,217                -
      Accrued expenses and other liabilities                       (408,774)          (237,752)
      Income taxes payable                                           66,030             91,506
                                                             ------------------------------------
         Net cash provided by operating activities                  584,731            347,899
                                                             ------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loan originations and principal payments on loans and
    mortgage-backed securities, net                             (19,120,534)        (5,482,101)
  Purchase of mortgage-backed securities                                -           (1,948,437)
  Purchase of securities held to maturity                        (5,128,342)        (1,172,503)
  Proceeds from sales of securities available for sale            5,959,811         12,591,559
  Proceeds from maturity of securities available for sale           500,000          1,000,000
  Purchase of securities available for sale                      (2,463,644)       (10,195,663)
  Proceeds from the maturity of securities
    held to maturity                                              2,708,000             72,721
  Proceeds from sales of loans                                    8,227,226          3,541,940
  Purchase of premises and equipment                                (78,944)          (130,641)
  Proceeds from sale of land                                            -               58,500
                                                             ----------------------------------
       Net cash (used in) investing
           activities                                            (9,396,427)        (1,664,625)
                                                             ----------------------------------

                   (Continued)


See Notes to Consolidated Condensed Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARIES

Nine Months Ended March 31, 1996 and 1995

                                                    1996            1995
- -----------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowed funds                $    6,000,000    $         -
  Principal payments on borrowed funds            (1,000,000)             -
  Net increase (decrease) in deposits              2,933,179           (89,265)
  Cash dividends paid                               (540,965)         (444,178)
  Proceeds from issuance of common stock, net         81,676            11,550
  Net (decrease) in advances from borrowers for
    taxes and insurance                             (239,684)         (272,586)
                                              ----------------------------------
          Net cash provided by (used in)
            financing activities                   7,234,206          (794,479)
                                              ----------------------------------

Net (decrease) in cash                            (1,577,490)       (2,111,205)


CASH
  Beginning                                       10,737,260         7,532,053
                                              ----------------------------------
  Ending                                      $    9,159,770    $    5,420,848
                                              ==================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash payments for:
    Interest                                  $    6,511,086    $    5,202,357
                                              ==================================

Income taxes                                  $      549,953    $      155,599
                                              ==================================






See Notes to Consolidated Condensed Financial Statements.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARY



NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

Significant Accounting Policies
- -------------------------------

The consolidated financial statements for the nine month periods ended March 31, 1996 and 1995 are unaudited. In the opinion of the management of Heritage Financial, Ltd. these financial statements reflect all adjustments, consisting only of normal recurring accruals necessary to present fairly these consolidated financial statements. The results of operations for the interim periods are not necessarily indicative of results which may be expected for an entire year. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted.

The consolidated condensed financial statements include the accounts of Heritage Financial, Ltd (the Company) and its wholly owned subsidiary, Hawkeye Federal Savings Bank of Boone (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassification of Securities
- ------------------------------

During 1995, Financial Accounting Standards Board Special Report- "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" allowed a reassessment of the appropriateness of the classification of securities under certain circumstances. Held-to-maturity securities with an amortized cost of $8,398,314 and a fair value of $8,275,842 were reclassified as available for-sale in December, 1995 in accordance with guidance provided by the report. The reclassification was made at fair value and the difference between the amortized cost and fair value on the date of transfer was recognized as a decrease in stockholders' equity, net of the related deferred tax effect.

Regulatory Capital Requirements
- -------------------------------

Pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), savings institutions must meet three separate minimum capital-to-asset requirements. As of March 31, 1996, the Bank substantially exceeded all current regulatory capital standards.

Earnings Per Share
- ------------------

Earnings per share is calculated using the weighted average number of shares of common stock outstanding and the effect of dilutive stock options for the nine month period ended March 31, 1996 and 1995. The weighted average number of shares of common stock outstanding for the nine months ended March 31, 1996 and 1995 are 193,045 and 177,191, respectively.

Nonperforming Assets and Subsequent Event
- -----------------------------------------


The level of nonperforming assets increased from $46,000 at June 30, 1995 to $2 million at March 31, 1996, primarily due to the Bennett Funding loans of approximately $1.8 million being placed on nonaccrual status. The Bennett Funding loans are loans to the Bennett Funding Group and certain affiliates which are collateralized by equipment leases. Approximately 10,000 investors and 200 financial institutions nationwide had similar investments or lending relationships with Bennett. Bennett filed for Chapter 11 bankruptcy protection on March 29, 1996 after the principals of the company were charged with various criminal offenses relating to the leasing transactions. Upon the filing of the Bennett bankruptcy case, Hawkeye's Bennett Funding Loan became nonperforming.

HERITAGE FINANCIAL, LTD. AND SUBSIDIARY



NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

In evaluating the March 31, 1996 allowance for loan losses, Bank management reviewed the Bank's files relating to this loan. Based on this review, and the limited information available at that time, management did not believe that an adjustment to the allowance for loan losses was warranted at March 31, 1996.

Heritage management is closely following the developments at the Bennett Funding Group and has retained legal counsel to guide it through the Bennett bankruptcy proceedings. The reports from the bankruptcy trustee and legal counsel allege that significant fraudulent activity took place at Bennett Funding. Based on this and other pertinent information, at June 30, 1996. Heritage management decided to establish a specific reserve for the entire balance via a charge to the provision for loan losses. This had the affect of reducing fourth quarter earnings by $1.8 million less the tax effect of $600,000 for a net effect of $2.7 million.

Subsequent Event - Merger
- -------------------------

On May 16, 1996, the Company entered into a "Reorganization and Merger Agreement" (the Agreement) with Commercial Federal Corporation (Commercial Federal) of Omaha, Nebraska. The Agreement calls for Company stockholders to receive cash and stock of approximately $116.61 per share (subject to adjustment, as described below), the actual amount to be determined based upon the price of Commercial Federal's stock prior to closing (as defined in the Agreement). The payment to Company stockholders will, in the aggregate, be comprised of approximately 80% of Commercial Federal stock and 20% cash.

As more fully described in the Agreement, the cash consideration to be received by Heritage stockholders may be increased depending on the extent to which the Bennett Funding Loans previously described recover value prior to or for a certain period of time following the merger.

The Agreement is subject to regulatory and shareholder approval and is cancelable only if certain conditions are met, as specified in the Agreement. The Company expects the transaction to close prior to October 31, 1996.

- --------------------------------------------------------------------------------

                      REORGANIZATION AND MERGER AGREEMENT

                                  By and Among

                         COMMERCIAL FEDERAL CORPORATION
                                      AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK


                                      And

                            HERITAGE FINANCIAL, LTD.
                                      AND
                          HAWKEYE FEDERAL SAVINGS BANK



                            Dated as of May 16, 1996

- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS


- ---------------------------------------------------------------------------------
ARTICLE I - THE MERGER AND RELATED MATTERS.......................    2
      1.1  Merger: Surviving Institution.........................    2
      1.2  Effective Time of the Merger..........................    3
      1.3  Conversion of Shares..................................    3
      1.4  Surviving Corporation in the Merger...................    5
      1.5  Authorization for Issuance of Commercial Common
               Stock; Exchange of Certificates...................    6
      1.6  Dissenting Shares.....................................    8
      1.7  Shareholders' Meeting.................................    8
      1.8  Company Stock Options.................................    9
      1.9  Registration Statement; Prospectus/
               Proxy Statement...................................    9
      1.10  Cooperation; Regulatory Approvals....................   11
      1.11  Closing..............................................   11
      1.12  Closing of Transfer Books............................   11
      1.13  Bank Merger..........................................   12
      1.14  No Fractional Shares.................................   12
      1.15  Bennett Funding Asset................................   13

ARTICLE II - REPRESENTATIONS AND WARRANTIES
               OF THE COMPANY AND HAWKEYE........................   13
      2.1  Organization, Good Standing, Authority,
               Insurance, Etc....................................   14
      2.2  Capitalization........................................   14
      2.3  Ownership of Subsidiaries.............................   15
      2.4  Financial Statements and Reports......................   15
      2.5  Absence of Changes....................................   16
      2.6  Prospectus/Proxy Statement............................   17
      2.7  No Broker's or Finder's Fees..........................   18
      2.8  Litigation and Other Proceedings......................   18
      2.9  Compliance with Law...................................   18
      2.10  Corporate Actions....................................   18
      2.11  Authority............................................   19
      2.12  Employment Arrangements..............................   20
      2.13  Employee Benefits....................................   20
      2.14  Information Furnished................................   22
      2.15  Property and Assets..................................   22
      2.16  Agreements and Instruments...........................   22
      2.17  Material Contract Defaults...........................   23
      2.18  Tax Matters..........................................   23
      2.19  Environmental Matters................................   24
      2.20  Loan Portfolio:  Portfolio Management................   24
      2.21  Real Estate Loans and Investments....................   25
      2.22  Derivatives Contracts................................   25
      2.23  Insurance............................................   25


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF COMMERCIAL
                AND THE BANK.....................................    26
      3.1  Organization, Good Standing, Authority,
               Insurance, Etc....................................    26
      3.2  Capitalization........................................    27
      3.3  Ownership of Subsidiaries.............................    27
      3.4  Financial Statements and Reports......................    27
      3.5  Absence of Changes....................................    29
      3.6  Prospectus/Proxy Statement............................    29
      3.7  No Broker's or Finder's Fees..........................    29
      3.8  Compliance With Law...................................    30
      3.9  Corporate Actions.....................................    30
      3.10 Authority.............................................    30
      3.11 Information Furnished.................................    31
      3.12 Litigation and Other Proceedings......................    31
      3.13 Agreements and Instruments............................    31
      3.14 Tax Matters...........................................    31

ARTICLE IV - COVENANTS...........................................    32
      4.1  Investigations; Access and Copies.....................    32
      4.2  Conduct of Business of the Company and the
           Company Subsidiaries..................................    32
      4.3  No Solicitation.......................................    34
      4.4  Shareholder Approvals.................................    35
      4.5  Filing of Holding Company and Merger Applications.....    35
      4.6  Consents..............................................    35
      4.7  Certain Actions.......................................    35
      4.8  Publicity.............................................    35
      4.9  Cooperation Generally.................................    36
      4.10 Additional Financial Statements and Reports...........    36
      4.11 Stock Listing.........................................    36
      4.12 Allowance for Loan and Real Estate Owned Losses.......    36
      4.13 D&O Indemnification and Insurance.....................    37
      4.14 Tax Treatment.........................................    38
      4.15 Update Disclosure.....................................    38
      4.16 Cash Consideration....................................    38

ARTICLE V - CONDITIONS OF THE MERGER; TERMINATION
              OF AGREEMENT.......................................    38
      5.1  General Conditions....................................    38
      5.2  Conditions to Obligations of Commercial and Bank......    41
      5.3  Conditions to Obligations of Company and Hawkeye......    44
      5.4  Termination of Agreement and Abandonment
               of Merger.........................................    44

ARTICLE VI - TERMINATION OF OBLIGATIONS; PAYMENT
              OF EXPENSES.........................................   46
      6.1  Termination; Lack of Survival of Representations
           and Warranties.........................................   46
      6.2  Payment of Expenses....................................   47

ARTICLE VII - CERTAIN POST-MERGER AGREEMENTS.....................    48
       7.1  Reports to the SEC...................................    48
       7.2  Employees............................................    48

ARTICLE VIII - GENERAL...........................................    49
       8.1  Amendments...........................................    49
       8.2  Confidentiality......................................    49
       8.3  Governing Law........................................    49
       8.4  Notices..............................................    49
       8.5  Assignment...........................................    50
       8.6  Headings.............................................    50
       8.7  Counterparts.........................................    50
       8.8  Construction and Interpretation......................    51
       8.9  Entire Agreement.....................................    51
       8.10  Severability........................................    51
       8.11  No Third Party Beneficiaries........................    51

Schedules:
  Schedule I  Disclosure Schedule for the Company
               and Hawkeye......................................
  Schedule II Disclosure Schedule for Commercial
               and the Bank.....................................

Exhibits:
  Exhibit 1.1(a) Acquisition Plan of Merger.....................
  Exhibit 1.1(c) Bank Plan of Merger............................
  Exhibit 5.2    Form of Opinion of Counsel for
                    the Company.................................
  Exhibit 5.3    Form of Opinion of Counsel for
                    Commercial..................................
  Exhibit 7.2    Severance Payment Policy.......................

                      REORGANIZATION AND MERGER AGREEMENT

================================================================================


     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of May 16, 1996, by and among COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation ("Commercial"), and COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK, a Federally chartered savings bank and wholly-owned subsidiary of Commercial ("Bank"); and Heritage Financial, Ltd. an Iowa corporation ("Company"), and Hawkeye Federal Savings Bank, a Federally chartered savings bank and wholly-owned subsidiary of Company ("Hawkeye").

     WHEREAS, Commercial, a non-diversified, unitary savings and loan holding company, with principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of Bank, with its principal offices in Omaha, Nebraska;

     WHEREAS, Company, a non-diversified, unitary savings and loan holding company, with principal offices in Boone, Iowa, owns all of the issued and outstanding capital stock of Hawkeye, with principal offices in Boone, Iowa;

     WHEREAS, Commercial and Company desire to combine their respective holding companies through a tax-free exchange so that the respective shareholders of both Commercial and Company will have an equity ownership in the combined holding company;

     WHEREAS, following the combination of Commercial and Company, it is intended that Bank and Hawkeye will be merged such that the resulting holding company will retain the advantage of a unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger;

     WHEREAS, it is intended that to accomplish this result, the Company will be acquired by means of a merger (the "Acquisition Merger") of the Company with and into Commercial, followed by the merger of Hawkeye with and into the Bank (the "Bank Merger"). The Acquisition Merger and the Bank Merger are collectively referred to as the "Merger";

     WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code; and

     WHEREAS, the Boards of Directors of Commercial and the Company (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Commercial and the Company, respectively, and their respective stockholders and have approved this Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the stockholders of the Company, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I
                         THE MERGER AND RELATED MATTERS

     1.1  Merger: Surviving Institution.  Subject to the terms and conditions of
          -----------------------------
this Agreement, and pursuant to the provisions of the Nebraska Business Corporation Act ("NBCA"), the Iowa Business Corporation Act ("IBCA"), Home Owners Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Acquisition Merger Effective Time (as hereinafter defined), the Company shall be merged with and into Commercial pursuant to the terms and conditions set forth herein and in the Plan of Merger set forth as Exhibit 1.1(a) attached hereto (the "Acquisition Plan of Merger"), and the separate corporate existence of the Company shall cease, and
(b) thereafter, at the Bank Merger Effective Time (as hereinafter defined) Hawkeye shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in the Plan of Merger set forth in Exhibit 1.1(c) (the "Bank Plan of Merger"). The Acquisition Merger shall have the effects specified in the NBCA and the IBCA, Section 1.4(e) hereof and the Acquisition Plan of Merger. Upon the consummation of the Acquisition Merger, the separate corporate existence of the Company shall cease and Commercial shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"). Upon consummation of the Bank Merger, the separate existence of Hawkeye shall cease and the Bank shall continue as the surviving institution of the Bank Merger. The name of the Bank, as the surviving institution of the Bank Merger, shall remain "Commercial Federal Bank, a Federal Savings Bank". From and after the Bank Merger Effective Time, the Bank, as the surviving institution of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of the Bank and Hawkeye, all as more fully described in the Thrift Regulations, Section 1.13 hereof and the Bank Plan of Merger. Commercial may at any time change the method of effecting the Merger if and to the extent it deems such change to be desirable, provided, however, that no such change shall (A) alter or change the
           --------  -------
amount or kind of consideration to be issued to holders of Company common stock as provided for in this Agreement, (B) adversely affect the tax treatment to Company shareholders as a result of receiving the consideration described in
Section 1.3 herein or (C) materially impede or delay the consummation of the transactions contemplated by this Agreement.

     1.2  Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article V hereof have been satisfied or waived, but in no event later than thirty (30) days following such satisfaction or waiver (unless otherwise agreed by the parties hereto) Commercial will file, or cause to be filed, articles of merger with appropriate authorities of Nebraska and Iowa for the Acquisition Merger and articles of combination with the OTS for the Bank Merger which articles of merger and articles of combination shall in each case be in the form required by and executed in accordance with applicable provisions of law and the Thrift Regulations, respectively. The Acquisition Merger shall become effective at the time and date which is the later of the time at which (i) the Nebraska articles of merger are filed with the appropriate authorities of Nebraska and (ii) the Iowa articles of merger are filed with the appropriate authorities of Iowa (the "Acquisition Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 herein) and on the same day as the Closing if practicable. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Acquisition Merger to become effective prior to the Bank Merger.

     1.3  Conversion of Shares.
          --------------------

          (a)(i) At the Acquisition Merger Effective Time, by virtue of the Merger and without any action on the part of Commercial or Company or the holders of shares of Commercial or Company common stock, each outstanding share of Company common stock issued and outstanding at the Acquisition Merger Effective Time (except for Dissenting Shares as defined in Section 1.6 hereof and shares referred to in paragraph (ii) of this Section 1.3) shall be converted into and exchanged for the right to receive: (x) cash without interest (the "Cash Consideration") and (y) a number of shares of Commercial common stock, $.01 par value per share (the "Commercial Common Stock") (such number of shares of Commercial Common Stock the "Stock Consideration") (the Stock Consideration and the Cash Consideration are individually or collectively referred to herein, as the context requires, as the "Merger Consideration"), as follows:

          (A) If the Average NYSE Closing Price, as defined below, is less than $41.00, but greater than $36.00, then the aggregate per share value of the Merger Consideration shall equal $122.35, consisting of Cash Consideration in an amount of $24.47 and Stock Consideration consisting of that number of shares of Commercial Common Stock arrived at by dividing 97.88 by the Average NYSE Closing Price.

          (B) If the Average NYSE Closing Price is equal to or greater than $33.50 but equal to or less than $36.00, then the aggregate per share value of the Merger Consideration shall equal (i) 2.719 shares of Commercial Common Stock in Stock Consideration and (ii) $24.47 in Cash Consideration.

          (C) If the Average NYSE Closing Price is equal to or greater than $41.00 but equal to or less than $45.00, then the aggregate per share value of the Merger Consideration shall equal (i) 2.387 shares of Commercial Common Stock in Stock Consideration and (ii) $24.47 in Cash Consideration.

          (D) If the Average NYSE Closing Price is greater than $45.00 but less than $47.50, then the aggregate per share value of the Merger Consideration shall equal $131.90, consisting of Cash Consideration in an amount of $24.47 and Stock Consideration consisting of that number of shares of Commercial Common Stock arrived at by dividing 107.43 by the Average NYSE Closing Price.

          (E) In the event the Average NYSE Closing Price is equal to or greater than $47.50 but equal to or less than $50.00, then the aggregate per share value of the Merger Consideration shall equal (i) 2.262 shares of Commercial Common Stock in Stock Consideration and (ii) $24.47 in Cash Consideration.

          (F) In the event the Average NYSE Closing Price is greater than $50.00, then the aggregate per share value of the Merger Consideration shall equal $137.55, consisting of Cash Consideration in an amount of $24.47 and Stock Consideration consisting of that number of shares of Commercial Common Stock arrived at by dividing 113.08 by the Average NYSE Closing Price.

          The Cash Consideration to be received by the Company shareholders hereunder shall in each case be reduced on a pro rata basis in accordance with the provisions of Section 1.15 of this Agreement.

          (ii) Any shares of Company common stock which are owned or held by the Company or any of its subsidiaries (except shares held in any 401(k) plan of the Company or any of its subsidiaries or held in a fiduciary capacity) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

          (iii) At the Acquisition Merger Effective Time, the holders of certificates representing shares of Company common stock shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration as provided herein.

          (iv) If the holders of Commercial common stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Acquisition Merger Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement ("Stock Adjustment"), then the amount of Commercial common stock to be exchanged at the Acquisition Merger Effective Time for Company common stock shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Average NYSE Closing Price, as defined below, shall be proportionately adjusted to compensate for any such Stock Adjustment.

          (b) The term "NYSE Closing Price" shall mean the closing price per share (carried to four decimal places and rounded down) of the Commercial Common Stock on the New York Stock Exchange. The term "Average NYSE Closing Price" shall mean the arithmetic mean of the NYSE Closing Prices of the Commercial Common Stock for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the business day prior to the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by this Agreement are obtained (and Commercial shall notify the Company of the date when all such approvals are obtained), including for this purpose the period of any requisite waiting periods in respect thereof, or (B) the date of the Company's meeting of shareholders to be held pursuant to Section 1.7 herein (the "Determination Period").

          (c) Each share of Commercial Common Stock to be issued to the Company's shareholders pursuant to this Section 1.3 shall include the corresponding number of rights associated with the Commercial Common Stock pursuant to the Rights Agreement dated as of December 19, 1988 by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent ("Commercial Rights Agreement").

     1.4  Surviving Corporation in the Merger.
          -----------------------------------

          (a) The name of the Surviving Corporation in the Acquisition Merger shall be Commercial Federal Corporation.

          (b) The Articles of Incorporation of Commercial as in effect on the Acquisition Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation as the Surviving Corporation.

          (c) The bylaws of Commercial, together with all amendments thereto, if any, as in effect immediately prior to the Acquisition Merger Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law.

          (d) The directors and officers of Commercial in office immediately prior to the Acquisition Merger Effective Time shall be the directors and officers of the Surviving Corporation following the Acquisition Merger, until their successors shall be duly elected and qualified.

          (e) From and after the Acquisition Merger Effective Time:

              (i) The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Commercial and Company, and all obligations belonging or due to each of Commercial and Company, all of which are vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Commercial or the Company shall not revert or in any way be impaired by reason of the Acquisition Merger.

              (ii) The Surviving Corporation shall be liable for all the obligations of each of Commercial and Company. Any claim existing, or action or proceeding pending, by or against the Company or Commercial, may be prosecuted to judgement, with right of appeal, as if the Acquisition Merger had not taken place, or the Surviving Corporation may be substituted in its place.

              (iii) All the rights of creditors of each of Company and Commercial shall be preserved unimpaired, and all liens upon the property of Company and Commercial shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Acquisition Merger Effective Time.

     1.5  Authorization for Issuance of Commercial Common Stock;
          -------------------------------------------------------
          Exchange of Certificates.
          ------------------------

          (a) Commercial has reserved for issuance a sufficient number of shares of its Common Stock for the purpose of issuing its shares to the Company's shareholders in accordance with this Article I. Immediately prior to the Acquisition Merger Effective Time, Commercial shall make available for exchange or conversion, by transferring to an exchange agent appointed by Commercial (the
"Exchange Agent") for the benefit of the holders of Company common stock:   (i)
such number of shares of Company common stock as shall be issuable in connection with the payment of the aggregate Stock Consideration, and (ii) such funds as may be payable in connection with the aggregate Cash Consideration and as may be payable in lieu of fractional shares of Commercial Common Stock.

          (b) After the Acquisition Merger Effective Time, holders of certificates theretofore evidencing outstanding shares of Company common stock (other than as provided in Section

1.3(a)(iii)), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive certificates representing the number of shares of Commercial Common Stock into which shares of Company common stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof, cash payable for the Cash Consideration, and cash payments in lieu of fractional shares as provided in Section 1.14 hereof. As soon as practicable after the Acquisition Merger Effective Time, the Exchange Agent will send to each Company shareholder of record at the Acquisition Merger Effective Time whose Company common stock shall have been converted into Commercial Common Stock a letter of transmittal and instructions for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company common stock in exchange for new certificates for Commercial Common Stock and for cash payable for the Cash Consideration. Upon surrender, each certificate evidencing Company common stock shall be cancelled.

          (c) Until surrendered as provided in this Section 1.5 hereof, each outstanding certificate which, prior to the Acquisition Merger Effective Time, represented Company common stock (other than shares cancelled at the Acquisition Merger Effective Time pursuant to Section 1.3(a)(ii) hereof) will be deemed for all purposes to evidence ownership of the number of shares of Commercial Common Stock into which the shares of Company common stock formerly represented thereby were converted and the right to receive cash payable for the Cash Consideration. However, until such outstanding certificates formerly representing Company common stock are so surrendered, no dividend or distribution payable to holders of record of Commercial Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such shares of Commercial Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Acquisition Merger Effective Time and the amount of any cash, without interest, payable to such holder for the Cash Consideration and in lieu of fractional shares pursuant to Section 1.14 hereof. After the Acquisition Merger Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company common stock and, if a certificate formerly representing such shares is presented to Commercial, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Commercial Common Stock as herein provided.

          (d) All shares of Commercial Common Stock and cash for the Cash Consideration and in lieu of any fractional share issued and paid upon the surrender for exchange of Company common stock as provided herein shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company common stock.

          (e) If any new certificate for Commercial Common Stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Commercial Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Company common stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Commercial Common Stock and cash for the Cash Consideration and in lieu of fractional shares, if any, as may be required pursuant hereto; provided, however, that Commercial may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Commercial, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6  Dissenting Shares.  Any shares of Company common stock held by a
          -----------------
holder who dissents from the Merger and becomes entitled to obtain payment for the value of such shares of Company common stock pursuant to the applicable provisions of the IBCA shall be herein called "Dissenting Shares." Any Dissenting Shares shall not, after the Acquisition Merger Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be entitled to receive the Merger Consideration; provided, however, that shares of Company common stock held by a dissenting stockholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of the IBCA, or otherwise fails to establish the right of such stockholder to be paid the value of such stockholders' shares under the IBCA shall be deemed to be converted into the right to receive the Merger Consideration pursuant to the terms and conditions referred to above.

     1.7  Shareholders' Meeting.  The Company shall, at the earliest practicable
          ---------------------
date, hold a meeting of its shareholders (the "Company Shareholders' Meeting") to submit for shareholder approval this Agreement and the Acquisition Merger. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock shall be required for such approval.

     1.8  Company Stock Options.  Each holder of an option (a "Company Stock
          ---------------------
Option") which is an outstanding option under the Company's 1994 Stock Option Plan (the "Company Option Plan") shall, in cancellation of such option (such cancellation to be reflected in a written agreement), receive from Company, immediately prior to the Acquisition Merger Effective Time, per share of Company common stock subject to such option, a cash payment in the amount of the per share value of the Merger Consideration, less the exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements. Immediately thereafter, Company shall cancel each such option.
At least ten (10) business days prior to the Closing (as defined in Section 1.11 hereof), and then immediately prior to the Closing, Company shall afford Commercial the right to review the cash amounts proposed to be paid to optionees hereunder.

     1.9  Registration Statement; Prospectus/Proxy Statement.
          --------------------------------------------------

          (a) For the purposes (i) of registering the Commercial Common Stock to be issued to holders of Company common stock in connection with the Merger with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities, and (ii) of holding the Company Shareholders' Meeting, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

          (b) Commercial shall furnish such information concerning Commercial and the Commercial Subsidiaries (as defined in Section 3.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. Commercial agrees promptly to advise the Company if at any time prior to the Company Shareholders' Meeting any information provided by Commercial in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Commercial shall promptly provide to the Company and file such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Commercial and the Commercial Subsidiaries, to comply with Section 1.9(a).

          (c) The Company shall furnish Commercial with such information concerning the Company and the Company Subsidiaries (as defined in Section 2.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. The Company agrees promptly to advise Commercial if at any time prior to the Company Shareholders' Meeting any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Commercial with the information needed to correct such inaccuracy or omission. The Company shall furnish Commercial with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and the Company Subsidiaries, to comply with Section 1.9(a).

          (d) Commercial shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Commercial shall use its best efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. The Company authorizes Commercial to utilize in the Registration Statement the information concerning the Company and the Company Subsidiaries provided to Commercial by the Company or its representatives for the purpose of inclusion in the Prospectus/Proxy Statement. The Company shall have the right to review and comment on the Prospectus/Proxy Statement included in the Registration Statement. Commercial shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Commercial shall furnish the Company with copies of all such documents. Prior to the Acquisition Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

          (e) The Company shall consult with Commercial in order to determine whether any directors, officers or shareholders of the Company may be deemed to be "affiliates" of Company ("affiliated persons") within the meaning of Rule 145 of the SEC promulgated under the 1933 Act. All shares of Commercial Common Stock issued to such Company affiliated persons in connection with the Merger shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the 1933 Act, and notice shall be given to Commercial's transfer agent of such restriction, provided that such legend shall be removed by delivery of a substitute certificate without such legend if such Company affiliated person shall have delivered to Commercial a copy of a letter from the staff of the SEC or an opinion of counsel, in form and substance satisfactory to Commercial, to the effect that such legend is not required for purposes of the 1933 Act, and, in any event, at any time after the expiration of three years from the Acquisition Merger Effective Time unless, in the opinion of the counsel for Commercial, such person was an "affiliate" of Commercial within the meaning of Rule 145 within three months prior to the expiration of such three year period. So long as shares of such Commercial Common Stock bear such legend, no transfer of such Commercial Common Stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Commercial to assure that such transfer will not violate applicable provisions of the 1933 Act, or rules, regulations or policies of the SEC.

     1.10 Cooperation; Regulatory Approvals.  The parties shall cooperate and
          ---------------------------------
use reasonable best efforts to complete the transactions contemplated hereunder at the earliest practicable date. Each party shall use its best efforts to cause each of its affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, applicable Secretary of State, other regulatory authorities, holders of the voting shares of common stock of the Company, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained.

     1.11 Closing.  If (i) this Agreement has been duly approved by the
          -------
shareholders of the Company, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Commercial at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place as soon as practicable as agreed by the parties, provided, however, that the Closing shall be no more than thirty (30)
         --------  -------
days after the satisfaction or waiver of all conditions and/or obligations contained in Article V of this Agreement.

     1.12 Closing of Transfer Books.  At the Acquisition Merger Effective Time,
          -------------------------
the transfer books for Company common stock shall be closed, and no transfer of shares of Company common stock shall thereafter be made on such books.

     1.13 Bank Merger.
          -----------

          (a) At the Bank Merger Effective Time, each share of Hawkeye Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be cancelled. No new shares of the capital stock or other securities or obligations of the Bank shall be issued or be deemed issued with respect to or in exchange for such cancelled shares, and such cancelled shares of Hawkeye Common Stock shall not be converted into any shares or other securities or obligations of the Bank.

          (b) The charter and bylaws of the Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the charter and bylaws of the Bank, as the surviving institution of the Bank Merger, and may thereafter be amended in accordance with applicable law.

          (c) The directors and officers of the Bank immediately prior to the Bank Merger Effective Time shall be the directors and officers of the Bank, as the surviving institution of the Bank Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (d) The liquidation account established by Hawkeye pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Bank after the Bank Merger Effective Time for the benefit of those persons and entities who were savings account holders of Hawkeye on the eligibility record date for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account established by Hawkeye.

     1.14 No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Commercial Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company common stock; no dividend or distribution with respect to Commercial Common Stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Commercial. In lieu of such fractional share interest, any holder of Company common stock who would otherwise be entitled to a fractional share of Commercial Common Stock will, upon surrender of his certificate or certificates representing Company common stock outstanding immediately prior to the Acquisition Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NYSE Closing Price. For the purposes of determining any such fractional share interests, all shares of Commercial Common Stock received by a holder of the Company common stock shall be combined so as to calculate the maximum number of whole shares of Commercial Common Stock issuable to such Company shareholder in the Acquisition Merger.

     1.15 Bennett Funding Asset.
          ---------------------

     (a) The Company, which, as of the date hereof, has $1,828,603 invested in assets secured by equipment leases sold by Bennett Funding Group and certain of its affiliates (collectively, the "Bennett Funding Asset"), and Commercial agree as follows:

          (i) Effective prior to the Acquisition Merger Effective Time, the Company shall charge off the Bennett Funding Asset in accordance with generally accepted accounting principles, as such value is confirmed by the independent auditors of the Company, and the Company hereby acknowledges that the Bennett Funding Asset is material to the balance sheet of the Company as a whole.

          (ii) Prior to the Acquisition Merger Effective Time, the Company shall either (A) sell the Bennett Funding Asset in its entirety (any such sale to be without recourse and subject to customary representations and warranties), or (B) establish a specific loan loss reserve (the "Reserve") in the amount of the difference between the carrying value of the Bennett Funding Asset following the charge-off referred to in subparagraph (i) above and zero. If the Bennett Funding Asset is sold in its entirety, the Cash Consideration to be received by the Company's shareholders pursuant to Section 1.3 hereof shall be reduced by 64% of the difference between the principal balance of the Bennett Funding Asset (not taking into account any charge-off as provided in subparagraph (i) above) and the proceeds of such sale. If the Bennett Funding Asset is not sold and the Reserve is established, the Cash Consideration to be received by the Company's shareholders hereunder shall be reduced by 64% of (AA) the amount of the charge-off referred to in subparagraph (i) above, and (BB) the amount of the Reserve.

          (iii) Following the Acquisition Merger Effective Time, the Bennett Funding Asset shall be administered in accordance with the terms of, and Heritage shareholders shall be entitled to receive payments in accordance with and to the extent provided by, the Asset Management Agreement entered into as of May 16, 1996 among the parties hereto.


                                   ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HAWKEYE

     Company and Hawkeye represent and warrant to Commercial and the Bank that, except as disclosed in Schedule I attached hereto and except that Hawkeye makes no representations or warranties regarding the Company:

     2.1  Organization, Good Standing, Authority, Insurance, Etc.  The Company
          ------------------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Section 2.1 of Schedule I lists each "subsidiary" of the Company and Hawkeye within the meaning of Section 10(a)(1)(G) of HOLA, (individually a "Company Subsidiary" and collectively the "Company Subsidiaries") (unless otherwise noted herein all references to a "Company Subsidiary" or to the "Company Subsidiaries" shall include Hawkeye). Each of the Company Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of Schedule I. The Company and each Company Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The Company has delivered to Commercial a true, complete and correct copy of the articles of incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of the Company and each Company Subsidiary. The Company and each Company Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Hawkeye is a member of the Federal Home Loan Bank of Des Moines and all eligible accounts issued by Hawkeye are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Hawkeye is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. The Company is duly registered as a savings and loan holding company under the HOLA.

     The minute books of the Company and the Company's Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards). Except for those minutes which the Company agrees to furnish to Commercial within five (5) days hereof pursuant to Section 4.1 of this Agreement, the Company has furnished Commercial with minutes of all meetings of the Boards of Directors of the Company and the Company's Subsidiaries (including the committees of such Boards) held during the period January 1992 through the date hereof.

     2.2  Capitalization.  The authorized capital stock of the Company consists
          --------------
of 5,000,000 shares of common stock, par value $1.00 per share, of which 180,762 shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Company common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options to purchase 23,037 shares of Company common stock under the Company Option Plan, as of the date of this Agreement, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of the Company's capital stock from the Company and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock. A true and complete copy of the Company Option Plan, as in effect on the date of this Agreement, is attached as Section 2.2 of Schedule I.

     2.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Company Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by the Company or a Company Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). Except as set forth in Section 2.3 of Schedule I, all of the outstanding capital stock or other ownership interests in all of the Company Subsidiaries is owned either by the Company or Hawkeye. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Company Subsidiary and no contracts to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or profit participations in any "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Des Moines or except as set forth in Section 2.3 of
Schedule I.

     2.4  Financial Statements and Reports.
          --------------------------------

          (a) No proxy statement or other communication with shareholders, on the date of mailing or release, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, the Company and the Company Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC (if any), the OTS, or the Federal Deposit Insurance Corporation (the "FDIC") under various securities and financial institution laws and regulations except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after June 30, 1995) in accordance with the Company's books and records and those of any of the Company Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after June 30, 1995, will present) fairly the consolidated statement of financial condition and the consolidated statements of income, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles).
The consolidated financial statements of the Company at June 30, 1995 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the Closing disclose or will disclose, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of the Company and the Company Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain, in the opinion of management of the Company, adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses in accordance with generally accepted accounting principles, if any, as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to the Company or the Company Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at June 30, 1995 or for transactions effected or actions occurring or omitted to be taken after June 30, 1995 (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

          (b) The Company has delivered to Commercial each shareholder communication used or circulated by it with respect to periods since June 30, 1995 through the date of this Agreement and will promptly deliver each such communication used or circulated after the date hereof, each in the form used or circulated.

     2.5  Absence of Changes.
          ------------------

          (a) Except as disclosed in Section 2.5 to Schedule I, since June 30, 1995, there has been no material adverse change in the business, properties, financial condition, results of operations or assets of the Company and the Company Subsidiaries, taken as a whole. Since June 30, 1995, except as disclosed in Section 2.5 to Schedule I, and through the date hereof, there is no occurrence, event or development of any nature existing or, to the best knowledge of the Company, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Company or any Company Subsidiary, other than the effects of any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any law, rule or regulation relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessments by the FDIC on SAIF-insured deposits, which impairs the Company and other comparably sized and otherwise comparable thrift institutions in a substantially similar manner and other than the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting the Company and other comparably sized and otherwise comparable thrift institutions to a similar extent and in a similar manner.

          (b) Except as set forth in Section 2.5 of Schedule I, since June 30, 1995, each of the Company and the Company Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     2.6  Prospectus/Proxy Statement.  At the time the Prospectus/ Proxy
          --------------------------
Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approvals referred to in Section 1.7(a) hereof and at all times subsequent to such mailings up to and including the times of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein provided by the Company or its representatives and relating to the Company (including the Company Subsidiaries), its shareholders and representatives, Company common stock and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of the Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except the Company has engaged Hovde Financial, Inc. to provide financial advisory services and to deliver a "fairness opinion" to the effect that the consideration to be received by the Company shareholders in the Merger is fair to the Company shareholders from a financial point of view. A copy of the engagement agreement with Hovde Financial, Inc. is attached to Section 2.7 of Schedule I.

     2.8  Litigation and Other Proceedings.
          --------------------------------

     (a) Except as set forth in Section 2.8 of Schedule I and except for matters which would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of the Company, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     (b) Section 2.8(b) of Schedule I sets forth all other claims, actions, suits, investigations and proceedings in which the Company or any Company Subsidiary is a defendant, and all other judicial orders, judgments or decrees to which the Company or any Company Subsidiary is subject.

     2.9  Compliance with Law.
          -------------------

          (a) The Company and the Company Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither the Company nor any Company Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) The Company and each of its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective business as they are presently conducted.

     2.10 Corporate Actions.
          -----------------

          (a) The Boards of Directors of the Company and Hawkeye have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has authorized and directed the submission for shareholders' approval of this Agreement, together with the Merger and any other action requiring such approval, and such submission will not be subject to any condition referred to in IBCA Section
490.1103. All corporate authorization by the Board of Directors of the Company required for the consummation of the Merger has been obtained.

          (b) The Company's Board of Directors has taken or will take all necessary action to exempt this Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger and the transactions contemplated hereby and thereby from, (i) any applicable state takeover laws, (ii) any Iowa laws limiting or restricting the voting rights of shareholders, (iii) any Iowa laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or person or entity of similar type, and (iv) any provision in its or any of the Company Subsidiaries' articles/certificate of incorporation, charter or bylaws, (A) restricting or limiting stock ownership or the voting rights of shareholders, or (B) requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or person or entity of similar type.

     2.11 Authority.  Except as set forth in Section 2.11 of Schedule I, the
          ---------
execution, delivery and performance of its obligations under this Agreement by the Company and Hawkeye does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) the articles of incorporation or bylaws of the Company, the articles of incorporation, charter or bylaws of any Company Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Hawkeye or control thereof, (iii) any law, rule, ordinance, or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of the Company Subsidiaries is subject or (iv) any material agreement, material lease, material contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. The Company and Hawkeye, as applicable, have all requisite corporate power and authority to enter into this Agreement and the Acquisition Plan of Merger and to perform their respective obligations hereunder and thereunder, except, with respect to this Agreement and the Acquisition Merger, the approval of the Company's shareholders required under applicable law. Other than the receipt of Governmental Approvals (as defined in Section 5.1(c)), the approval of shareholders and the consents specified in Schedule I with respect to the Contracts, no consents or approvals are required on behalf of Company in connection with the consummation of the transactions contemplated by this Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger. This Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger constitute the valid and binding obligation of the Company and Hawkeye, as applicable, and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12 Employment Arrangements.  Except as disclosed in Section 2.12 of
          -----------------------
Schedule I, there are no employment, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Company or any Company Subsidiary which may not be terminated without penalty (including any augmentation or acceleration of benefits) on thirty (30) days or less notice to such person. No payments to directors, officers or employees of the Company or the Company Subsidiaries resulting from the transactions contemplated hereby will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction to the Company or any Company Subsidiary pursuant to Sections 162, 280G or any other section of the Code. No later than thirty (30) days prior to consummation of the Merger, Company shall furnish Commercial for its review a computation of the amounts expected to be payable under the employment and severance agreements disclosed in Section 2.12 of Schedule I as a result of the Merger.

     2.13 Employee Benefits.
          -----------------

          (a) Except as disclosed in Section 2.13 to Schedule I, neither the Company nor any of the Company Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in
Section 2.13 of Schedule I (true and correct copies of which have been delivered to Commercial). None of Company or any of the Company Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under
Section 401(a) of the Code are so qualified, and Company is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.13 of Schedule I, neither the Company nor any of the Company Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          (b) Except as disclosed in Section 2.13 to Schedule I, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1995 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1995.

          (c) To the best knowledge of the Company, with respect to all Employee Plans and Benefit Arrangements, the Company and each Company Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such Employee Plans or Benefit Arrangements. Except as disclosed in Section 2.13 of Schedule I, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any Company Subsidiary which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code which could have an adverse effect on the business, assets, financial condition or results of operations of Company or any Company Subsidiary; nor to the best knowledge of Company has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; nor has Company or any Company Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To the best of its knowledge, neither Company nor any Company Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Commercial, or any of its affiliates at or after the Acquisition Merger Effective Time.

     2.14 Information Furnished.  No statement contained in any schedule,
          ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Company to Commercial pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission.

     2.15 Property and Assets.  The Company and the Company Subsidiaries have
          -------------------
good and marketable title to all of their real property reflected in the financial statements at June 30, 1995, referred to in Section 2.4 hereof, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business and (f) as otherwise specifically indicated in Section 2.15 of Schedule I. Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Company nor any Company Subsidiary is in default in any material respect under any such lease. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger except as set forth in Section 2.15 of Schedule
I. Except as set forth in Section 2.15 of Schedule I, there has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Company and the Company Subsidiaries since June 30, 1995, except such loss, damage or destruction which does not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. All property and assets material to their business and currently used by Company and the Company Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     2.16 Agreements and Instruments.  Except as set forth in Section 2.16 of
          --------------------------
Schedule I, neither the Company nor any Company Subsidiary is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between Company or any Company Subsidiary and any director or officer of Company or Hawkeye, or any member of the immediate family or affiliate of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which Company or any Company Subsidiary is a party, (e) any agreements between the Company or any Company Subsidiary and any greater than five (5) percent or more shareholder of Company, and (f) any agreements, directives, orders, or similar arrangements between or involving the Company or any Company Subsidiary and any state or federal savings institution regulatory authority.

     2.17 Material Contract Defaults.  Neither the Company nor any Company
          --------------------------
Subsidiary nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which the Company or a Company Subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the Company and any Company Subsidiary, taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18 Tax Matters.
          -----------

          The Company and each of the Company Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.18 of Schedule I; and, except as set forth in Section 2.18 of
Schedule I, there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of Schedule I, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Company, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Company aware of any basis
for any such assertion or claim.    The Company and each of the Company
Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. The Company and each Company Subsidiary have complied with all applicable state law sales and use tax collection and reporting requirements.

          (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company or any of the Company Subsidiaries for any period or periods through and including June 30, 1995, has been made in accordance with generally accepted accounting principles and is reflected on the June 30, 1995 audited Company consolidated financial statements and has been or will be made with respect to periods ending after June 30, 1995.

     2.19 Environmental Matters.  Except as set forth in Section 2.19 of
          ---------------------
Schedule I, to the best knowledge of the Company, neither the Company nor any Company Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Except as set forth in Section 2.19 of Schedule I, neither the Company nor any Company Subsidiary has knowledge of, nor has the Company or any Company Subsidiary received written notice from any governmental or regulatory body of, any conditions, activities, practices or incidents which are reasonably likely to interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to Company's knowledge, threatened against Company or any Company Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20 Loan Portfolio:  Portfolio Management.
          -------------------------------------

          (a) Except as provided in Section 2.20 of Schedule I, all evidences of indebtedness reflected as assets in the consolidated balance sheet of the Company as of June 30, 1995, or acquired since such date, are (except with respect to those assets which are no longer assets of the Company or any Company Subsidiary) binding obligations of the respective obligers named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been threatened or asserted against the Company or any Company Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Hawkeye were at the time entered into and at all times since have been in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. To the best knowledge of the Company and Hawkeye, Hawkeye administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Hawkeye regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

          (b) Section 2.20 of Schedule I sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Hawkeye and its subsidiaries that have been adversely designated, criticized or classified by it as of March 31, 1996, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of its Subsidiaries before the date hereof.

     2.21 Real Estate Loans and Investments.  Except for properties acquired in
          ---------------------------------
settlement of loans and except as disclosed in Section 2.21 of Schedule I, there are no facts, circumstances or contingencies known to the Company or any Company Subsidiary which exist which would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of the Company or any Company Subsidiary (either individually or in the aggregate with other loans and investments).

     2.22 Derivatives Contracts.  Neither the Company nor any of its
          ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of Schedule I, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23 Insurance.  Except as set forth in Section 2.23 of Schedule I, the
          ---------
Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which the Company and the Company Subsidiaries are engaged. A schedule of all insurance policies in effect as to the Company and the Company Subsidiaries (the "Insurance Policies") is as set forth on Section 2.23 of Schedule I (other than policies pertaining to mortgage loans made in the ordinary course of business). Except as set forth on Section
2.23 of Schedule I, all Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in the Company's financial statements). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Except as set forth on Section 2.23 of Schedule I, neither the Company nor any Company Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years.


                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

     Commercial and the Bank represent and warrant to Company and Hawkeye that, except as disclosed in Schedule II attached hereto, and except that Bank makes no representations or warranties regarding Commercial:

     3.1  Organization, Good Standing, Authority, Insurance, Etc.  Commercial is
          ------------------------------------------------------
a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska. Each of the subsidiaries of Commercial within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Commercial Subsidiary" and collectively the "Commercial Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Commercial and each Commercial Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it
is now being conducted.   Commercial has delivered to the Company a true,
complete and correct copy of the articles of incorporation and bylaws of Commercial as in effect on the date of this Agreement. Commercial and each Commercial Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the SAIF to the maximum extent permitted under applicable law. The Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in
Section 10(m) of the HOLA and the Thrift Regulations. Commercial is duly registered as a savings and loan holding company under the HOLA.

     3.2  Capitalization.  The authorized capital stock of Commercial consists
          --------------
of 25,000,000 shares of Commercial Common Stock, par value $.01 per share, of which 15,076,452 shares were issued and outstanding as of the date of this Agreement and 10,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement.
All outstanding shares of Commercial Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     3.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Commercial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Commercial or a Commercial Subsidiary free and clear of any Encumbrance. Except as disclosed in Section
3.3 of Schedule II, all of the outstanding capital stock or other ownership interests in all of the Commercial Subsidiaries is owned either by Commercial or the Bank. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Commercial Subsidiary and no contracts to which Commercial or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Commercial Subsidiaries.

     3.4  Financial Statements and Reports.
          --------------------------------

     (a) No registration statement, prospectus, proxy statement, schedule or report filed by Commercial or any Commercial Subsidiary with the SEC or the OTS under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, Commercial and the Commercial Subsidiaries have timely filed all documents required to be filed by them with the SEC, the OTS, or the FDIC under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after June 30, 1995) in accordance with Commercial's books and records and those of any of its Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after June 30, 1995 will present) fairly the consolidated statement of financial condition and the consolidated statements of operations, stockholders' equity and cash flows of Commercial and its Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes in generally accepted accounting principles).
The consolidated financial statements of Commercial as of June 30, 1995 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the Closing disclose or will disclose, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or due to become due and regardless of when asserted), as of their respective dates, of Commercial and the Commercial Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles, other than liabilities which are not, in the aggregate, material to Commercial and the Commercial Subsidiaries, taken as a whole, and contain or will contain in the opinion of management adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to Commercial or the Commercial Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at June 30, 1995, or for transactions effected or actions occurring or omitted to be taken after June 30, 1995, (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

     (b) Commercial has delivered to the Company all periodic reports filed with the SEC under the 1934 Act for periods since June 30, 1995 through the date hereof and will upon request promptly deliver copies of 1934 Act reports for future periods.

     3.5  Absence of Changes.  Since June 30, 1995, there has been no material
          ------------------
adverse change in the business, properties, financial condition, results of operations or assets of Commercial and the Commercial Subsidiaries, taken as a whole. There is no occurrence, event or development of any nature existing or, to the best knowledge of Commercial, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Commercial or any Commercial Subsidiary, other than the effects of any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any law, rule or regulation relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessment by the FDIC on SAIF-insured deposits which impairs Commercial and other comparably sized and otherwise comparable thrift institutions in a substantially similar manner and other than the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting Commercial and other comparably sized and otherwise comparable thrift institutions to a similar extent and in a similar manner.

     3.6  Prospectus/Proxy Statement.  At the time the Registration Statement
          --------------------------
becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approval referred to in Section 1.7 hereof and at all times subsequent to such mailings up to and including the times of such approval, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Commercial (including the Commercial Subsidiaries) and its shareholders, Commercial Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

          (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     3.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of Commercial or any of the Commercial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except Commercial has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services and to deliver a "fairness opinion" as to whether or not the Merger Consideration is fair to Commercial's shareholders from a financial point of view.

     3.8  Compliance With Law.
          -------------------

          (a) Commercial and the Commercial Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither Commercial nor any Commercial Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) Commercial and each of it Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its respective business as it is presently conducted.

     3.9  Corporate Actions.  The Boards of Directors of Commercial and the Bank
          -----------------
have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. All corporate authorizations by the Board of Directors of Commercial required for the consummation of the Merger have been obtained.

     3.10 Authority.  The execution, delivery and performance of this Agreement
          ---------
by Commercial and the Bank does not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under (i) the articles of incorporation or bylaws of Commercial, the charter or bylaws of the Bank, or the articles of incorporation or bylaws or of any other Commercial Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Hawkeye or control thereof, (iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Commercial or any of the Commercial Subsidiaries is subject or (iv) any other Contract to which Commercial or any of the Commercial Subsidiaries is a party or is subject to or by which any of their properties or assets is bound which default, termination or acceleration would have a material adverse effect on the financial condition, business or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Commercial and the Bank have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder and thereunder. Other than the receipt of Governmental Approvals, no consents or approvals are required on behalf of Commercial or any Commercial Subsidiary in connection with the consummation of the transactions contemplated by this Agreement or the Acquisition Plan of Merger. This Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger constitute the valid and binding obligations of Commercial and the Bank, and are enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     3.11 Information Furnished.  No statement contained in any schedule,
          ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Commercial to Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission.

     3.12 Litigation and Other Proceedings.  Except for matters which would not
          --------------------------------
have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries taken as a whole, neither Commercial nor any Commercial Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of Commercial, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     3.13 Agreements and Instruments.  As of the date of this Agreement, there
          --------------------------
are no agreements, directives, orders or similar arrangements between or involving Commercial or any Commercial Subsidiary and any state or federal savings institution regulatory authority.

     3.14 Tax Matters.   Commercial and each of the Commercial Subsidiaries have
          -----------
duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; except as set forth in Section 3.15 of Schedule II, there is no agreement by Commercial or any Commercial Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 3.15 of Schedule II, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Commercial, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Commercial aware of any basis for any such assertion or claim. Commercial and each of the Commercial Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. Commercial and each Commercial Subsidiary have complied with all applicable state law sales and use tax collection and reporting requirements.

                                  ARTICLE IV
                                   COVENANTS

     4.1  Investigations; Access and Copies.  Between the date of this Agreement
          ---------------------------------
and the Acquisition Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Articles II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request; provided, however, that any such
                                            --------  -------
inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article V of this Agreement. The Company agrees to furnish to Commercial within five (5) days of the date hereof complete and accurate minutes of meetings of the Company's Board of Directors held on February 5, 1996, February 13, 1996, February 14, 1996, March 5, 1996, March 20, 1996, March 27, 1996, April 17, 1996, May 14 and May 16, 1996
which minutes have previously been withheld.

     4.2  Conduct of Business of the Company and the Company Subsidiaries.
          ---------------------------------------------------------------
Between the date of this Agreement and the Acquisition Merger Effective Time, the Company and Hawkeye agree:

          (a) That the Company and the Company Subsidiaries shall conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices;

          (b) That the Company shall not, without the prior written consent of
Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Company's capital stock, including, but not limited to, any distribution related to the Bennett Funding Asset not otherwise contemplated in this Agreement, (provided, however, that the Company shall be permitted to declare and pay the regular quarterly dividends on the Company's common stock in an amount not to exceed $1.00 per share per quarter, to the extent (x) with respect to each such quarterly dividend, that the dividend does not exceed the Company's net income (determined in accordance with generally accepted accounting principles but exclusive of the effects of (A) the charge-off or reserve on the Bennett Funding Asset taken by the Company pursuant to Section 1.15 of this Agreement and (B) any additional provisions for loan and real estate owned losses established by the Company and Hawkeye pursuant to Section 4.12 of this Agreement) for the quarter for which the dividend is paid, i.e., the quarter preceding the dividend's payment and (y) such dividends are paid on or about the dates customarily fixed by the Company for the payment of dividends; (ii) reacquire any of Company's outstanding shares of capital stock; (iii) issue or sell or buy any shares of capital stock of the Company or any Company Subsidiary, except shares of Company common stock issued pursuant to the Company Option Plan; (iv) effect any stock split, stock dividend or other reclassification of Company's common stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Company or any Company Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Company or of any Company Subsidiary;

          (c) Subject to the terms of this Agreement (including, but not limited to, the terms regarding the Bennett Funding Asset), that the Company and the Company Subsidiaries shall not, without the prior written consent of Commercial:
(i) sell or dispose of any significant assets of the Company or of any Company Subsidiary other than in the ordinary course of business consistent with past practices; (ii) merge or consolidate the Company or any Company Subsidiary with or otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Hawkeye (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property; (iii) change the certificate of incorporation, charter documents or other governing instruments of the Company or any Company Subsidiary, except as provided in this Agreement or as required by law or regulation; (iv) grant to any executive officer, director or employee of the Company or any Company Subsidiary (A) except as set forth in Section 4.2(c) of Schedule I any increase in annual compensation, or
(B) except as set forth in Section 4.2(c) of Schedule I, any bonus type payment;
(v) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type or amend the terms of any outstanding awards under existing Employee Plans; (vi) authorize severance pay or other benefits for any officer, director or employee of Company or any Company Subsidiary, other than as disclosed in Section 4.2(c) of Schedule I; (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices; (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices; (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional investments in subsidiaries; (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts or Structured Notes;
(xi) purchase any equity securities other than Federal Home Loan Bank stock;
(xii) make any investment which would cause Hawkeye to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xiii) make any loan with a principal balance of $250,000 or more; (xiv) authorize capital expenditures other than in the ordinary course of business; (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or adopt or implement any change in its methods of accounting for Federal income tax purposes; or (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity. The limitations contained in this
Section 4.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 4.2(c). Notwithstanding the foregoing, Hawkeye may engage in any of the foregoing activities exclusively with the Bank.

     4.3  No Solicitation.  The Company will not authorize any officer,
          ---------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Company or any Company Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of the Company Board of Directors may otherwise require (as determined in consultation with legal counsel), the Company will not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly,
(A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. The Company will promptly give written notice to Commercial upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum (except as the fiduciary duties of the Company's Board of Directors may otherwise require), the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement with respect to the Company, "Takeover Proposal" shall mean any bona fide proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Company or Hawkeye or for the acquisition of a ten percent (10%) or greater equity interest in Company or Hawkeye, or for the acquisition of a substantial portion of the assets of Company or Hawkeye (other than loans or securities sold in the ordinary course).

     4.4  Shareholder Approvals.  The Company shall call the meeting of its
          ---------------------
shareholders to be held for the purpose of voting upon the Acquisition Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable, but in no event later than sixty (60) days after the Registration Statement becomes effective under the 1933 Act. In connection with such meeting, the Company Board of Directors shall recommend approval of the Merger, except as the fiduciary duties of the Company's Board of Directors may otherwise require. The Company shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary to secure a vote of the holders of the shares of Company common stock in favor of the Merger, except as the fiduciary duties of the Boards of Directors may otherwise require.

     4.5  Filing of Holding Company and Merger Applications.  Commercial shall
          -------------------------------------------------
use its best efforts promptly to prepare, submit and file within seventy-five
(75) days of the date hereof a holding company application to the OTS pursuant to 12 C.F.R. (S)574.3 for acquisition of control of Company and Hawkeye and a merger application to the OTS pursuant to the Bank Merger Act and 12 C.F.R. 563.22(a) for the Bank Merger and any other applications required to be filed in connection with the transactions contemplated hereby.

     4.6  Consents.  The Company and Hawkeye will use their best efforts to
          --------
obtain the consent or approval of each person whose consent or approval shall be required of them in order to permit Company or Hawkeye, as the case may be, to consummate the Acquisition Merger and the Bank Merger.

     4.7  Certain Actions.   Neither Commercial nor the Company (including the
          ---------------
Company Subsidiaries) shall take any action which would materially impede or delay consummation of the Merger, or prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code.

     4.8  Publicity.  Between the date of this Agreement and the Acquisition
          ---------
Merger Effective Time, neither Commercial, Company or any of their subsidiaries shall, without the prior approval of the other, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereto, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby, except as required by law.

     4.9  Cooperation Generally.  Between the date of this Agreement and the
          ---------------------
Acquisition Merger Effective Time, subject to the provisions of this Agreement, Commercial, the Company and their respective subsidiaries shall use their respective best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date. Commercial and the Bank, on one hand, and the Company and the Company Subsidiaries, on the other hand, agree not to knowingly take any action that would (i) adversely affect their respective ability to obtain the Governmental Approvals or (ii) adversely affect their respective ability to perform their obligations under this Agreement.

     4.10 Additional Financial Statements and Reports.  As soon as reasonably
          -------------------------------------------
practicable after they become publicly available, the Company shall furnish to Commercial and Commercial shall furnish to the Company, respectively, its balance sheet and related statements of operations (and, in the case of Commercial, cash flows and stockholders' equity) for all periods prior to the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition and results of operations (and in the case of Commercial, cash flows) of the Company or Commercial, as the case may be (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes from which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet), and all of such financial statements will be prepared in conformity with, in the case of Commercial, the requirements of Form 10-Q or Form 10-K, as the case may be, under the 1934 Act, and in the case of Commercial or the Company, such other requirements under the 1933 Act or 1934 Act as may be applicable.

     4.11 Stock Listing.  Commercial agrees to use its best efforts to cause to
          -------------
be listed on the New York Stock Exchange, subject to official notice of issuance, the shares of Commercial Common Stock to be issued in the Merger.

     4.12 Allowance for Loan and Real Estate Owned Losses.  At the request of
          -----------------------------------------------
Commercial and in an amount specified by Commercial, prior to the Acquisition Merger Effective Time, the Company and Hawkeye shall establish such additional provisions for loan and real estate owned losses as may be necessary in the sole determination of Commercial to conform the Company's and Hawkeye's loan and real estate owned allowance practices and methods to those of Commercial and the Bank (as such practices and methods are to be applied to Company and Hawkeye from and after the Acquisition Merger Effective Time); provided, however, that Company and Hawkeye shall not be required to take such action until: (i) the Company and Hawkeye provide to Commercial a written statement dated the date of Closing certified by the Chairman of the Board, the President and the Chief Financial Officer of the Company and Hawkeye, that the conditions in Sections 5.1 and 5.2 to be satisfied by the Company or Hawkeye or both of them have been satisfied by either or both of them or, alternatively, setting forth in detail the circumstances that have prevented such conditions from being satisfied (the "Reliance Certificate"), and Commercial and Bank provide to Company and Hawkeye a Reliance Certificate relating to the satisfaction of the conditions in Sections 5.1 and 5.3; and (ii) Commercial and the Bank, after reviewing the Reliance Certificate, provide the Company and Hawkeye a written waiver of any right either entity may have to terminate the Agreement which waiver shall contain an express condition precedent that Company and Hawkeye have established such additional provisions for loan and real estate losses as requested by Commercial pursuant to this Section 4.12. No additional provision for loan and real estate owned losses taken by Hawkeye pursuant to this Section 4.12 shall be deemed in and of itself to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

     4.13 D&O Indemnification and Insurance.   For a period of three (3) years
          ---------------------------------
following the Acquisition Merger Effective Time, Commercial shall indemnify the employees, agents, directors or officers of the Company and the Company Subsidiaries to the extent they are indemnified under the Company's Articles of Incorporation and Bylaws in the form in effect at the date of this Agreement or arising by operation of law. Commercial shall cause the directors and officers listed in Schedule 4.13 to be covered under individual directors' and officers' liability insurance policies, which coverage is available in the form of tail coverage under the Company's existing directors' and officers' liability policy for the duration of any applicable statute of limitations. The amount of the coverage obtained for each director and officer shall be the amount available under the terms of such individual policies when $3,500 is expended per person. In no event shall Commercial be required to expend in the aggregate in excess of $55,000 to obtain such coverage.

     4.14  Tax Treatment.  Commercial and Company shall use their best efforts
           -------------
to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code. The Company agrees to consent to the form of representation letter provided by Deloitte & Touche LLP for purposes of issuing its federal tax opinion pursuant to Section 5.1(e) of this Agreement no later than thirty (30) days prior to the Closing.

     4.15 Update Disclosure.  From and after the date hereof until the
          -----------------
Acquisition Merger Effective Time, the Company shall promptly, but not less frequently than monthly, update Schedule I hereto by notice to Commercial to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein and which, in the case of all such updates other than the last such update prior to the Acquisition Merger Effective Time, reflect a material change from the information provided in Schedule I as of the date hereof; provided, however, that no such update shall affect the conditions to the obligation of Company and Hawkeye to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

     4.16 Cash Consideration.  Commercial will have sufficient cash on hand to
          ------------------
pay the Cash Consideration as of the Acquisition Merger Effective Time.


                                   ARTICLE V
               CONDITIONS OF THE MERGER; TERMINATION OF AGREEMENT

     5.1  General Conditions.  The obligations of Commercial, the Bank, the
          ------------------
Company and Hawkeye to effect the Acquisition Merger and the Bank Merger shall be subject to the following conditions:

          (a) Stockholder Approval.  The holders of the outstanding shares of
              --------------------
Company common stock shall have approved this Agreement and the Acquisition Merger as specified in Section 1.7 hereof or as otherwise required by applicable law.

          (b) No Proceedings.  No order, decree or injunction shall have been
              --------------
entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings").

          (c) Government Approvals.  To the extent required by applicable law or
              --------------------
regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the Federal Trade Commission, DOJ, the SEC, and any state securities or Blue Sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d) Registration Statement.  The Registration Statement shall have
              ----------------------
been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Commercial's common stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (e) Federal Tax Opinion.  Receipt of either an opinion of Deloitte &
              -------------------
Touche LLP, or other tax advisor reasonably acceptable to Commercial and the Company, or a private letter ruling from the IRS, in form and content reasonably satisfactory to Commercial and the Company, and upon which Company shareholders may rely to the effect that for federal income tax purposes:

     . The Acquisition Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Company and Commercial should each be a "party to a reorganization" within the meaning of Code Section 368(b).

     . Company should recognize no gain or loss on the transfer of its assets to Commercial in exchange for the Commercial Common Stock, cash and the assumption of its liabilities by Commercial, by reason of the application of Code Sections 361(a), 361(b) and 357(a).

     . No gain or loss should be recognized by Company upon the distribution of the Commercial Common Stock to the Company shareholders, by reason of the application of Code Section 361(c)(1).

     . No gain or loss should be recognized by Commercial on the receipt of Company's assets in exchange for Commercial Common Stock, and the assumption by Commercial of Company's liabilities, by reason of the application of Code Section 1032(a).

     . The basis of the assets of Company in the hands of Commercial should be the same as the basis of such assets in the hands of Company immediately prior to the Merger, by reason of the application of Code
          Section 362(b).

     . The holding period of the property acquired by Commercial from Company should include the holding period of such property in the hands of Company immediately prior to the Merger, by reason of the application of Section 1223(2) of the Code.

     . The gain, if any, to be realized by a Company shareholder who receives Commercial stock and cash in exchange for Company stock will be recognized, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with application of Code Section 318(a)), then the amount of gain recognized that is not in excess of each shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis. No loss will be recognized on the exchange.

     . Where cash is received by a dissenting shareholder of the Company, such cash will be treated as received by the dissenting shareholder as a distribution in redemption of the shareholder's Company common stock, subject to the provisions and limitations of Section 302.

     . The basis of the Commercial Common Stock (including fractional share interests a Company shareholder would otherwise be entitled to receive) received by a Company shareholder who exchanges Company common stock for Commercial Common Stock and cash will be the same as the basis of the Company common stock surrendered in the Merger, decreased by the amount of cash received, and increased by the amount of cash received that is treated as a dividend (if any), and by the amount of gain recognized on the exchange (not including any portion of that gain that was treated as a dividend).

     . The holding period of the Commercial Common Stock (including fractional share interests that they would otherwise be entitled to receive) to be received by Company shareholders should, in each instance, include the holding period of the Company shares surrendered in the exchange, provided Company stock was held as a capital asset on the date of the Merger, by reason of the application of Code Section 1223(1).

     . Commercial as the Surviving Corporation should succeed to and take into account as of the close of the day of the distribution or transfer the items of Company described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381(b) and 381(c), by reason of the application of Code Section 381(a)(2).

     . As provided in Code Section 381(c)(2) and Regulation Section 1.381(c)(2)-1 of the IRS, Commercial as the Surviving Corporation should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Company as of the date or dates of transfer. Any deficit in earnings and profits of either Commercial or Company will be used only to offset earnings and profits accumulated after the date or dates of transfer.

     . Cash received by a shareholder of Company otherwise entitled to receive a fractional share of Commercial

          Common Stock in exchange for his Company stock should be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Commercial. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a). This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the former Company shareholder, provided the Company stock was a capital asset in such former shareholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 (Rev. Rul. 66-365 and Rev. Rul. 77-41).


     5.2  Conditions to Obligations of Commercial and Bank.  The obligations of
          ------------------------------------------------
Commercial and Bank to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a) Opinion of Counsel for Company.  Commercial shall have received
              ------------------------------
from Breyer & Aguggia, special counsel to Company, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.2(a).

          (b) Required Consents.  The Company and Hawkeye shall have obtained
              -----------------
all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Company and the Company Subsidiaries, taken as a whole; in this connection, the Company and Hawkeye shall obtain consents from all lessors to their respective real estate and other leases that may be required for consummation of the Merger.

          (c) Company Accountants' Letter.   Commercial shall have received from
              ---------------------------
McGladrey & Pullen, LLP, letters dated the date of mailing the Prospectus/Proxy Statement and the date of the Closing to the effect that: (i) with respect to the Company they are independent accountants within the meaning of the 1933 Act and 1934 Act and the applicable rules and regulations thereunder, (ii) it is their opinion that the audited financial statements of the Company included in the Prospectus/Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the applicable published accounting rules and regulations thereunder, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus/Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the published rules and regulations thereunder; (B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of the Company and at a specific date not more than five (5) business days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of the Company (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the stockholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus/Proxy Statement, or (2) for the period from the date of the latest audited financial statements of the Company included in the Prospectus/Proxy Statement to a specific date not more than five (5) business days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Company or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Company, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus/Proxy Statement and requested by Commercial and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of the Company's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to the Company which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein.

          (d) No Material Adverse Change.  Between the date of this Agreement
              --------------------------
and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Company and the Company Subsidiaries, taken as a whole, it being agreed that a material adverse change shall not include (i) any change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any law, rule or regulation relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessment by the FDIC on SAIF-insured deposits which impairs the Company and other comparably sized and otherwise comparable thrift institutions in a substantially similar manner, (ii) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting the Company and other comparably sized and otherwise comparable thrift institutions to a similar extent and in a similar manner, and (iii) any change in circumstances regarding the Bennett Funding Asset.

          (e) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of the Company and
- ------------------------
Hawkeye shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company and Hawkeye shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and the Company shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (f) Regulatory Approval.  All Governmental Approvals required
              -------------------
hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank and, in the sole discretion of Commercial, substantially diminish the benefits expected to be received by Commercial from the transactions contemplated hereby.

          (g) Limitation on Dissenting Shares.  Holders of no more than 10% of
              -------------------------------
the issued and outstanding shares of Company common stock, net of treasury shares, shall have made the demands and given the notices required under the IBCA to assert dissenters' appraisal rights.

          (h) The Company shall have charged off the Bennett Funding Asset and either sold the Bennett Funding Asset or, if applicable, established a specific loan loss reserve therefor in accordance with the provisions of Section 1.15 of this Agreement.

     5.3  Conditions to Obligations of Company and Hawkeye.  The obligations of
          ------------------------------------------------
Company and Hawkeye to effect the Acquisition Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a) Opinion of Counsel for Commercial.  Company shall have received
              ---------------------------------
from Housley Kantarian & Bronstein, P.C., special counsel to Commercial, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.3(a).

          (b) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Commercial and
- ------------------------
the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Company a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (c) Commercial Common Stock.  A certificate for the required number of
              -----------------------
whole shares of Commercial Common Stock, as determined pursuant to Section 1.3 hereof, and cash for the Cash Consideration and for fractional share interests, shall have been delivered to the Exchange Agent and the Company shall have received a certificate to such effect from the Exchange Agent.

          (d)  Required Consents.  In addition to Governmental Approvals,
               -----------------
Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and the Commercial Subsidiaries, taken as a whole.

          (f) Limitation on Dissenting Shares.  Holders of no more than 10% of
              -------------------------------
the issued and outstanding shares of Company common stock, net of treasury shares, shall have made the demands and given the notices required under the IBCA to assert dissenters' appraisal rights.

          (g) NYSE Listing.  The shares of Commercial Common Stock issuable
              ------------
pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     5.4  Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
and the Acquisition Plan of Merger may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval thereof by shareholders of Company, as provided below:

          (a) Mutual Consent.  By mutual consent of the parties, evidenced by
              --------------
their written agreement.

          (b) Closing Delay.  At the election of either party, evidenced by
              -------------
written notice, if the Closing shall not have occurred on or before January 31, 1997, or such later date as shall have been agreed to in writing by the parties;

provided, however, that the right to terminate under this Section 5.4(b) shall
- --------  -------
not be
available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (c) Conditions to Commercial Performance Not Met.  By Commercial upon
              --------------------------------------------
delivery of written notice of termination to the Company if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Commercial and the Bank to effect the Merger set forth in Sections 5.1 and 5.2 and noncompliance is not waived by Commercial, provided, however, that the right to terminate under this Section
            --------  -------
5.4(c) shall not be available to Commercial where Commercial's or Bank's failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (d) Conditions to Company Performance Not Met.  By the Company upon
              -----------------------------------------
delivery of written notice of termination to Commercial if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Company and Hawkeye to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Company, provided, however, that the right to terminate under this Section 5.4(d) shall
- --------  -------
not be available to the Company where the Company's or Hawkeye's failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (e)  Average NYSE Closing Price.  (i) By the Company at any time
               --------------------------
during the two business day period commencing on the business day immediately after the end of the Determination Period, if the Average NYSE Closing Price shall be less than $33.50 (adjusted as indicated in Section 1.3(a)(iv)), subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 5.4(e), it shall give written notice to Commercial no later than the end of the aforementioned two day period. During the two business day period commencing with the business day after its receipt of such notice, Commercial shall have the option to increase the consideration to be received by the holders of Company common stock hereunder, so that the aggregate per share value of the Merger Consideration shall equal $115.55, such aggregate per share value to consist of Cash Consideration in an amount of $24.47 and Stock Consideration consisting of that number of shares of Commercial Common Stock arrived at by dividing 91.08 by the Average NYSE Closing Price. If Commercial so elects within such two day period, it shall give written notice to the Company no later than the end of the aforementioned two day period of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 5.4(e) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

          (f) By the Company if in the exercise of its good faith and reasonable judgment as to fiduciary duties to its stockholders imposed by law, as advised by special counsel, the Board of Directors of the Company determines that such termination is required in connection with entering into an agreement with a third party to engage in an Acquisition Transaction (as defined in Section 6.2(c)(i)), provided that the Company shall notify Commercial promptly of its intention to terminate this Agreement and that the Company's ability to terminate this Agreement pursuant to this paragraph is conditioned upon the prior payment by the Company of the amounts owed by it to Commercial pursuant to
Section 6.2(b).

     For purposes of this Section 5.4, "Average NYSE Closing Price" shall have the meaning specified in Section 1.3(b) and "Determination Period" shall have the meaning specified in Section 1.3(b).


                                   ARTICLE VI
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     6.1  Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 5.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.7 and 3.7 (Brokers and Finders), 4.8 (Publicity), 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c) or 5.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time, and from and after the Acquisition Merger Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however,
                                                           --------  -------
that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Acquisition Merger Effective Time, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

     6.2  Payment of Expenses.
          -------------------

     (a) Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

     (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce Commercial and the Bank to enter into this Agreement and as a means of compensating Commercial and the Bank for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, the Company and Hawkeye agree that if this Agreement is terminated in accordance with Section 5.4 (other than if terminated by the Company pursuant to Section 5.4(d) hereof as a result of Commercial's or the Bank's noncompliance with the conditions set forth in
Section 5.3(b) hereof) and prior to such termination a Termination Event, as defined in paragraph (c) of this Section 6.2, shall have occurred, the Company or Hawkeye will upon demand pay to Commercial or the Bank in immediately available funds $1,000,000.

     (c) For purposes of this Agreement, a Termination Event shall mean either of the following:

     (i) The Company or any Company Subsidiary, without having received Commercial's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)((9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder) other than Commercial or any affiliate of Commercial (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the 1933 Act) or the Board of Directors of the Company shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction with any person other than Commercial or any affiliate of Commercial. For purposes of this Agreement "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving the Company or any Company Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any Company Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the equity securities of the Company or any Company Subsidiary; or

          (ii) After a bona fide proposal is made by any person other than Commercial or any affiliate of Commercial to the Company or its shareholders to engage in an Acquisition Transaction, either (A) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Commercial to terminate this Agreement or (B) the holders of Company common stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of this Agreement or the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Commercial the recommendation of the Company's Board of Directors with respect to this Agreement.

                                  ARTICLE VII
                         CERTAIN POST-MERGER AGREEMENTS

          7.1  Reports to the SEC.  Commercial shall continue to file all
               ------------------
reports and data with the SEC necessary to permit the shareholders of Company who may be deemed "underwriters" (within the meaning of Rule 145 under the 1933
Act) of Company common stock to sell the Company common stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under such Act if they would otherwise be so entitled.

          7.2  Employees.   Not later than thirty (30) days after the
               ---------
Acquisition Merger Effective Time, employees of the Company or Hawkeye who become employees of Commercial or the Bank after the Acquisition Merger Effective Time shall be eligible to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated Commercial or Bank employees; provided, however, that comparable Company or Hawkeye plans shall be maintained by Commercial until such time as such employees commence participation in the Commercial benefit plans. Commercial shall honor all accrued vacation leave for the employees of Company and the Company Subsidiaries following the Acquisition Merger Effective Time, with full credit for prior service with Company or Hawkeye for purposes of vesting and eligibility for participation and co-payments and deductibles. Commercial agrees that for a period of ninety (90) days following the Acquisition Merger Effective Time, any employee of the Company or Hawkeye who is not, and has not been, a party to an employment or severance agreement with Company or Hawkeye and whose employment terminates after the Acquisition Merger Effective Time shall be entitled to receive payment for accrued vacation time, provided such accrued vacation time does not exceed five weeks, and a severance payment in accordance with Exhibit 7.2 attached hereto.

          With respect to employees of the Company or Hawkeye who are covered by the Commercial health insurance plan following the Acquisition Merger Effective Time, there shall be no exclusion from coverage for pre-existing conditions that were covered under any health insurance plan of the Company or Hawkeye.

          Commercial agrees to honor the employment and severance agreements disclosed in Schedule 2.12, as such agreements may be amended by mutual agreement of the parties hereto. Commercial further agrees that the Acquisition Merger will constitute a change in control for purposes of such agreements. Commercial further agrees that the severance agreements with Ms. Berg and Messrs. Runyan, Schmitz and Aldrich may be amended prior to the Acquisition Effective Time to provide that, for purposes of Section 2(a) of such agreements, "involuntary termination" shall include the officer's resignation following the relocation of the officer's principal place of employment immediately prior to the Acquisition Merger Effective Time. The Company agrees to use its reasonable best efforts to amend the employment agreements with Messrs. Peterson, Schreck and Riddle prior to the Acquisition Merger Effective Time to provide that at the Acquisition Merger Effective Time and for a period of 120 days thereafter, each such officer may voluntarily resign from any position in which they are retained by Commercial or the Bank and receive the amounts payable under Section 5 of such agreements.


                                  ARTICLE VIII
                                    GENERAL

          8.1  Amendments.  Subject to applicable law, this Agreement may be
               ----------
amended, whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto;

provided that, after the adoption of the Agreement by the shareholders of the
- -------------
Company, no such amendment without further shareholder approval may change the amount or form of the consideration to be received by the Company shareholders in the Merger.

          8.2  Confidentiality.  All information disclosed hereafter by any
               ---------------
party to this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Sections 4.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it is or hereafter becomes lawfully obtainable from other sources, (ii) it is necessary or appropriate to disclose to the OTS, the FDIC or any other regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or (iii) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other parties all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.2.

          8.3  Governing Law.  This Agreement and the legal relations between
               -------------
the parties shall be governed by and construed in accordance with the laws of the State of Nebraska without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

          8.4  Notices.  Any notices or other communications required or
               -------
permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Commercial or Company, to

                                 Commercial Federal Corporation
                                 2120 South 72nd Street
                                 Omaha, Nebraska  68124
                                 Attention: William A. Fitzgerald, Chairman of
                                           the Board and Chief Executive
                                           Officer

                      with a copy to:

                                Housley Kantarian & Bronstein, P.C.
                                Suite 700
                                1220 19th Street, N.W.
                                Washington, DC  20036
                                Attention:  Gary R. Bronstein, Esq.

                                     and

                                Heritage Financial, Ltd.
                                715 8th Street
                                Boone, Iowa  50036
                                Attention: John F. Peterson, President

                      with a copy to:

                                Breyer & Aguggia
                                1300 I Street, N.W.
                                Suite 470 East
                                Washington, D.C.  20005
                                Attention:  Paul M. Aguggia, Esq.


or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee).
Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     8.5  Assignment.  This Agreement may not be assigned by any of the parties
          ----------
hereto, by operation of law or otherwise, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.6  Headings.  The description heading of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     8.8  Construction and Interpretation.  Except as the context otherwise
          -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     8.9  Entire Agreement.  This Agreement, together with the schedules, lists,
          ----------------
exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, and together with the Asset Management Agreement referred to in Section 1.15 hereof, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger, except for the Confidentiality and Non-Disclosure Agreement between the Company and Commercial dated November 14, 1995, which shall remain in full force and effect. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein and except as set forth in the Asset Management Agreement referred to in Section 1.15 hereof, which confers certain rights on shareholders of Heritage.

     8.10 Severability.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     8.11 No Third Party Beneficiaries.  Nothing in this Agreement shall entitle
          ----------------------------
any person (other than the Company, Hawkeye, Commercial or the Bank and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except as otherwise expressly provided herein (including, but not limited to, Sections 4.13 and 7.2, which may be enforced by the parties referred to therein) and except that the Heritage shareholders have certain rights under the Asset Management Agreement referred to in Section 1.15 hereof, which may be enforced as provided in such Asset Management Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

COMMERCIAL FEDERAL CORPORATION          HERITAGE FINANCIAL, LTD.


By: /s/James A. Laphen                  By:  /s/ John F. Peterson
    -----------------------------------    -------------------------
Name: James A. Laphen                   Name:  John F. Peterson
                                             -----------------------



Title:                                  Title: President and Chief
                                               Chief Executive Officer



COMMERCIAL FEDERAL BANK, A              HAWKEYE FEDERAL SAVINGS BANK
FEDERAL SAVINGS BANK


By: /s/ James A. Laphen                       By:  /s/ John F. Peterson
    ------------------------------------           --------------------
Name:  James A. Laphen                  Name:  John F. Peterson
                                               ----------------

Title:                                  Title: President and Chief
                                               Chief Executive Officer

                           ASSET MANAGEMENT AGREEMENT


     AGREEMENT dated this 16th day of May, 1996 by and among Commercial Federal Corporation ("CFC"), Commercial Federal Bank, A Federal Savings Bank (the "Bank"), Heritage Financial, Ltd. ("Heritage") and Hawkeye Federal Savings Bank ("Hawkeye") (collectively, the "Parties").

     On the date hereof, the Parties have entered into a Reorganization and Merger Agreement (the "Merger Agreement") which provides for the merger of Heritage with and into CFC, with CFC as the surviving company and the merger of Hawkeye with and into the Bank, with the Bank as the surviving institution. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

     WHEREAS, pursuant to the Merger Agreement, the Bank will succeed to all of the assets of Hawkeye, including the Bennett Funding Asset; and

     WHEREAS, the Parties have agreed that all value recovered on the Bennett Funding Asset is to be distributed to those individuals who were stockholders or option holders of Heritage immediately prior to the Acquisition Merger Effective Time (collectively, the "Heritage Stockholders"); and

     WHEREAS, the Parties wish to establish a procedure for managing and disbursing the recovered value of the Bennett Funding Asset following the Acquisition Merger Effective Time to the Heritage Stockholders.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties agree as follows:

Formation and Functions of the Bennett Funding Asset Committee
- --------------------------------------------------------------

1. Effective upon the Acquisition Merger Effective Time, the Bennett Funding Asset and all attempts to recover value thereon shall be administered by a committee (the "Committee") consisting of three individuals, two of whom shall be individuals appointed by Hawkeye and the other of whom shall be the Chairman of the Credit Committee of the Bank. The Committee shall meet every 90 days or as needed (either telephonically or in person) to review any developments related to the Bennett Funding Asset.

2. In the event that any member of the Committee resigns or is otherwise unable to serve, a replacement shall be designated by (i) the remaining representative of Hawkeye, in the event such individual was a representative of Hawkeye, (ii) the former directors of Hawkeye in the event both representatives of Hawkeye simultaneously become unable to serve, or (ii) a duly authorized officer of the Bank in the event such individual was the representative of the Bank.

3. The Committee shall be obligated to use its good faith best efforts to collect any and all value recoverable on the Bennett Funding Asset ("Bennett Value"), including, but not limited to, through the sale thereof, and to distribute such Bennett Value to the Heritage

     Stockholders. The Committee shall (a) monitor the progress of the collection of the Bennett Value by the Managers (as defined below), (b) in accordance with the provisions hereof, pay all expenses associated therewith out of the recovered Bennett Value, (c) use its best efforts to maintain a current list of the names and addresses of the Heritage Stockholders (such a list as of the Acquisition Merger Effective Time shall be attached to this Agreement as Exhibit A promptly following the Closing), and (d) distribute the recovered Bennett Value to the Heritage Stockholders in accordance with the provisions hereof.

4. All decisions of the Committee shall be approved by a majority of the members of the Committee with the exception that decisions to pursue litigation reasonably estimated to involve expenditures in excess of the amount recovered or held in reserve on the Bennett Funding Asset must be approved by a unanimous vote of the Committee's members.

5. All reasonable and documented expenses incurred by Committee members in the performance of their duties hereunder shall be reimbursed from the recovered Bennett Value.

6. The Bank agrees to indemnify the Committee members for any liability arising out of the performance of their duties as set forth herein, except where such liability arises from the member's gross negligence or willful misconduct. In no case, however, shall the Bank's liability for indemnification hereunder exceed the recoverable value of the Bennett Funding Asset as of the date hereof.

Appointment of the Managers
- ---------------------------

7. The Bennett Funding Asset shall be managed by such individuals designated by the Bank who serve in the Bank's corporate credit group (the "Managers"). The Bank agrees that the Managers will use their best efforts to collect the Bennett Value. In no event, however, will the Bank be obligated to incur any expenses in the collection of the Bennett Value.
     All such expenses shall be paid out of the recovered proceeds of the Bennett Funding Asset.

8. The Bank shall be compensated for the time spent by the Managers in collecting the Bennett Value at the rate of $50 per hour for a principal officer such as the Chairman of the Bank's Credit Committee (or such other officer of similar position) and $35 per hour for an associate officer. In addition, all expenses incurred by the Managers in connection with the collection of the Bennett Value shall be reimbursed by the Committee from such Bennett Value. The Managers shall submit time sheets on at least a bi-monthly basis reflecting the actual time spent in collecting the Bennett Value.

9. The Managers shall be authorized to take all actions necessary in their judgment to collect the Bennett Value with the exception that (i) no litigation may be commenced and (ii) no sale of the Bennett Funding Asset may be effectuated, without the prior written approval of the Committee.

10. The Managers shall be obligated to make such progress reports on the collection of the Bennett Value as the Committee may reasonably request.

11. The Bank's obligation hereunder to provide Managers may be terminated at the sole option of the Bank at any time beginning one year after the Acquisition Merger Effective Time if the hours actually spent by one or more Managers exceeds 160 hours within a six-month period. In the event of such early termination, the Committee may appoint another person or entity to manage the Bennett Funding Asset and seek to collect the Bennett Value upon such terms and conditions as the Committee may determine; provided that in no event may the term of such alternative engagement exceed the term of this Asset Management Agreement.

Distribution of Proceeds
- ------------------------

12. All proceeds from the collection of the Bennett Value shall be held in a federally insured, interest-bearing deposit account. Such proceeds shall be applied as follows: (a) first, to pay any and all unpaid reasonable and documented expenses associated with such collection; (b) second, to establish a reserve in an amount necessary to pay the expenses reasonably expected to be incurred in the following 30 days as determined by the unanimous vote of the Committee; (c) third, to the Heritage Stockholders based on their pro rata interest in Heritage immediately prior to the Acquisition Merger Effective Time as set forth on Exhibit A hereto.

13. Distributions shall be made on an annual basis beginning on or about the first anniversary date of the Acquisition Merger Effective Time; provided, however, that where the recovered Bennett Value (net of the expenses and after establishing the reserve referred to in subparagraph (b) of the preceding paragraph) exceeds $100,000, distributions shall be made semi-annually.

Termination of this Agreement
- -----------------------------

14. This Agreement will terminate upon the earlier of (i) the full collection of the Bennett Value, through sale or otherwise, and the distribution of the proceeds collected thereon to the Heritage Stockholders or (ii) September 30, 1999; provided, however, that this date shall be extended to December 31, 1999 if in the reasonable good faith and unanimous opinion of the Committee, immediately prior to September 30, 1999, further collection efforts are warranted.

15. If, upon the date of termination of this Agreement, there remain net proceeds attributable to the Bennett Value which have been collected but not distributed to the Heritage Stockholders, such proceeds shall be distributed to the Heritage Stockholders as soon as practicable following termination of this Agreement; provided that any unpaid expenses, including the costs associated with the distribution of the proceeds, shall be deducted prior to distribution.

16. All funds received from the collection of the Bennett Value subsequent to the termination of this Agreement will be for the benefit of the Bank.

Assignment
- ----------

17. This Agreement may not be assigned by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Rights of Heritage Stockholders
- -------------------------------

18. It is hereby acknowledged by the Parties hereto that the Heritage Stockholders are third-party beneficiaries of this Agreement; provided, however, that (i) no Heritage Stockholder may file an action in an attempt to enforce its rights under this Agreement unless such Heritage Stockholder has been named as the designated representative of Heritage Stockholders representing at least 25% of the shares of Heritage common stock outstanding immediately prior to the Acquisition Merger Effective Time, and
     (ii) Commercial's liability on claims to shareholders hereunder shall in no event exceed the recoverable value of the Bennett Funding Asset as of the date hereof. Except to the extent that expenses incurred in the collection of the Bennett Value are deducted from gross proceeds collected prior to distribution to the Heritage Stockholders in accordance with the provisions hereof and except for any expenses incurred by the Heritage Stockholders in connection with an attempt to enforce their rights hereunder, the Heritage Stockholders shall not incur any liability in connection with the transactions contemplated by this Agreement.

Applicable Law
- --------------

19. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Nebraska.

Severability
- ------------

20. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

COMMERCIAL FEDERAL CORPORATION          HERITAGE FINANCIAL, LTD.

By: /s/ James A. Laphen                 By: /s/ John F. Peterson
   ---------------------------             ---------------------------

COMMERCIAL FEDERAL BANK, A              HAWKEYE FEDERAL SAVINGS BANK
FEDERAL SAVINGS BANK

By: /s/ James A. Laphen                 By: /s/ John F. Peterson
   ---------------------------             ---------------------------

                             Hovde Financial, Inc.
                    INVESTMENT BANKERS & FINANCIAL ADVISORS

_____ ___, 1996


Board of Directors
Heritage Financial, Ltd.
715 Eighth Street
Boone, IA 50036

Members of the Board:

     We understand that Heritage Financial, Ltd., an Iowa corporation ("Heritage"), its wholly-owned subsidiary, Hawkeye Federal Savings Bank, a federally-chartered savings bank ("Hawkeye" and, collectively with Heritage, the "Sellers"), and Commercial Federal Corporation, a Nebraska corporation ("Commercial"), and its wholly-owned subsidiary, Commercial Federal Bank, a federally-chartered savings bank (the "Bank" and, collectively with Commercial, the "Buyers"), have entered into a Reorganization and Merger Agreement, dated as of May 14, 1996 (the "Agreement"), pursuant to which Heritage will merge with and into Commercial, followed by the merger of Hawkeye with and into the Bank (collectively, the "Merger").

     As set forth in the Agreement, each of the outstanding shares of Heritage common stock, including outstanding stock options (collectively "Heritage Common Stock") will be converted into and have the right to receive, pursuant to
Section 1.3(a)(i)(A) of the Agreement (the "Exchange Ratio"), the following: (i) an amount in cash equal to no less than $18.73 (the "Cash Consideration" as adjusted); (ii) that number of shares of Commercial common stock ("Commercial Common Stock") arrived at by dividing $97.88 by the average NYSE closing price (as defined by Section 1.3(b) of the Agreement (the "Stock Consideration"). Furthermore pursuant to Section 1.15 of the Agreement, the Heritage shareholders have the potential to receive an additional amount in cash up to $5.74, which may be received subsequent to Closing, depending upon the level of collections by Commercial subsequent to Closing on a leasing portfolio owned by Hawkeye which was purchased from Bennett Funding Corporation, an entity which recently declared bankruptcy (the "Bennett Transfer Consideration"). In connection therewith, you have requested our opinion as to the fairness of the Merger Consideration (as defined in the Agreement), from a financial point of view, to the shareholders of Heritage. For purposes of this opinion, we have assumed that the Bennett Transfer Consideration portion of the Merger Consideration is allocated a zero ($0.00) value, and that shareholders of Heritage receive no additional cash, even though the management of Heritage believes (and we concur) that some portion of the $5.74 in maximum Bennett Transfer Consideration will be received by shareholders of Heritage.

Board of Directors
Heritage Financial, Ltd.
Page Two


     Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. We are familiar with Heritage, having entered into a consulting agreement with Heritage pursuant to which we have acted as its financial advisor in connection with, and having participated in the negotiations leading, to the Agreement. Pursuant to this consulting agreement, we have received and will receive compensation from Heritage in connection with our services, a significant portion of which is contingent upon the consummation of the Merger.

     During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Heritage and Commercial and material prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available business and financial information concerning Heritage and Commercial; certain unaudited financial information as of December 31, 1995 for Heritage and Commercial; the terms of recent merger and acquisition transactions involving thrifts and thrift holding companies that we considered relevant; historical market prices and trading volumes for Commerical Common Stock; and certain financial and other information provided to us by the managements of Heritage and Commercial. We also compared Heritage and Commercial from a financial point of view with certain other companies we deemed to be relevant.

     In addition, we have conducted meetings with members of the senior management of Heritage and Commercial for the purpose of reviewing the future prospects of Heritage and Commercial. We also evaluated the pro forma ownership of Commercial Common Stock by Heritage's shareholders relative to the pro forma contribution of Heritage's assets, liabilities, equity and earnings to the pro forma company, and conducted such other studies, analyses and examinations as we deemed appropriate. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the bank and thrift industries and our general experience in securities valuations.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information and representations that were provided or made available to us by Heritage, Commercial and their respective representatives and of the publicly available information reviewed by us. We also relied upon Commercial's management as to the reasonableness and achievability of the financial and operating forecasts provided to us. In that regard, we assumed that such forecasts reflected the best currently available estimates and judgments of Commercial's management and that such projections and forecasts would be realized in the amounts and in the time periods currently

Board of Directors
Heritage Financial, Ltd.
Page Three


estimated by Commercial's management. We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Heritage and Commercial at December 31, 1995 were adequate to cover potential losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Heritage or Commercial, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of Heritage or Commercial; we were not furnished with any such evaluation or appraisal. In addition, we were not retained to and did not review any individual credit files.

     We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Heritage and Commercial. In rendering this opinion, we have been advised by Heritage and Commercial and we have assumed that there are not factors that would impede any necessary regulatory or governmental approval for the Merger and we have further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Commercial or the surviving corporation that would have a material adverse effect on Commercial or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of Commercial or the surviving corporation after the Merger.

     Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring after and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

     We are not expressing any opinion herein as to the prices at which shares of Commercial Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Heritage Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of Heritage Common Stock.

     This letter is solely for the information of the Board of Directors and stockholders of Heritage and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we

Board of Directors
Heritage Financial, Ltd.
Page Four


hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Heritage Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

     Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Heritage.



                                          Sincerely,

                                          HOVDE FINANCIAL, INC.

                                          By: /s/ Hovde Financial, Inc.
                                              --------------------------

                                                                 Annex C

                         IOWA BUSINESS CORPORATION ACT
                                 DIVISION XIII
                               DISSENTERS' RIGHTS


                                     PART A

  490.1301  DEFINITIONS FOR DIVISION XIII. -- In this division:

       1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

       2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

       3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

       4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

       5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

       6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

       7. "Shareholder" means the record shareholder or the beneficial shareholder.

  490.1302 SHAREHOLDERS' RIGHT TO DISSENT. -- 1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

             a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

             (1) Shareholder approval is required for the merger by section
       490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

            (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

             b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

             c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

             d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

                  (1) Alters or abolishes a preferential right of the shares.

                  (2) Creates, alters, or abolishes a right in respect of
             redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

                  (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

                  (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

                  (5) Reduces the number of share owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

                  (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

             e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

       2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- 1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

       2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

             a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

             b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                     PART B

  490.1320 NOTICE OF DISSENTERS' RIGHTS. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

       2.    If corporate action creating dissenters' rights under section
  490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

  490.1321 NOTICE OF INTENT TO DEMAND PAYMENT. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

             a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

             b. Not vote the dissenting shareholder's shares in favor of the proposed action.

       2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

  490.1322 DISSENTERS' NOTICE. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

       2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

             a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

             b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

             c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

             d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

             e.  Be accompanied by a copy of this division.

  490.1323 DUTY TO DEMAND PAYMENT. -- 1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

       2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

       3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

  490.1324. SHARE RESTRICTIONS. -- 1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

       2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  490.1325 PAYMENT. -- 1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

       2.    The payment must be accompanied by all of the following:

             a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

             b. A statement of the corporation's estimate of the fair value of the shares.

             c. An explanation of how the interest was calculated.

             d. A statement of the dissenter's right to demand payment under section 490.1328.

             e. A copy of this division.

  490.1326 FAILURE TO TAKE ACTION. -- 1. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

       2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

  490.1327 AFTER-ACQUIRED SHARES. -- 1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless a dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

       2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

  490.1328  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. -- 1.
  A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

             a.  The dissenter believes that the amount paid under section
       490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

             b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

             c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

       2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.


                                     PART C

  490.1330 COURT ACTION. -- 1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

       2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, its none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

       3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

       4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

       5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

             a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

             b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

  490.1331 COURT COSTS AND COUNSEL FEES. -- 1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

       2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

             a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of section 490.1320 through 490.1328.

             b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

       3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


  Item 20.  Indemnification of Directors and Officers

       Indemnification of directors and officers of Commercial is provided under
  Article VI of the Articles of Incorporation of Commercial for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Commercial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Article VI of Commercial's Articles of Incorporation provides that an outside director shall not be personally liable to Commercial or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes Commercial to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any act or omission not in
                          ---
  good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or
  (iv) any act or omission which violates a declaratory or injunctive order obtained by Commercial or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of Commercial through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

       Commercial has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to Commercial of costs incurred by it in indemnifying its directors and officers.

         Under Nebraska law, indemnification of directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of Commercial. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper.

       The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the shareholders.

       Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

  Item 21.  Exhibits and Financial Statement Schedules

       (a) The following are filed as exhibits to this registration statement:


       Exhibit No.               Description
       -----------               -----------
       2 *        Reorganization and Merger Agreement by and between Commercial
                  Federal Corporation and Commercial Federal Bank, a Federal
                  Savings Bank and Heritage Financial, Ltd. and Hawkeye Federal
                  Savings Bank, dated May 16, 1996.

       3.1 **     Articles of Incorporation of Commercial Federal Corporation

       3.2 ** Bylaws of Commercial Federal Corporation, as amended and restated

       4.1 ***    Form of Certificate of Common Stock of Commercial Federal
                  Corporation

       4.2 ****   Shareholder Rights Agreement between Commercial Federal
                  Corporation and Manufacturers Hanover Trust Company

       5 Opinion of Fitzgerald, Schorr, Barmettler & Brennan regarding the legality of the securities being registered hereby (with consent)

       8 Form of Opinion of Deloitte & Touche LLP regarding certain federal tax matters (with consent)

       10.1 **    Employment Agreement with William A. Fitzgerald dated June 8,
                  1995

       10.2 **    Change in Control Executive Severance Agreements with William
                  A. Fitzgerald and James A. Laphen, dated June 8, 1995


       10.3 ** Form of Change in Control Executive Severance Agreement entered into with Senior Vice Presidents and First Vice
                  Presidents


       10.4 ***** Commercial Federal Corporation Incentive Plan effective July
                  1, 1994

       10.5 ***** Commercial Federal Bank Deferred Compensation Plan effective
                  July 1, 1994

       10.6 ***** Commercial Federal Corporation 1984 Stock Option and Incentive
                  Plan, as Amended and Restated, Effective August 1, 1992

       13 ******  Commercial Federal Corporation Annual Report for the Fiscal
                  Year Ended June 30, 1995

       21 ******  Subsidiaries of Commercial Federal Corporation

       23.1       Consent of Deloitte & Touche LLP

       23.2       Consent of KPMG Peat Marwick LLP

       23.3       Consent of McGladrey & Pullen, LLP

       23.4          Consent of Hovde Financial, Inc.

       24            Power of Attorney (See Signature page)

       27 *******    Financial Data Schedule

       99.1          Form of Proxy solicited by Board of Directors of Heritage
                     Financial, Ltd.

- ------------------
  * Incorporated by reference to Annex A to the Prospectus/Proxy Statement included herein.
  ** Incorporated by reference to the registrant's registration statement on Form S-4 (File No. 33-60589)
  *** Incorporated by reference to the registrant's registration statement on Form S-1 (File No. 33-00330)
  **** Incorporated by reference to the registrant's current report on Form 8-K dated January 9, 1989
  ***** Incorporated by reference to the registrant's annual report on Form 10-K for the fiscal year ended June 30, 1994 (File No. 0-13082)
  ****** Incorporated by reference to the registrant's annual report on Form 10-K for the fiscal year ended June 30, 1995
  *******  Not required to be filed pursuant to Rule 401 of Regulation S-T

             The Exhibit Index immediately precedes the attached exhibits.


  Item 22.  Undertakings

  Item 512 of Regulation S-K.

       Rule 415 Offering.  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Filings Incorporating Subsequent Exchange Act Documents By Reference.
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

       Registration on Form S-4 of Securities Offered for Resale. The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If acceleration is requested of the effective date of this registration statement pursuant to Rule 461 under the Act, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  Instructions to Form S-4.

       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska as of July 19, 1996.

                            COMMERCIAL FEDERAL CORPORATION


                            By:/s/ James A. Laphen
                               ------------------------------------
                               James A. Laphen
                               President, Chief Operating Officer and
                               Chief Executive Officer



                               POWER OF ATTORNEY

       We, the undersigned directors and officers of Commercial Federal Corporation hereby severally constitute and appoint William A. Fitzgerald and James A. Laphen, our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said William A. Fitzgerald and/or James A. Laphen may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said William A. Fitzgerald and/or James A. Laphen shall do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


  Signature                              Capacity                          Date
  ---------                              --------                          ----

  /s/ William A. Fitzgerald              Principal Executive Officer      July 19, 1996
  ---------------------------------      and Director
  William A. Fitzgerald
  Chairman of the Board and
  Chief Executive Officer


  /s/ James A. Laphen                    Principal Financial Officer      July 19, 1996
  ---------------------------------
  James A. Laphen
  President, Chief Operating Officer
  and Chief Financial Officer


  /s/ Gary L. Matter                     Principal Accounting Officer     July 19, 1996
  ---------------------------------
  Gary L. Matter
  Senior Vice President, Controller and
  Secretary


  /s/ Talton K. Anderson                 Director                         July 19, 1996
  ---------------------------------
  Talton K. Anderson


  /s/ Steven M. Ellis                    Director                         July 19, 1996
  ---------------------------------
  Steven M. Ellis

  /s/ Robin R. Glackin
  ---------------------------------      Director              July 19, 1996
  Robin R. Glackin


  /s/ Robert F. Krohn                    Director              July 19, 1996
  ---------------------------------
  Robert F. Krohn


  /s/ Charles M. Lillis                  Director              July 19, 1996
  ---------------------------------
  Charles M. Lillis


  /s/ Carl G. Mammel                     Director              July 19, 1996
  ---------------------------------
  Carl G. Mammel


  /s/ Robert S. Milligan                 Director              July 19, 1996
  ---------------------------------
  Robert S. Milligan


  /s/ James P. O'Donnell                 Director              July 19. 1996
  ---------------------------------
  James P. O'Donnell

                         COMMERCIAL FEDERAL CORPORATION


                                 EXHIBIT INDEX
                                 -------------

                                                                   Page No. in
                                                                   Sequentially
                                                                     Numbered
Exhibit No.                 Description                            Registration
- -----------                 -----------                              Statement
                                                                   -------------

      2 * Reorganization and Merger Agreement by and between Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank and Heritage Financial, Ltd. and Hawkeye Federal Savings Bank, dated May 16, 1996.

      3.1 **     Articles of Incorporation of Commercial Federal
                 Corporation

      3.2 ** Bylaws of Commercial Federal Corporation, as amended and restated

      4.1 *** Form of Certificate of Common Stock of Commercial Federal Corporation

      4.2 ****   Shareholder Rights Agreement between Commercial
                 Federal Corporation and Manufacturers Hanover
                 Trust Company

      5 Opinion of Fitzgerald, Schorr, Barmettler & Brennan regarding the legality of the securities being registered hereby (with consent)

      8 Form of Opinion of Deloitte & Touche LLP regarding certain federal tax matters (with consent)

      10.1 **    Employment Agreement with William A. Fitzgerald dated
                 June 8, 1995

      10.2 ** Change in Control Executive Severance Agreements with William A. Fitzgerald and James A. Laphen, dated
                 June 8, 1995

      10.3 ** Form of Change in Control Executive Severance Agreement entered into with Senior Vice Presidents and First Vice Presidents

      10.4 ***** Commercial Federal Corporation Incentive Plan
                 effective July 1, 1994

      10.5 ***** Commercial Federal Bank Deferred Compensation Plan
                 effective July 1, 1994

      10.6 ***** Commercial Federal Corporation 1984 Stock Option
                 and Incentive Plan, as Amended and Restated,
                 Effective August 1, 1992

      13 ******  Commercial Federal Corporation Annual Report for the
                 Fiscal Year Ended June 30, 1995

      21 ******  Subsidiaries of Commercial Federal Corporation

      23.1       Consent of Deloitte & Touche LLP

      23.2       Consent of KPMG Peat Marwick LLP

      23.3       Consent of McGladrey & Pullen, LLP

      23.4       Consent of Hovde Financial, Inc. Form of Consent

      24         Power of Attorney (See signature page)

      27 ******* Financial Data Schedule

      99.1 Form of Proxy solicited by Board of Directors of Heritage Financial, Ltd.

- ------------------
  * Incorporated by reference to Annex A to the Prospectus/Proxy Statement included herein.
  ** Incorporated by reference to the registrant's registration statement on Form S-4 (File No. 33-60589)
  *** Incorporated by reference to the registrant's registration statement on Form S-1 (File No. 33-00330)
  **** Incorporated by reference to the registrant's current report on Form 8-K dated January 9, 1989
  ***** Incorporated by reference to the registrant's annual report on Form 10-K for the fiscal year ended June 30, 1994 (File No. 0-13082)
  ****** Incorporated by reference to the registrant's annual report on Form 10-K for the fiscal year ended June 30, 1995
  *******  Not required to be filed pursuant to Rule 401 of Regulation S-T